Filed Pursuant to Rule 424(b)(3)

Registration No. 333-239827

PROSPECTUS

200,000,000 Shares of Common Stock

This prospectus relates to the offer and resale of up to 200,000,000 shares of our common stock par value $.0001 by Tysadco Partners, LLC, or Tysadco Partners. Tysadco Partners is also referred to in this prospectus as the Selling Stockholder.

The shares of common stock being offered by the Selling Stockholder have been or may be issued pursuant to the purchase agreement dated May 31, 2020 that we entered into with Tysadco Partners which was amended and restated on July 9, 2020, which we refer to in this prospectus as the Purchase Agreement. Please refer to the section of this prospectus entitled "Tysadco Partners Transaction" for a description of the Purchase Agreement and the section entitled "Selling Stockholder" for additional information regarding Tysadco Partners. The prices at which Tydasco Partners may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

The Selling Stockholder may sell or otherwise dispose of the shares of common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Stockholder may sell or otherwise dispose of their shares of common stock in the section entitled "Plan of Distribution." The Selling Stockholder will pay all brokerage fees and commissions and similar expenses. We will pay all expenses (except brokerage fees and commissions and similar expenses) relating to the registration of the shares with the Securities and Exchange Commission.

The Selling Stockholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended.

Our common stock issued is traded on the OTCQB under the symbol "GAXY". On July 24, 2020 the last reported sale price of our common stock on the OTCQB was $0.0028

Investing in our securities involves various risks. See "Risk Factors" beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 24, 2020

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TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	-iii-
INDUSTRY AND MARKET DATA	-iv-
PROSPECTUS SUMMARY	-1-
THE OFFERING	-6-
RISK FACTORS	-7-
USE OF PROCEEDS	-27-
DETERMINATION OF OFFERING PRICE	-27-
THE TYSADCO PARTNERS TRANSACTION	-27-
SELLING STOCKHOLDER	-32-
DIVIDEND POLICY	-34-
PLAN OF DISTRIBUTION	-34-
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	-36-
BUSINESS	-55-
MANAGEMENT	-62-
CORPORATE GOVERNANCE	-63-
EXECUTIVE COMPENSATION	-64-
MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	-66-
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	-66-
PRINCIPAL STOCKHOLDERS	-69-
DESCRIPTION OF SECURITIES WE ARE OFFERING	-70-
DESCRIPTION OF OUR CAPITAL STOCK	-70-
LEGAL MATTERS	-87-
EXPERTS	-87-
WHERE YOU CAN FIND MORE INFORMATION	-87-
DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	-87-
GALAXY NEXT GENERATION, INC. AND SUBSIDIARIES CONSOLIDATED FINANCIAL STATEMENTS	F-1-87

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement, including the exhibits, can be read on our website and the website of the Securities and Exchange Commission. See "Where You Can Find More Information."

Information contained in, and that can be accessed through our web site, www.galaxynext.us, shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the Shares offered hereunder.

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Unless the context otherwise requires, the terms "Galaxy," "we," "us" and "our" in this prospectus refer to Galaxy Next Generation, Inc., and "this offering" refers to the offering contemplated in this prospectus.

Neither we nor the Selling Stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date. We are not, and the Selling Stockholder is not, making an offer of these securities in any jurisdiction where such offer is not permitted.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains, in addition to historical information, certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that includes information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. Such forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These forward-looking statements are based on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as "may," "should," "would," "expect," "intend," "anticipate," "believe," "estimate," "continue," "plan," "potential" and similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus or incorporated herein by reference.

You should read this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we expect. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

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Risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading "Risk Factors".

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus particularly our forward-looking statements, by these cautionary statements.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in "Risk Factors." We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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PROSPECTUS SUMMARY

Company Overview

We are a manufacturer and distributor of interactive learning technologies and enhanced audio solutions. We develop both hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. We also develop award winning classroom audio solutions and school PA and Intercom products, creating a full line card offering for classrooms to our channel partners. Our products include our own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like our own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo and Acer computers, Verizon WiFi and more. We provide a multitude of services to our customers, including installation, training, and maintenance.

Our current distribution channel consists of 30 resellers across the United States who primarily sell our product within the commercial and educational market. While we do not control where our resellers focus their efforts, based on experience, the kindergarten through 12th grade education market is the largest customer base for the product, comprising nearly 90% of all purchases. In addition, we possess our own resell channel that sells directly to the Southeast region of the United States.

We believe the market space for interactive technology in the classroom is a perpetual highway of business opportunity. Public and private school systems are in a continuous race to modernize their learning environments. Our goal is to be an early provider of the best and most modern technology available.

We are striving to become the leader in the market for interactive flat panel technology, associated software and peripheral devices for classrooms. Our goal is to provide an intuitive system to enhance the learning environment and create easy to use technology for the teacher, increasing student engagement and achievement. Our products are developed and backed by a management team with more than 30 combined years in the classroom technology space.

Business Environment and Trends

The educational technology market is currently experiencing substantial growth due to government mandates for improving the education results in the United States. Education, governments, corporations and individuals are recognizing the growing need to utilize technology for more effective delivery of information to educate end users. Today, most classrooms are equipped with some type of smart board technology but given the ever-changing nature of technology, previous investments are becoming obsolete. The industry has several hundred technology resellers, selling a variety of products, already selling to these entities directly. Our goal is to target the resellers to gain market share growth in the education technology market. With the global spread of the ongoing novel coronavirus ("COVID-19") pandemic in the first quarter of 2020, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and business.  While our sales have not declined, and actually have increased as school systems have sought to operate remotely during this pandemic, the ability of our customers to timely pay bills has been impacted.

Opportunities and Plan of Operations

We believe that our products, both hardware and software, and the products we intend to develop as part of our extensive product road map, positions us to be one of the leading providers of interactive educational products. We believe that the increase in consumer spending along with the ever-evolving increase in standards for curriculum are two driving forces for the increase in the demand for interactive educational technology. Some additional factors that we believe will impact our opportunity include:

Significant resources are being devoted to primary and secondary education, both in the United States and abroad. As set forth in the Executive Office of the President, Council of Economic Advisers report, United States education expenditure (primary, secondary and post-secondary) has been estimated at approximately $1.3 trillion, with primary and secondary education accounting for close to half ($625 billion) of this spending. Global spending is approximated at roughly triple United States spending for primary and secondary education.

The demand for interactive flat panels is on the rise. With traditional interactive whiteboards having been in the market for more than fifteen years, many of these technologies are coming to a refresh period and are being replaced with the newer, more advanced interactive flat panels.

We intend to build upon our proven ability to produce and sell interactive classroom products. We have begun to implement the growth strategies described below and expect to continue to do so over the course of the upcoming years. In order to implement each goal pertaining to growth, we may need additional capital to implement each strategy, particularly in relation to the target acquisition(s) of complementary businesses or technologies.

We intend to grow our business by using the following methodology:

Capitalizing on market trends in the educational industry: We believe our long history of selling into the K-12 education market provides us with the expertise to continue to stay on the cutting edge of new product development and needs of the classroom teacher. We also believe our expertise in customer service and training positions us well for expected growth. We intend to build our core business by leveraging the strengths of our leadership and building a solid team with experience and expertise in our market.

Expanding our reseller channel sales: The educational technology industry is driven by relationships. We intend to continue to grow and expand our resellers in strategic geographical regions so that we are able to leverage relationships in the local school systems within those regions.

Growth through acquisitions: We believe that the interactive and collaborative classroom has many components and moving parts. We intend to stay on the cutting edge of new products by building out our product offerings and line card through strategic acquisitions. The acquisition(s) provides us with significant opportunities to grow our business by adding complementary products to provide a whole classroom G2 experience to our customers. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Further developing intellectual property: We intend to build upon our success in developing original software that we own and license to other brands, and distributors globally. When we develop an original software or application, we retain the copyright and patent of that content. We will create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources.

Expanding our geographic presence: We believe that by expanding our physical presence into select domestic and international regions, we will be better able to attract and retain clients. With a physical presence in strategic locations around the US, we believe we can provide better customer service and offer local services and training resulting in an increase in revenue for those areas.

Corporate Information and History

We were formed on June 7, 2000 under the laws of the State of Nevada under the name Excel Publishing, Inc. On April 10, 2002, we merged with FullCircle Registry, Inc., and changed our name from Excel Publishing, Inc to FullCircle Registry, Inc.("FLCR")

Galaxy CO was organized in the state of Georgia in February 2017 while R & G Sales, Inc. ("R&G") was organized in the state of Georgia in August 2004. Galaxy CO merged with R&G on March 16, 2018, with R&G becoming the surviving company. R&G subsequently changed its name to Galaxy Next Generation, Inc., which is incorporated in the State of Nevada.

On June 22, 2018, we consummated a reverse triangular merger whereby we merged with and into FLCR's newly formed subsidiary, which was formed specifically for the transaction (Galaxy MS). Under the terms of the merger, Galaxy Next Generation, Inc's shareholders transferred all their outstanding shares of common stock in Galaxy Next Generation, Inc., in return for FLCR's Series C Preferred Shares, which at the time of the merger were equivalent to approximately 3,065,000,000 shares of the common stock of FLCR on a pre-reverse stock split basis. This represented approximately 89% of the outstanding common stock of FLCR at the time of the merger, with the remaining 11% of common stock distributed as follows: (a) an ownership interest of seven percent (7%) to the holders of common stock, pro rata; and (b) four percent (4%) of the common stock to the holders of convertible debt, pro rata.  FLCR owned Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. Prior to the merger, its sole business and source of revenue was from the operation of the theater, and as part of the merger agreement, the parties have the right to spinout the theater to the prior shareholders of FLCR. Effective February 6, 2019, we sold our interest in our theater to focus our resources in our technology operations.

Our principal executive offices are located at 286 Big A Road Toccoa, Georgia 30577, and our telephone number is (706) 391-5030. Our website address is www.galaxynext.us. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.

This prospectus contains references to our trademarks and to trademarks belonging to other entities. Solely for convenience, trademarks and trade names referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names. We do not intend our use or display of other companies' trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Summary Risks

Our business and our ability to execute our business strategy are subject to a number of risks of which you should be aware of before you decide to buy our common stock. In particular, you should carefully consider following risks, which are discussed more fully in "Risk Factors" beginning on page 7 of this prospectus:

• we have incurred losses for the three and nine months ended March 31, 2020, the year ended June 30, 2019, three month period ended June 30, 2018 and year ended March 31, 2018;

• we require substantial funds to expand our business;

• we may pursue acquisitions, joint ventures or other growth opportunities, which could present unforeseen integration obstacles or costs and could dilute our stockholders;

• we may have difficulty in entering into and maintaining strategic alliances with third parties;

• we generate substantially all of our revenue from the sale of our interactive learning technology hardware and software products, and related installation, training, and maintenance services, and any significant reduction in sales of these products or services would materially harm our business;

• our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter-to-quarter and adversely affect our working capital and liquidity throughout the year;

• our working capital requirements and cash flows are subject to fluctuation, which could have an adverse effect on our financial condition;

• we operate in a highly competitive industry;

• our business may be adversely impacted by the COVID-19 pandemic, the effects of which are difficult to assess;

• if we are unable to continually enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner, our business will be harmed;

• we receive a significant portion of our revenues from a small number of customers and the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position;

• we rely on highly skilled personnel, and, if we are unable to attract, retain or motivate qualified personnel, we may not be able to operate our business effectively;

• we use resellers and distributors to promote and sell our products;

• we are controlled by our management;

• our businesses are geographically concentrated and could be significantly affected by any adverse change in the regions in which we operate;

• our suppliers may not be able to always supply components or products to us on a timely basis and on favorable terms, and as a result, our dependency on third party suppliers has adversely affected our revenue and may continue to do so;

• our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations;

• increases in component costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and have an adverse effect on our business, financial condition, and operating results;

• adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business;

• we face significant challenges growing our sales in foreign markets;

• decreases in, or stagnation of, spending or changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies may have a material adverse effect on our revenue;

• if our products fail to comply with consumer product or environmental laws, it could materially affect our financial performance;

• defects in our products can be difficult to detect before shipment; If defects occur, they could have a material adverse effect on our business;

• we may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business;

• our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property of others;

• if we are unable to anticipate consumer preferences and successfully develop attractive products, we might not be able to maintain or increase our revenue or achieve profitability

• we may be unable to keep pace with changes in technology as our business and market strategy evolves;

• future sales of our common stock could adversely affect our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common stock;

• the market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly;

• certain provisions of Nevada law may have anti-takeover effects;

• we have no intention of declaring dividends in the foreseeable future;

• we may be exposed to risks relating to evaluations of controls required by Sarbanes-Oxley Act of 2002; and

• if our internal controls and accounting processes are insufficient, we may not detect in a timely manner misstatements that could occur in our financial statements in amounts that could be material.

THE OFFERING

Common Stock Being Offered by the Selling Stockholder

200,000,000 shares of common stock consisting of

• 2,500,000 commitment shares issued to Tysadco Partners upon execution of the Purchase Agreement

• 197,500,000 shares of common stock that may be issued and sold to Tysadco Partners pursuant to the Purchase Agreement

Common Stock Outstanding Before the Offering	640,887,727 shares (as of July 7, 2020)

Common Stock Outstanding After the Offering

840,887,727 shares (assuming the issuance after the date of this prospectus by us to Tysadco Partners pursuant to the Purchase Agreement described below of all of the shares that are being offered by this prospectus)

Use of Proceeds

Tysadco Partners will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the Selling Stockholder. However, we may receive in the aggregate gross proceeds of up to $2 million from the sale of our common stock to Tysadco Partners pursuant to the Purchase Agreement described below. Any proceeds from Tysadco Partners that we receive under the purchase agreement are expected to be used for general corporate purposes, which may include, without limitation working capital and general and administrative expenses.

Risk Factors

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 7 and the other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common stock.

OTCQB Symbol	"GAXY"

On May 31, 2020, we entered into the Purchase Agreement and a registration rights agreement (the "Registration Rights Agreement") with Tysadco Partners. On July 9, 2020, we made certain clarifying amendments to the Purchase Agreement. Under the Purchase Agreement, we have the right to sell to Tysadco Partners up to $2 million in shares of common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. As consideration for Tysadaco Partner's commitment to purchase shares of common stock pursuant to the Purchase Agreement, we issued to Tysadco Partners 2,500,000 shares of common stock, or the Commitment Shares. We did not receive any cash proceeds from the issuance of such shares. See "The Purchase Agreement" for additional information regarding the terms of the Purchase Agreement and Registration Rights Agreement that we entered into with Tydasco partners.

We do not know what the purchase price for our common stock will be and therefore cannot be certain as to the number of shares we might issue to Tysadco Partners under the Purchase Agreement after the date of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully the following risks and other information included in this prospectus before you decide whether to buy our common stock. The following risks may adversely affect our business, financial condition, and operating results. As a result, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks, uncertainties and other factors not presently known to us or that we currently deem immaterial may also impair our business operations.

Risks Related to This Offering

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

We intend to rely on the Purchase Agreement for our near-term capital needs. We may direct Tysadco Partners to purchase up to $2.0 million of shares of our common stock over a 24-month period, commencing upon the satisfaction of certain conditions, including that the registration statement is declared effective by the SEC. Thereafter, on any trading day selected by us, we may sell shares of common stock to Tysadco Partners in an amount equal to the lesser of $100,000 or 200% of the average shares traded for the 10 days prior to the closing request date, with a minimum request of $25,000. The purchase price shall be 80% of the lowest average daily traded price during the ten trading days commencing on the first trading day following delivery and clearing of the delivered shares (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse split or other similar transaction that occurs on or after the date of the Purchase Agreement).

In addition, Tysadco partners will not be required to purchase any shares of our common stock if such sale would result in its beneficial ownership exceeding 4.99% of the then outstanding shares of our common stock. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

The sale or issuance of our common stock to Tydasco Partners may cause dilution and the sale of the shares of common stock acquired by Tysadco Partners, or the perception that such sales may occur, could cause the price of our common stock to fall.

On May 31, 2020, we entered into the Purchase Agreement with Tydasco Partners, which was amended and restated on July 9, 2020, pursuant to which Tysadco Partners has committed to purchase up to $2 million of our common stock, subject to certain limitations. Upon the execution of the Purchase Agreement, we issued 2,500,000 Commitment Shares to Tysadco Partners in consideration for its commitment to purchase shares of our common stock under the Purchase Agreement. The remaining shares of our common stock that may be issued under the Purchase Agreement may be sold by us to Tysadco Partners at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement of which this prospectus is a part and that such registration statement remains effective. The purchase price for the shares that we may sell to Tysadco Partners under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall.

We generally have the right to control the timing and amount of any future sales of our shares to Tysadco Partners. Additional sales of our common stock, if any, to Tysadco Partners will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tysadco Partners all, some, or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Tysadco Partners, after Tysadco Partners has acquired the shares, Tysadco Partners may resell all or some of those shares at any time or from time to time in its discretion. Therefore, sales to Tysadco Partners by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Tysadco Partners, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We may not be able to access the full amounts available under the Purchase Agreement, which could prevent us from accessing the capital we need to continue our operations, which could have an adverse effect on our business.

At March 31, 2020, we had cash and cash equivalents of $194,702. We had an accumulated deficit of $19,571,336 million at March 31, 2020 and at June 30, 2019, an accumulated deficit of $9,470,685. We have generated significant losses to date and expect to continue to incur significant operating losses. To date, our revenue from operations have been insufficient to support our operational activities and has been supplemented by the proceeds from the issuance of securities. There is no guarantee that additional equity, debt or other funding will be available to us on acceptable terms, or at all.

Our ability to direct Tysadco Partners to purchase up to $2 million of shares of our common stock over a 24-month period is subject to the satisfaction of certain conditions, including that the registration statement of which this prospectus is a part is declared effective by the SEC. The extent we rely on Tysadco Partners as a source of funding will depend on a number of factors, including the prevailing market price of our common stock and the extent to which we are able to secure funding from other sources. If obtaining sufficient funding from Tysadco Partners were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we sell all $2.0 million under the Purchase Agreement to Tysadco Partners we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business.

Risks Related to Our Business, Operations and Financial Condition

We have incurred losses for the nine months ended March 31, 2020, the year ended June 30, 2019 and three month period ended June 30, 2018 and year ended March 31, 2018 and there can be no assurance that we will generate net income

For the nine months ended March 31, 2020, we had a net loss of $10,100,651. For the year ended June 30, 2019 and three month period ended June 30, 2018, we had a net loss of $6,663,117 and $1,370,123, respectively.  There can be no assurance that our losses will not continue in the future, even if our revenues and expenditures for the products and solutions we sell and distribute increase. In addition, as of March 31, 2020, the Company had an accumulated deficit of $19,571,336 and negative working capital of approximately $5,900,000. These factors raise substantial doubt regarding our ability to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern.

Our recurring losses from operations and net capital deficiency raises substantial doubt about our ability to continue as a going concern. The consolidated financial statements for the nine months ended March 31, 2020, the year ended June 30, 2019 and three month period ended June 30, 2018 and year ended March 31, 2018 do not include any adjustments that might result from the outcome of this uncertainty, and contemplate the realization of assets and the settlement of liabilities and commitments in the normal course of business. The report of our independent registered public accounting firm for the year ended June 30, 2019 and three month period ended June 30, 2018 and year ended March 31, 2018 included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. If we cannot generate the required revenues and gross margin to achieve profitability or obtain additional capital on acceptable terms, we will need to substantially revise our business plan or cease operations and an investor could suffer the loss of a significant portion or all of his investment in our company.

Our Business Has Been Negatively Impacted By The Covid-19 Pandemic

With the global spread of the ongoing novel coronavirus ("COVID-19") pandemic in the first quarter of 2020, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and business.  While our sales have not declined and in fact have increased significantly during the fourth quarter, as school systems have sought to operate remotely during this pandemic, the ability of our customers to timely pay bills may be adversely impacted. Although, payments are currently being made timely, there can be no assurance that such timely payment schedules will continue. The business of our suppliers and other commercial partners, our corporate development objectives and the value of and market for our common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and other countries, and the effectiveness of actions taken globally to contain and treat the disease.  The global economic slowdown and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties which we face.

We have a limited operating history for which you can evaluate our business.

Prior to June 2018, our sole business and source of revenue was from the operation of the Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. In June 2018, we commenced operations in the educational products industry. We have subsequently sold the Georgetown 14 Cinemas and now our operations are solely concentrated within the educational products industry. Therefore, we have a limited history of operations in our current line of business upon which investors can evaluate our business.

We require substantial funds to expand our business.

We will require substantial funds to purchase additional inventories and pay our accounts payable to our vendors, as well as to build our marketing and sales staff. If we do not succeed in raising additional funds on acceptable terms, we may be unable to expand our business and could default in payment of certain of our obligations. There can be no assurance that such financing will be available and that the equity interests of all of our stockholders would not be substantially diluted.

We have disclosed a material weakness in our internal control over financial reporting relating to our accounting procedures which could adversely affect our ability to report our financial condition, results of operations or cash flows accurately and on a timely basis.

In connection with our assessment of internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002, we identified a material weakness in our internal control over financial reporting relating to our disclosure controls and procedure. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. As a result of the deficiencies we have discovered, it is reasonably possible that internal controls over financial reporting may not have prevented or detected errors from occurring that could have been material, either individually or in the aggregate.

We have outstanding debentures secured by a security interest in all of our assets and our failure to comply with the terms and covenants of such debentures could result in our loss of all of our assets.

We have outstanding debentures secured by a security interest in all of our assets. The debentures contain both affirmative and negative covenants. Our obligations under the debentures may be accelerated upon the occurrence of an event of default in accordance with the terms of the debentures, which includes customary events of default, including payment defaults, the inaccuracy of representations or warranties, cross-defaults related to material indebtedness, bankruptcy and insolvency related defaults, defaults relating to certain other matters. If we fail to comply with these covenants or if we fail to make certain payments under the secured loans when due, the debenture holders could declare the debentures in default. If we default on the debentures, the holder has the right to seize our assets that secure the debentures, which may force us to suspend all operations.

Our failure to fulfill all of our registration requirements in connection with our issued debentures may cause us to suffer liquidated damages, which may be very costly.

Pursuant to the terms of the registration rights agreement that we entered into in connection with the debentures, we were required to file a registration statement with respect to securities underlying the debentures within a certain time period, have the registration statement declared effective within a certain time period and maintain the effectiveness of such registration statement. The failure to do so could result in the payment of liquidated damages by us, which could be significant. Although the registration statement has been declared effective, there can be no assurance that we will be able to maintain the effectiveness of any registration statement, and therefore there can be no assurance that we will not incur damages with respect to such agreements.

We have pursued and may continue to pursue acquisitions, joint ventures or other growth opportunities, which could present unforeseen integration obstacles or costs and could dilute our stockholders. We may also face competition in our acquisition strategy, and such competition may limit our number of proposed acquisitions, joint ventures and other growth opportunities.

We recently acquired all of the equity of Interlock Concepts, Inc. and Ehlert Solutions Group, Inc. and have explored a wide range of proposed acquisitions, joint ventures and other growth ventures with other educational technology companies that have interests in related businesses or other strategic opportunities. The process of integrating any acquired business, including Interlock Concepts, Inc. and Ehlert Solutions Group, Inc., may create unforeseen operating difficulties and expenditures and is itself risky. Any future acquisitions, joint ventures or other growth opportunities will be subject to a number of challenges, including:

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diversion of management time and resources as well as a shift of focus from operating the businesses to issues related to integration and administration, which could result in the potential disruption of our ongoing business;

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the need to integrate each company’s accounting, management, information, human resources and other administrative systems to permit effective management, and the lack of control if such integration is delayed or not implemented;

●	the need to implement controls, procedures and policies appropriate for a larger public company at companies that prior to acquisition had lacked such controls, procedures and policies;

●	difficulties in maintaining uniform standards, controls, procedures and policies;

●	difficulties in managing operations in widely disparate time zones;

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potential unknown liabilities associated with acquired businesses, including liability for activities of the acquired company before the acquisition, including violations of laws, rules and regulations, commercial disputes, tax liabilities and other known and unknown liabilities;

●	difficulty retaining key alliances on attractive terms with partners and suppliers;

●	declining employee morale and retention issues resulting from changes in compensation, or changes in management, reporting relationships, future prospects or the direction or culture of the business;

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in the case of foreign acquisitions, the need to integrate operations across different cultures and languages and to address the particular economic, currency, political, and regulatory risks associated with specific countries; and

●	in some cases, the need to transition operations, end-users, and customers onto our existing platforms.

Failure to manage expansion effectively may affect our success in executing our business plan and may adversely affect our business, financial condition and results of operation. We may not realize the anticipated benefits of any or all of our acquisitions, or may not realize them in the time frame expected. Future acquisitions or mergers may require us to issue additional equity securities, spend our cash, or incur debt, and amortization expenses related to intangible assets or write-offs of goodwill, any of which could adversely affect our results of operations.

We may have difficulty in entering into and maintaining strategic alliances with third parties.

We have entered into and we may continue to enter into strategic alliances with third parties to gain access to new and innovative technologies and markets. These parties are often large, established companies. Negotiating and performing under these arrangements involves significant time and expense, and we may not have sufficient resources to devote to our strategic alliances, particularly those with companies that have significantly greater financial and other resources than we do. The anticipated benefits of these arrangements may never materialize, and performing under these arrangements may adversely affect our results of operations.

We generate substantially all of our revenue from the sale of our interactive learning technology products and related services and any significant reduction in sales of these products or services would materially harm our business.

For the year ended June 30, 2019 and for the nine months ended March 31, 2020, we generated approximately 69% and 100% of our revenue, respectively, from sales of our interactive learning technology hardware and software products, and related installation, training, and maintenance services. Any material decrease in the demand for our products and services would significantly reduce our revenue. If any of our competitors introduces attractive alternatives to our products or services, we could experience a significant decrease in sales as customers migrate to those alternative products and services.

Our business is subject to seasonal fluctuations, which may cause our operating results to fluctuate from quarter-to-quarter and adversely affect our working capital and liquidity throughout the year.

We expect quarterly fluctuations in our revenues and operating results to continue. These fluctuations could result in volatility and adversely affect our cash flow, working capital and liquidity. As our business grows, we expect these seasonal fluctuations may become more pronounced. Traditionally, the bulk of expenditures by school districts occur in the second and third calendar quarters after receipt of budget allocations. Because our revenues and operating results are driven largely by the purchasing cycles of the educational market and normally fluctuate as a result of seasonal variations in our business sequential quarterly comparisons of our financial results may not provide an accurate assessment of our financial position.

Our working capital requirements and cash flows are subject to fluctuation, which could have an adverse effect on our financial condition.

If we are unable to manage fluctuations in cash flow, our business, operating results and financial condition may be materially adversely affected.  Our working capital requirements and cash flows have historically been, and are expected to continue to be, subject to seasonal fluctuations, depending on a number of factors. Factors which could result in fluctuations in our working capital and cash flows include:

●	the quantity of product and service sales revenue achieved;
●	the margins achieved on sales of products and services;
●	the timing and collection of receivables;
●	the timing and size of inventory and related component purchases; and
●	the timing of payment on payables and accrued liabilities.

We operate in a highly competitive industry.

The interactive learning technology industry in which we operate is highly competitive and characterized by frequent product introductions and rapid technological advances that have substantially increased the capabilities and use of interactive projectors, interactive whiteboards, and microcomputer-based logging technologies and combinations of them. We face substantial competition from developers, manufacturers and distributors of interactive learning products and solutions, including interactive projectors, interactive whiteboards and microcomputer data logging products.

Many of these competitors have, and our potential competitors may have, significantly greater financial and other resources than we do and have spent, and may continue to spend, significant amounts of resources to try to enter or expand their presence in the market. These companies may manufacture and/or distribute new, disruptive or substitute products that compete for the pool of available funds that previously could have been spent on interactive displays and associated products. In addition, low cost competitors have appeared in China and other countries. We may not be able to compete effectively against these current and future competitors. Increased competition or other competitive pressures have and may continue to result in price reductions, reduced margins or loss of market share, any of which could have a material adverse effect on our business, financial condition or results of operations.

Some of our customers are required to purchase equipment by soliciting proposals from a number of sources and, in some cases, are required to purchase from the lowest bidder. While we attempt to price our products competitively based upon the relative features they offer, our competitors' prices and other factors, we are often not the lowest bidder and in such cases may lose sales. For example, we have observed sales of tablet computers by competitors to school districts in the U.S. whose technology budgets could otherwise have been used to purchase interactive displays.

Competitors may be able to respond to new or emerging technologies and changes in customer requirements more effectively and faster than we can or devote greater resources to the development, promotion and sale of products than we can. Current and potential competitors may establish cooperative relationships among themselves or with third parties, including through mergers or acquisitions, to increase the ability of their products to address the needs of customers. If these interactive display competitors or other substitute or alternative technology competitors acquire significantly increased market share, it could have a material adverse effect on our business, financial condition or results of operations.

If we are unable to continually enhance our products and to develop, introduce and sell new technologies and products at competitive prices and in a timely manner, our business will be harmed.

Our future success will depend upon our ability to enhance our products and to develop, introduce and sell new technologies and products offering enhanced performance and functionality at competitive prices and in a timely manner and market acceptance of any new products. If we are unable, for any reason, to enhance, develop, introduce and sell new products in a timely manner, or at all, in response to changing market conditions or customer requirements or otherwise, our business will be harmed.

The development of new technologies and products involves time, substantial costs and risks. Our ability to successfully develop new technologies will depend in large measure on our ability to maintain a technically skilled research and development staff and to adapt to technological changes and advances in the industry. The success of new product introductions depends on a number of factors, including timely and successful product development, market acceptance, the effective management of purchase commitments and inventory levels in line with anticipated product demand, the availability of components in appropriate quantities and costs to meet anticipated demand, the risk that new products may have quality or other defects and our ability to manage distribution and production issues related to new product introductions. If we are unsuccessful in selling the new products that we develop and introduce, or any future products that we may develop, we may carry obsolete inventory and have reduced available working capital for the development of other new technologies and products.

We receive a significant portion of our revenues from a small number of customers and the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position.

We have two customers that accounted for approximately 69% of accounts receivable at March 31, 2020 and four customers that accounted for approximately 79% of accounts receivable at June 30, 2019.  We have two customers that accounted for approximately 43% and 33% of total revenue for the three and nine months ended March 31, 2020 and two customers that accounted for 78% and 80% of revenues for the three and nine months ended March 31, 2018.

Receivables from our customers are not secured by any type of collateral and are subject to the risk of being uncollectible. Significant deterioration in the liquidity or financial position of any of our major customers or any group of our customers could have a material adverse impact on the collectability of our accounts receivable and our future operating results. Since we receive a significant portion of our revenues from a small number of customers, the loss of any one of these customers or failure to collect a receivable from them could adversely affect our operations and financial position.

We rely on highly skilled personnel, and, if we are unable to attract, retain or motivate qualified personnel, we may not be able to operate our business effectively.

If any of our employees leaves us, and we fail to effectively manage a transition to new personnel, or if we fail to attract and retain qualified and experienced professionals on acceptable terms, our business, financial condition and results of operations could be adversely affected. Our success depends in large part on continued employment of senior management and key personnel who can effectively operate our business, as well as our ability to attract and retain skilled employees. Competition for highly skilledmanagement, technical, research and development and other employees is intense in the high-technology industry and we may not be able to attract or retain highly qualified personnel in the future. In making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the equity awards they would receive in connection with their employment. Inasmuch as our products are installed in many states throughout the United States, our employment needs include the hiring of skilled installers in several states and we are subject to the employment laws of many states. Our long-term incentive programs may not be attractive enough or perform sufficiently to attract or retain qualified personnel.

Our success also depends on our having highly trained financial, technical, recruiting, sales and marketing personnel. We will need to continue to hire additional personnel as our business grows. A shortage in the number of people with these skills or our failure to attract them to our company could impede our ability to increase revenues from our existing products and services, ensure full compliance with federal and state regulations, or launch new product offerings and would have an adverse effect on our business and financial results.

We depend on resellers and distributors to promote and sell our products and services.

We depend on our ability to establish and develop new relationships and to build on existing relationships with resellers and distributors through whom substantially all our sales are made. Our resellers and distributors are not our employees and therefore we have limited control over their practices. Industry and economic conditions have the potential to weaken the financial position of our resellers and distributors. These resellers and distributors also may determine to no longer sell our products and services, or may reduce efforts to sell our products and services, which could materially adversely affect our business, financial condition and results of operations. Furthermore, if our resellers' and distributors' abilities to repay their credit obligations were to deteriorate and result in the write-down or write-off of such receivables, it would negatively affect our operating results and, if significant, could materially adversely affect our business, financial condition and results of operations.

Because our resellers and most of our distributors are not contractually required to sell our products and services exclusively and may offer competing interactive display products and services, and often do not devote their full time promoting our products and services no assurance can be given that our resellers and distributors will act in a manner that will promote the success of our products and services. Factors that are largely within the control of those resellers and distributors but are important to the success of our products and services include:

●	the degree to which our resellers and distributors actively promote our products and services;

●	the extent to which our resellers and distributors offer and promote competitive products and services; and

●	the quality of installation, training and other support services offered by our resellers and distributors.

In addition, if some of our competitors were to offer their products and services to resellers and distributors on more favorable terms than or have more products and services available to meet their needs, there may be pressure on us to reduce the price of our products and services, or those resellers and distributors may stop carrying our products and services or de-emphasize the sale of our products and services in favor of the products and services of these competitors.

Our businesses are geographically concentrated and could be significantly affected by any adverse change in the regions in which we operate.

Historically, our business operations have been located primarily throughout the Southeast region of the United States. While we expand our business to new geographic areas, we are still highly concentrated in the United States. Because we derived all of our total revenues on a consolidated basis for the nine months ended March 21, 2020 and the year ended June 30, 2019 from our operations in the United States, our business is exposed to adverse regulatory and competitive changes, economic downturns and changes in political conditions in the United States. If we are unable to identify and successfully manage or mitigate these risks, our businesses, financial condition, results of operations and prospects could be materially adversely affected.

We are dependent upon our key suppliers for the components used in our products. Our suppliers may not be able to always supply components or products to us on a timely basis and on favorable terms, and as a result, our dependency on third party suppliers has adversely affected our revenue and may continue to do so.

We are subject to disruptions in our operations if our sole or limited supply contract manufacturers decrease or stop production of components and products, or if such suppliers and contract manufacturers do not produce components and products of sufficient quantity. We do not manufacture any of the products we sell and distribute, and are dependent upon a limited number of suppliers for all products and components. We depend on obtaining adequate supplies of quality components on a timely basis with favorable terms, and some of those components, as well as certain complete products that we sell are provided to us by only one supplier or contract manufacturer. Alternative sources for our components are not always available. Approximately 60% of our products and components are manufactured overseas in China, so they have long lead times, and events such as local disruptions, natural disasters or political conflict may cause unexpected interruptions to the supply of our products or components.

We are currently subject to market prices for the components that we purchase, which are subject to fluctuation beyond our control. An increase in the price of components used in our products could result in an increase in costs to our customers and could have a material adverse effect on our revenues and demand for our products.

Interruptions in our ability to procure needed components for our systems, whether due to discontinuance by our suppliers, delays or failures in delivery, shortages caused by inadequate production capacity or unavailability, financial failure, manufacturing quality, or for other reasons, would adversely affect or limit our sales and growth. There is no assurance that we will continue to find qualified manufacturers on acceptable terms and, if we do, there can be no assurance that product quality will continue to be acceptable, which could lead to a loss of sales and revenues.

Our business is subject to the risks associated with doing business in China.

Since we rely on a third-party manufacturer located in China, our business is subject to the risks associated with doing business in China, including:

• adverse political and economic conditions, particularly those potentially negatively affecting the trade relationship between the United States and China;
• trade protection measures, such as tariff increases, and import and export licensing and control requirements;
• potentially negative consequences from changes in tax laws;
• difficulties associated with the Chinese legal system, including increased costs and uncertainties associated with enforcing contractual obligations in China;
• historically lower protection of intellectual property rights;
• changes and volatility in currency exchange rates;
• unexpected or unfavorable changes in regulatory requirements; and
• difficulties in managing foreign relationships and operations generally.

These risks are likely to be exacerbated by our limited experience with our current products and manufacturing processes. If demand for our products materializes, we may have to invest additional resources to purchase materials, hire and train employees, and enhance our manufacturing processes. It may not be possible for us to manufacture our product at a cost or in quantities sufficient to make our product commercially viable. Any of these factors may affect our ability to manufacture our products and could reduce gross margins and profitability.

Reliance on third-party manufacturers and suppliers entails risks to which we would not be subject if we manufactured the components for our products ourselves, including:

• reliance on the third parties for regulatory compliance and quality assurance;

• the possible breach of the manufacturing agreements by the third parties because of factors beyond our control or the insolvency of any of these third parties or other financial difficulties, labor unrest, natural disasters or other factors adversely affecting their ability to conduct their business; and

• possibility of termination or non-renewal of the agreements by the third parties, at a time that is costly or inconvenient for us, because of our breach of the manufacturing agreement or based on their own business priorities.

In addition, the recent outbreak of the novel strain of coronavirus has caused a widespread health crisis in several districts in China resulting in temporary work stoppage sin many affected districts. Although our manufacturer's facilities are not located in the affected districts, if the virus should spread to the districts in which our manufacturer's facilities are located, we could experience delays in manufacturing and shipments of our clinical product, which could result in clinical trial delays.  If the third-party manufacturer were to experience any prolonged disruption for our manufacturing, we could be forced to seek additional third party manufacturing contracts outside of China, thereby increasing our manufacturing costs and negatively impacting our timelines.

If our contract manufacturer or its suppliers fail to deliver the required commercial quantities of our components required for our products  and, if approved, for commercial sale, on a timely basis and at commercially reasonable prices, and we are unable to find one or more replacement manufacturers or suppliers capable of production at a substantially equivalent cost, in substantially equivalent volumes and quality, and on a timely basis, we would likely be unable to meet demand for our products, and we would lose potential revenue. It may also take a significant period of time to establish an alternative source of supply for our components.

In the past the U.S. Government has imposed tariffs on products manufactured in China and imported into the United States causing the prices for such products to increase. This could cause customer demand for our products to decrease.

Although the components of our products that are manufactured in China are currently exempt from the tariffs on products manufactured in China, if the exemption were to no longer be available to such products, the imposition of tariffs on our products would most likely cause prices to rise, which would generally increase the price for our products, and which may cause a reduction in demand.

Our facilities and information systems and those of our key suppliers could be damaged as a result of disasters or unpredictable events, which could have an adverse effect on our business operations.

Our logistics are currently provided by our Toccoa, Georgia facility and multiple import and freight carriers throughout the United States. Our suppliers for original design manufacturing ("ODM") and original equipment manufacturing ("OEM") are located in the United States, China, and South Korea. If major disasters such as earthquakes, fires, floods, wars, terrorist attacks, computer viruses, transportation disasters or other events occur in any of these locations, or our information systems or communications network or those of any of our key component suppliers breaks down or operates improperly as a result of such events, our facilities or those of our key suppliers may be seriously damaged, and we may have to stop or delay production and shipment of our products. We may also incur expenses relating to such damages. If production or shipment of our products or components is stopped or delayed or if we incur any increased expenses as a result of damage to our facilities, our business, operating results and financial condition could be materially adversely affected.

Increases in component costs, long lead times, supply shortages, and supply changes could disrupt our supply chain and have an adverse effect on our business, financial condition, and operating results.

Meeting customer demand partially depends on our ability to obtain timely and adequate delivery of components for our products. All of the components that go into the manufacturing of our products are sourced from a limited number of third-party suppliers. Our manufacturers generally purchase these components on our behalf, subject to certain approved supplier lists, and we do not have long-term arrangements with most of our component suppliers. We are therefore subject to the risk of shortages and long lead times in the supply of these components and the risk that our suppliers discontinue or modify components used in our products. In addition, the lead times associated with certain components are lengthy and preclude rapid changes in design, quantities, and delivery schedules. We may in the future experience component shortages, and the predictability of the availability of these components may be limited. In the event of a component shortage or supply interruption from suppliers of these components, we may not be able to develop alternate sources in a timely manner. Developing alternate sources of supply for these components may be time-consuming, difficult, and costly and we may not be able to source these components on terms that are acceptable to us, or at all, which may undermine our ability to fill our orders in a timely manner. Any interruption or delay in the supply of any of these parts or components, or the inability to obtain these parts or components from alternate sources at acceptable prices and within a reasonable amount of time, would harm our ability to meet our scheduled product deliveries to our customers.

Moreover, volatile economic conditions may make it more likely that our suppliers may be unable to timely deliver supplies, or at all, and there is no guarantee that we will be able to timely locate alternative suppliers of comparable quality at an acceptable price. Further, since the beginning of 2018, there has been increasing rhetoric, in some cases coupled with legislative or executive action, from several U.S. and foreign leaders regarding tariffs against foreign imports of certain materials. Several of the components that go into the manufacturing of our products are sourced internationally, including from China, where the United States has imposed tariffs on specified products imported there following the U.S. Trade Representative Section 301 Investigation. These tariffs have an impact on our component costs and have the potential to have an even greater impact depending on the outcome of the current trade negotiations, which have been protracted and recently resulted in increases in U.S. tariff rates on specified products from China. Increases in our component costs could have a material effect on our gross margins. The loss of a significant supplier, an increase in component costs, or delays or disruptions in the delivery of components, could adversely impact our ability to generate future revenue and earnings and have an adverse effect on our business, financial condition, and operating results.

Adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

As a result of our reliance on third-party manufacturers and suppliers located in China, our results of operations, financial condition, and prospects are subject to a significant degree to economic, political, and legal developments in China.  China's economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate and control of foreign exchange, and allocation of resources.  While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China.  The Chinese government has implemented various measures to encourage economic development and guide the allocation of resources.  Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

Risks Related to our Industry and Regulations

Decreases in, or stagnation of, spending or changes in the spending policies or budget priorities for government funding of schools, colleges, universities, other education providers or government agencies may have a material adverse effect on our revenue.

Any additional decrease in, stagnation of or adverse change in national, federal, state, provincial or local funding for primary and secondary schools, colleges, universities, or other education providers or for government agencies that use our products could cause our current and prospective customers to further reduce their purchases of our products, which could cause us to lose additional revenue. Our customers include primary and secondary schools, colleges, universities, other education providers which depend heavily on government funding. Many federal, state, and local governments have limited fiscal capacity and have experienced recent declines in tax revenues. Many of those governments have reacted to the decreases in tax revenues and could continue to react to the decreases in tax revenues by cutting funding to educational institutions. If our products are not a high priority expenditure for such institutions, or if such institutions allocate expenditures to substitute or alternative technologies, we could lose revenue. In addition, a specific reduction in governmental funding support for products such as ours could also cause us to lose revenue.

If our products fail to comply with consumer product or environmental laws, it could materially affect our financial performance.

If our products do not meet applicable safety or regulatory standards, we could experience lost sales, diverted resources and increased costs, which could have a material adverse effect on our financial condition and results of operations. Our products are subject to environmental regulations in some jurisdictions in which we will do business, we are and will be required to comply with a variety of product safety, product testing and environmental regulations, including compliance with applicable laws and standards with respect to lead content and other child safety and environmental issues. Events that give rise to actual, potential or perceived product safety or environmental concerns could expose us to government enforcement action or private litigation and result in product recalls and other liabilities. In addition, negative consumer perceptions regarding the safety of our products could cause negative publicity and harm our reputation.

Risks Related to Our Intellectual Property and Technology

Defects in our products can be difficult to detect before shipment. If defects occur, they could have a material adverse effect on our business.

The occurrence of errors and defects in our products could result in loss of, or delay in, market acceptance of our products, including harm to our brand. Correcting such errors and failures in our products could require significant expenditure of capital by us. Our products are highly complex and sophisticated and, from time to time, have contained and may continue to contain design defects or software "bugs" or failures that are difficult to detect and correct in advance of shipping. In addition, we are rapidly developing and introducing new products, and new products may have higher rates of errors and defects than our established products. We have historically provided product warranties between one and five years, and the failure of our products to operate as described could give rise to warranty claims. The consequences of such errors, failures and other defects and claims could have a material adverse effect on our business, financial condition, results of operations and our reputation.

We may not be able to obtain patents or other intellectual property rights necessary to protect our proprietary technology and business.

Our commercial success depends to a significant degree upon our ability to develop new or improved technologies and products, and to obtain patents or other intellectual property rights or statutory protection for these technologies and products in the United States and other countries. We will seek to patent concepts, components, processes, designs and methods, and other inventions and technologies that we consider have commercial value or that will likely give us a technological advantage. Despite devoting resources to the research and development of proprietary technology, we may not be able to develop technology that is patentable or protectable. Patents may not be issued in connection with pending patent applications, and claims allowed may not be sufficient to allow them to use the inventions that they create exclusively. Furthermore, any patents issued could be challenged, re-examined, held invalid or unenforceable or circumvented and may not provide sufficient protection or a competitive advantage. In addition, despite efforts to protect and maintain patents, competitors and other third parties may be able to design around their patents or develop products similar to our products that are not within the scope of their patents. Finally, patents provide certain statutory protection only for a limited period of time that varies depending on the jurisdiction and type of patent. The statutory protection term of certain patents may expire and, thereafter, the underlying technology of such patents can be used by any third party including competitors.

Prosecution and protection of the rights sought in patent applications and patents can be costly and uncertain, often involve complex legal and factual issues and consume significant time and resources. In addition, the breadth of claims allowed in our patents, their enforceability and our ability to protect and maintain them cannot be predicted with any certainty. The laws of certain countries maynot protect intellectual property rights to the same extent as the laws of the United States. Even if our patents are held to be valid and enforceable in a certain jurisdiction, any legal proceedings that we may initiate against third parties to enforce such patents will likely be expensive, take significant time and divert management's attention from other business matters. We cannot assure that any of the issued patents or pending patent applications will provide any protectable, maintainable or enforceable rights or competitive advantages to us.

In addition to patents, we will rely on a combination of copyrights, trademarks, trade secrets and other related laws and confidentiality procedures and contractual provisions to protect, maintain and enforce our proprietary technology and intellectual property rights. However, our ability to protect our brands by registering certain trademarks may be limited. In addition, while we will generally enter into confidentiality and nondisclosure agreements with our employees, consultants, contract manufacturers, distributors and resellers and with others to attempt to limit access to and distribution of our proprietary and confidential information, it is possible that:

●	misappropriation of our proprietary and confidential information, including technology, will nevertheless occur;

●	our confidentiality agreements will not be honored or may be rendered unenforceable;

●	third parties will independently develop equivalent, superior or competitive technology or products;

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disputes will arise with our current or future strategic licensees, customers or others concerning the ownership, validity, enforceability, use, patentability or registrability of intellectual property; or

●	unauthorized disclosure of our know-how, trade secrets or other proprietary or confidential information will occur.

We cannot assure that we will be successful in protecting, maintaining or enforcing our intellectual property rights. If we are unsuccessful in protecting, maintaining or enforcing our intellectual property rights, then our business, operating results and financial condition could be materially adversely affected, which could:

●	adversely affect our relationships with current or future distributors and resellers of our products;

●	adversely affect our reputation with customers;

●	be time-consuming and expensive to evaluate and defend;

●	cause product shipment delays or stoppages;

●	divert management’s attention and resources;

●	subject us to significant liabilities and damages;

●	require us to enter into royalty or licensing agreements; or

●	require us to cease certain activities, including the sale of products.

If it is determined that we have infringed, violated or are infringing or violating a patent or other intellectual property right of any other person or if we are found liable in respect of any other related claim, then, in addition to being liable for potentially substantial damages, we may be prohibited from developing, using, distributing, selling or commercializing certain of our technologies and products unless we obtain a license from the holder of the patent or other intellectual property right. We cannot assure that we will be able to obtain any such license on a timely basis or on commercially favorable terms, or that any such licenses will be available, or that workarounds will be feasible and cost-efficient. If we do not obtain such a license or find a cost-efficient workaround, our business, operating results and financial condition could be materially adversely affected and we could be required to cease related business operations in some markets and restructure our business to focus on our continuing operations in other markets.

Our business may suffer if it is alleged or determined that our technology or another aspect of our business infringes the intellectual property of others.

The markets in which we will compete are characterized by the existence of a large number of patents and trade secrets and also by litigation based on allegations of infringement or other violations of intellectual property rights. Moreover, in recent years, individuals and groups have purchased patents and other intellectual property assets for the purpose of making claims of infringement to extract settlements from companies like ours. Also, third parties may make infringement claims against us that relate to technology developed and owned by one of our suppliers for which our suppliers may or may not indemnify us. Even if we are indemnified against such costs, the indemnifying party may be unable to uphold its contractual obligations, and determining the extent such of such obligations could require additional litigation. Claims of intellectual property infringement against us or our suppliers might require us to redesign our products, enter into costly settlements or license agreements, pay costly damage awards or face a temporary or permanent injunction prohibiting us from marketing or selling our products or services. If we cannot or do not license the infringed intellectual property on reasonable terms or at all, or substitute similar intellectual property from another source, our revenue and operating results could be adversely impacted. Additionally, our customers and distributors may not purchase our offerings if they are concerned that they may infringe third party intellectual property rights. Responding to such claims, regardless of their merit, can be time consuming, costly to defend in litigation, divert management's attention and resources, damage our reputation and cause us to incur significant expenses. The occurrence of any of these events may have a material adverse effect on our business, financial condition and operating results.

If we are unable to anticipate consumer preferences and successfully develop attractive products, we might not be able to maintain or increase our revenue or achieve profitability

If we are unable to introduce new products or technologies in a timely manner or our new products or technologies are not accepted by our customers, our competitors may introduce more attractive products which would adversely impact our competitive position. Failure to respond in a timely manner to changing consumer preferences could lead to, among other things, lower revenues and excess inventory positions of outdated products. Our success depends on our ability to identify and originate product trends as well as to anticipate and react to change demands and preferences of customers in a timely manner.

We may be unable to keep pace with changes in technology as our business and market strategy evolves.

There can be no assurance that we will be able to respond successfully to technological change. We will need to respond to technological advances and emerging industry standards in a cost-effective and timely manner in order to remain competitive. The need to respond to technological changes may require us to make substantial, unanticipated expenditures.

Risks Related to Our Common Stock

Future sales of our common stock could adversely affect our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common stock.

We intend, from time to time, to seek additional equity or debt financing to finance working capital requirements, continue our expansion, develop new products or make acquisitions or other investments. In addition, we have issued convertible securities that are convertible into shares of our common stock. In addition, if our business plans change, general economic, financial or political conditions in our industry change, or other circumstances arise that have a material effect on our cash flow, the anticipated cash needs of our business, as well as our conclusions as to the adequacy of our available sources of capital, could change significantly. Any of these events or circumstances could result in significant additional funding needs, requiring us to raise additional capital. If additional funds are raised through the issuance of equity shares, preferred shares or debt securities, the terms of such securities could impose restrictions on our operations and would reduce the percentage ownership of our existing stockholders. If financing is not available on satisfactory terms, or at all, we may be unable to expand our business or to develop new business at the rate desired and our results of operations may suffer.

The market price of our common stock may be volatile, which could cause the value of your investment to fluctuate and possibly decline significantly.

The market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws and market conditions in general could have a significant impact on the future market price of our common stock. Investors may not be able to resell your shares at or above the current price due to a number of factors such as those listed under this "Risk Factors" section. Some of the factors that could negatively affect our share price or result in fluctuations in the price of our stock include:

●	our operating and financial performance and prospects;

●	our quarterly or annual earnings or those of other companies in our industry;

●	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

●	the failure of analysts to cover our common stock;

●	strategic actions by us or our competitors, such as acquisitions or restructurings;

●	announcements by us, our competitors or our vendors of significant contracts, acquisitions, joint marketing relationships, joint ventures or capital commitments;

●	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	changes in accounting standards, policies, guidance, interpretations or principles;

●	announcements by third parties or governmental entities of significant claims or proceedings against us;

●	new laws and governmental regulations, or other regulatory developments, applicable to our industry;

●	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

●	changes in government spending levels on education;

●	changes in key personnel;

●	sales of common stock by us, members of our management team or our stockholders;

●	the granting or exercise of employee stock options or other equity awards;

●	the volume of trading in our common stock; and

●	the realization of any risks described in this section under the caption “Risk Factors.”

Furthermore, the stock market has recently experienced volatility that, in some cases, has been unrelated or disproportionate to the operating performance of particular companies. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Certain Provisions of Nevada law may have anti-takeover effects.

Certain provisions of Nevada law applicable to our company could also delay or make more difficult a merger, tender offer or proxy contest involving our company, including Sections 78.411 through 78.444 of the Nevada Revised Statutes, which prohibit a Nevada corporation from engaging in any business combination with any "interested stockholder" (as defined in the statute) for a period of two years unless certain conditions are met. In addition, our senior management is entitled to certain payments upon a change in control and certain of the stock options and restricted shares we have granted provide for the acceleration of vesting in the event of a change in control of our company.

We have no intention of declaring dividends in the foreseeable future.

The decision to pay cash dividends on our common stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.

The exercise or conversion of currently outstanding securities would further dilute holders of our common stock.

We currently have outstanding securities that convert into shares of our common stock, including preferred stock that converts into shares of our common stock and debt that converts into shares of our common stock.  Our Series D Preferred Stock converts into twenty percent of the number of shares that are outstanding on the date of conversion and our Series E Preferred Stock converts into 1,190,476     shares of our common stock. Our Board of Directors has authority, without action or vote of our shareholders, to issue shares of common and preferred stock. We may issue shares of our common stock or preferred stock to complete a business combination or to raise capital. Such stock issuances could be made at a price that reflects a discount from the then-current trading price of our common stock. These conversions and issuances would dilute our stockholders' ownership interest, which among other things would have the effect of reducing their influence on matters on which our stockholders vote. In addition, our stockholders and prospective investors may incur additional dilution if holders of stock options and warrants, whether currently outstanding or subsequently granted, exercise their options or warrants to purchase shares of our common stock or if our convertible debt holders convert their debt.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Tysadco Partners. We will receive no proceeds from the sale of shares of common stock by Tysadco Partners in this offering.

We may receive up to $2 million in gross proceeds if we issue to Tysadco Partners all of the additional shares issuable pursuant to the Purchase Agreement. All such proceeds are currently expected to be used for general corporate purposes, including working capital and general and administrative expenses. As we are unable to predict the timing or amount of potential issuances of all of the additional shares issuable purchase to the Purchase Agreement, we cannot specify with certainty the proceeds that we will have from the sale of such additional shares. Our management will have broad discretion in the application of the net proceeds. We may use the proceeds for purposes that are not contemplated at the time of this offering. It is possible that no additional shares will be issued under the Purchase Agreement.

After the issuance of any of the shares issuable under the Purchase Agreement, we would not receive any proceeds from the resale of those shares by Tysadco Partners because those shares will be sold for the account of Tysadco Partners.

We will incur all costs associated with this prospectus and the registration statement of which it is a part.

DETERMINATION OF OFFERING PRICE

The prices at which the shares covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our common stock, by negotiations between the Selling Stockholder and buyers of our common stock in private transactions or as otherwise described in the "Plan of Distribution."

THE TYSADCO TRANSACTION

General

On May 31, 2020, we entered into the Purchase Agreement and the Registration Rights Agreement with Tysadco Partners, which was amended and restated on July 9, 2020. Pursuant to the terms of the Purchase Agreement, Tysadco Partners has agreed to purchase from us up to $2 million of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement of which this prospectus is a part to register for resale under the Securities Act of the shares that have been or may be issued to Tysadco Partners under the Purchase Agreement. The registration statement of which this prospectus is a part may not register all of the shares issuable pursuant to the Purchase Agreement. To sell additional shares to Tysadco Partners under the Purchase Agreement, we may have to file one or more additional registration statements for those shares. Pursuant to the terms of the Purchase Agreement, we issued 2,500,000 Commitment Shares to Tysadco Partners  as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement.

We may, from time to time and at our sole discretion, direct Tysadco Partners to purchase shares of our common stock upon the satisfaction of certain conditions set forth in the Purchase Agreement at a purchase price per share based on a discount to the market price of our common stock at the time of sale as computed under the Purchase Agreement. Tysadco Partners may not assign or transfer its rights and obligations under the Purchase Agreement.

The Purchase Agreement  prohibits us from directing Tysadco Partners to purchase any shares of our common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Tysadco Partners, would result in Tysadco Partners and its affiliates exceeding 4.99% of our then outstanding equity.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Tysadco Partners to purchase the lesser of $100,000 or 200% of the average shares traded for the 10 days prior to the closing request date, with a minimum request of $25,000. The purchase price shall be 80% of the lowest average daily traded price during the ten trading days commencing on the first trading day following delivery and clearing of the delivered shares (in each case, to be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse split or other similar transaction that occurs on or after the date of the Purchase Agreement).

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Tysadco Partners.

Conditions to Obligations To Purchase

Tysadco Partners obligation to buy the shares of common stock is subject to certain conditions being met which include the following:

• The Commitment Shares having been issued;

• This registration statement having been declared effective;

• No Event of Default having occurred;

• The representations and warranties in the transaction documents being true and correct in all material respects.

Events of Default

Events of default under the Purchase Agreement include the following:

• the effectiveness of the registration statement of which this prospectus is a part lapses for any reason (including, without limitation, the issuance of a stop order), or the registration statement of which this prospectus is a part is unavailable to Tysadco Partners for the resale of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period, but excluding a lapse or unavailability where (i) we terminate a registration statement after Tysadco Partners has confirmed in writing that all of the shares of our common stock covered thereby have been resold or (ii) we supersede one registration statement with another registration statement, including (without limitation) by terminating a prior registration statement when it is effectively replaced with a new registration statement covering the shares of our common stock covered by the Purchase Agreement (provided in the case of this clause (ii) that all of the shares of our common stock covered by the superseded (or terminated) registration statement that have not theretofore been resold are included in the superseding (or new) registration statement);

• suspension by our principal market of our common stock from trading for a period of one business day;

• the de-listing of our common stock from the OTCQX, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Select Market, the NYSE American, the NYSE Arca, the OTC Bulletin Board, the OTCQX operated by the OTC Markets Group, Inc., or the OTC Markets Group, Inc. (or any other comparable market);

• if at any time the Exchange Cap is reached and our stockholders have not approved the transactions contemplated by the Purchase Agreement in accordance with the applicable rules and regulations of the OTCQX, to the extent applicable;

• the failure for any reason by our transfer agent to issue purchase shares of our common stock to Tysadco Partners within three business days after the applicable purchase date on which Tysadco Partners is entitled to receive such shares;

• any breach of the representations, warranties, covenants or other terms or conditions contained in the Purchase Agreement or Registration Rights Agreement that has or could have a Material Adverse Effect (as defined in the Purchase Agreement) and, in the case of a breach of a covenant that is reasonably curable, that is not cured within a period of at least five business days;

• our common stock ceases to be DTC authorized and ceases to participate in the DWAC/FAST systems; and

• certain bankruptcy events, including any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Tysadco Partners does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above, however, the Purchase Agreement will automatically terminate upon initiation of insolvency or bankruptcy proceedings by or against us. During an event of default, all of which are outside of Tysadco Partners' control, we may not direct Tysadco Partners to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Tysadco Partners to terminate the Purchase Agreement. In addition, the Purchase Agreement automatically terminates upon the bankruptcy events described above, if the commencement shall not have occurred on or before October 31, 2020 or we sell the entire $2.0 million of shares of common stock.

No Short-Selling or Hedging by Tysadco Partners

Tysadco Partners has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on our Stockholders

All shares registered in this offering that have been or may be issued or sold by us to Tysadco Partners under the Purchase Agreement are expected to be freely tradable. Shares registered in this offering may be sold by us to Tysadco Partners over a period of up to 24 months commencing on the date of this registration statement of which this prospectus is a part becomes effective. The resale by Tysadco Partners of a significant amount of shares registered in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Tysadco Partners, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to Tysadco Partners all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Tysadco Partners, after Tysadco Partners has acquired the shares, Tysadco Partners may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Tysadco Partners by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Tysadco Partners under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Tysadco Partners may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

However, we have the right to control the timing and amount of any additional sales of our shares to Tysadco Partners and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Tysadco Partners to purchase up to $2 million of our common stock, subject to certain limitations and exclusive of the 2,500,000 Commitment Shares issued to Tysadco Partners on the date of the Purchase Agreement. We have registered what could be all of the shares issuable under the Purchase Agreement; however, since the number of Shares we may sell cannot be determined at this time, we may have registered only a portion of the shares issuable under the Purchase Agreement and, therefore, we may seek to issue and sell to Tysadco Partners under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale under this prospectus is dependent upon the number of shares we direct Tysadco Partners to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Tysadco Partners from our sale of shares to Tysadco Partners under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Tysadco Partners(2)	Gross Proceeds from the Sale of Shares to Tydasco Partners Under the Purchase Agreement
$0.0023(3)	197,500,000	23%	$545,250
$0.0026	197,500,000	23%	$513,500
$0.0030	197,500,000	23%	$592,500
$0.0034	197,500,000	23%	$671,500
$0.0038	197,500,000	23%	$750,500
$0.0042	197,500,000	23%	$829,500
$0.0046	197,500,000	23%	$908,500
$0.0050	197,500,000	23%	$987,500
$0.01	197,500,000	23%	$1,975,000

_______________

(1) Although the Purchase Agreement provides that we may sell up to $2 million of our common stock to Tysadco Partners, we are only registering 200,000,000 shares (inclusive of the 2,500,000 Commitment Shares issued to Tysadco Partners) under this prospectus, which may or may not cover all of the shares we ultimately sell to Tysadco Partners under the Purchase Agreement. The number of registered shares to be issued as set forth in this column (i) excludes the 2,500,000 Commitment Shares previously issued and registered because no proceeds will be attributable to such shares, and (ii) is without regard for the Beneficial Ownership limitation.

(2)  The denominator is based on 640,887,727 shares outstanding as of July 7, 2020, and the number of shares set forth in the adjacent column that we would have sold to Tysadco Partners, assuming the average purchase price in the first column. The numerator is based on the number of shares issuable under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed average purchase price set forth in the first column.

(3)  The closing sale price of our common stock on July 9, 2020.

Registration Rights

Pursuant to the terms of a Registration Rights Agreement entered into between us and the Selling Stockholder dated as of May 31, 2020, which was entered into in connection with the Purchase Agreement, we agreed to file a registration statement for the resale of the shares of Common Stock within 60 days of the date of the agreement.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholders.

SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling securityholder, Tysadco Partners, of shares of common stock that have been or may be issued to Tysadco Partners pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Tysadco Partners on May 31,2020 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Tydasco Partners of the shares of common stock that have been or may be issued to Tydasco Partners under the Purchase Agreement.

Tysadco Partners, as the selling securityholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have issued or may sell to Tydasco Partners under the Purchase Agreement. The selling securityholder may sell some, all or none of its shares. We do not know how long the selling securityholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling securityholder regarding the sale of any of the shares.

The shares beneficially owned after the offering assumes the sale of all of the shares offered by the Selling Stockholder pursuant to this prospectus. However, because the Selling Stockholder may sell all or some or none of the shares under this prospectus or another permitted manner, we cannot assure you that the actual number of shares that will be sold by the Selling Stockholder or that will be held by the Selling Stockholder after completion of any sales.  We do not know how long the Selling Stockholder will hold the shares before selling them.

The Selling Stockholder may sell all, some or none of the shares in this offering.  See "Plan of Distribution."

The following table presents information regarding the selling securityholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling securityholder, and reflects its holdings as of July 7, 2020. Neither Tysadco Partners nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates other than a consulting agreement that we entered into with Tydasco Partners effective May 1, 2019 that expired May 1, 2020 pursuant to which Tydasco Partners was issued 52,508 shares of common stock as well as cash compensation. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming The Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding SharesBeneficially Owned After thisOffering
Tydasco Partners, LLC(1)	200,052,508 (2)	*	200,000,000	*

* less than 1%

(1) Howard Davner, the Managing Members of Tydasco Partners, LLC, is deemed to be beneficial owner of all of the shares of common stock owned by Tydasco Partners, LLC. Mr. Davner has sole voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Tydasco Partners is  not a licensed broker-dealer or an affiliate of a licensed broker-dealer. The address of Tydasco Partners is 222 West 80th Street, New York, New York 10024.

(2)  Represents (a) 2,500,000 shares issued to Tydasco Partners as Commitment Shares under the Purchase Agreement and being registered under this prospectus; (b) an additional 197,500,000 shares which may be issued under the Purchase Agreement, if and when we sell shares to Tydasco Partners under the Purchase Agreement, and which may or may not cover all the shares we ultimately sell to Tydasco Partners under the Purchase Agreement, depending on the purchase price per share; and (c) 52,508 shares issued to Tydasco Partners as consulting fees pursuant to the terms of the consulting agreement described above.

(3) Based on outstanding shares of our common stock as of July 7, 2020 of 640,887,727 shares.

(4) Although the Purchase Agreement provides that we may sell up to $2,000,000 of our common stock to Tydasco Partners in addition to the 2,500,000 Commitment Shares that have already been issued to Tydasco Partners, only 200,000,000 shares of our common stock are being offered under this prospectus that have been  or may be sold by us to Tydasco Partners at our discretion from time to time over a 24-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. Depending on the price per share at which we sell our common stock to Tydasco Partners pursuant to the Purchase Agreement, we may need to sell to Tydasco Partners under the Purchase Agreement more shares of our common stock than are offered under this prospectus in order to receive aggregate gross proceeds equal to the $2,000,000 total commitment available to us under the Purchase Agreement. If we choose to do so, we must first register for resale under the Securities Act such additional shares. The number of shares ultimately offered for resale by Tydasco Partners is dependent upon the number of shares we sell to Tydasco Partners under the Purchase Agreement.

DIVIDEND POLICY

We have never declared nor paid any cash dividends on our C-Corporation common stock, and currently intend to retain all of our cash and any earnings for use in our business and, therefore, do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends on our common stock will be at the discretion of the Board of Directors and will be dependent upon our consolidated financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

PLAN OF DISTRIBUTION

An aggregate of up to 175,000,000 shares of our common stock may be offered by this prospectus by Tysadco Partners  pursuant to the Purchase Agreement. The common stock may be sold or distributed from time to time by Tysadco Partners  directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

- ordinary brokers' transactions;

- transactions involving cross or block trades;

- through brokers, dealers, or underwriters who may act solely as agents;

- "at the market" into an existing market for the common stock;

- in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

- in privately negotiated transactions; or

- any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state's registration or qualification requirement is available and complied with.

Tysadco Partners is an "underwriter" within the meaning of Section 2(a)(11) of the Securities Act.

Tysadco Partners has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Tysadco Partners  has informed us that each such broker-dealer will receive commissions from Tysadco Partners that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from Tysadco Partners and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Tysadco Partners can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Tysadco Partners  or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from Tysadco Partners , and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Tysadco Partners. We have agreed to indemnify Tysadco Partners and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Tysadco Partners has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Tysadco Partners specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Tysadco Partners has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Tysadco Partners  has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Tysadco Partners that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes Tysadco Partners, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchasesmade in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Tysadco Partners.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and plan of operations together with our financial statements and the related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those discussed below. Factors that could cause or contribute to such differences include, but are not limited to, those identified below, and those discussed in the section titled "Risk Factors" included elsewhere in this prospectus. All amounts in this report are in U.S. dollars, unless otherwise noted.

Since we completed a reverse triangular merger in June 2018, we have been a distributor of interactive learning technology hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. Our products include our own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like our own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo and Acer computers, Verizon WiFi and more. We provide a multitude of services to our customers, including installation, training, and maintenance.  Prior to the merger, our sole revenue source was derived from FullCircle Entertainment, Inc. ("FLCE") our subsidiary's operation of a cinema complex in Indianapolis, Indiana, which was sold in February 2019. In September 2019, we acquired Interlock Concepts, Inc. (Concepts) and Ehlert Solutions Group, Inc. (Solutions).

This Management's Discussion and Analysis of Financial Condition and Results of Operations (MD&A) includes a discussion of our operations for the three and nine months ended March 31, 2020 and the three and nine month period ended March 31, 2019. The discussion of our operations for the three and nine months ended March 31, 2019  does not include the operations of Concepts and Solutions but includes the operations of the cinema complex in Indianapolis, Indiana. The discussion of the operations for the three and nine months ended March 31, 2020 includes the operations of Concepts and Solutions since they were acquired in September 2019 but does not include the operations of the cinema complex. Accordingly, the results of operations reported for the three and nine months ended March 31, 2019 and 2020 are not comparable.

With the global spread of the ongoing novel coronavirus ("COVID-19") pandemic in the first quarter of 2020, we have implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on our employees and business.  While our sales have not declined and in fact have increased significantly during the fourth quarter, as school systems have sought to operate remotely during this pandemic, the ability of our customers to timely pay bills may be adversely impacted. Although, payments are currently being made timely, there can be no assurance that such timely payment schedules will continue. The business of our suppliers and other commercial partners, our corporate development objectives and the value of and market for our common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and other countries, and the effectiveness of actions taken globally to contain and treat the disease.  The global economic slowdown and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, to the extent the ongoing COVID-19 pandemic adversely affects our business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties which we face.

Revenue for the quarter and year ended June 30, 2020 are expected to be significantly higher than the revenue reported for the same time periods last year. However, there can be no assurance that such revenue will continue to be achieved after the pandemic is over or that we will be able to collect amounts owed to use in a timely manner.

Recent Developments

The Purchase Agreement

On May 31, 2020, we entered into a purchase agreement, or the Purchase Agreement, and the Registration Rights Agreement with Tysadco Partners, which was amended and restated on July 9, 2020. Under the Purchase Agreement, we have the right to sell to Tysadco Partners up to $2 million in shares of common stock, subject to certain limitations and conditions set forth in the Purchase Agreement. As consideration for Tysadco Partner's commitment to purchase shares of common stock pursuant to the Purchase Agreement, we issued to Tysadco Partners 2,500,000 shares of common stock, or the Commitment Shares. We did not receive any cash proceeds from the issuance of such shares. See "The Tydasco Transaction" for additional information regarding the terms of the Purchase Agreement and Registration Rights Agreement that we entered into with Tysadco partners.  There can be no assurance that we will be able to generate sufficient proceeds from the issuance of shares to Tydasco Partners to satisfy our liquidity needs.

Purchase of Concepts and Solutions

On September 4, 2019, we entered into a stock purchase agreement with Concepts and Solutions.  Under the stock purchase agreement, we acquired 100% of the outstanding capital stock of both Concepts and Solutions. The purchase price for the acquisition was 1,350,000 shares of common stock and a two year note payable to the seller for $3,000,000. The note payable to the seller is subject to adjustment based on the achievement of certain future gross revenues and successful completion of certain pre-acquisition withholding tax issues of Concepts and Solutions. Solutions and Concepts are Utah-based audio design and manufacturing companies creating innovative products that provide fundamental tools for building notification systems primarily to K-12 education market customers located primarily in the north and north-west United States. Solutions and Concepts' products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use.  The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments.  Intercom, public announcement (PA), bell and control solutions are easily added and integrated within the open architecture design and software model.  These products combine elements over a common internet protocol (IP) network, which minimizes infrastructure requirements and reduces costs by combining systems.

Private Placement

Pursuant to the terms of a Securities Purchase Agreement, initially dated as of October 28, 2019 and amended and restated as of November 25, 2019 (the "Securities Purchase Agreement"), we issued and sold a convertible debenture (the "Convertible Debenture") to an investor in the aggregate principal amount of $1,000,000 that is convertible into shares of our common stock, which bears interest at the rate of 8.0% per annum that matures on November 25, 2020, which may be extended at the option of the investor in the event that, and for so long as, an Event of Default (as defined in the Convertible Debenture) will have occurred and be continuing on the maturity date. The Convertible Debenture was issued with a 7.0% original issue discount, resulting in net proceeds to us of $930,000. As part of the issuance of the Convertible Debenture, we issued to the investor 500,000 shares of common stock.

Critical Accounting Policies and Estimates

Management's Discussion and Analysis discusses our condensed consolidated financial statements which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the balance sheet date and reported amounts of revenue and expenses during the reporting period. On an ongoing basis, we evaluate our estimates and judgments. We base our estimates and judgments on historical experience and on various other factors that are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our condensed consolidated financial statements.

Revenue recognition

Theater Ticket Sales and Concessions

Revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale. Revenues from ticket sales and concessions ended on February 6, 2019 when this segment was sold.

Interactive Panels and Related Products

We derive revenue from the sale of interactive panels and other related products. Sales of these panels may also include optional equipment, accessories and services (installation, training and other services, including maintenance services and/or an extended warranty). Product sales and installation revenue are recognized when all of the following criteria have been met: (1) products have been shipped or customers have purchased and accepted title to the goods; service revenue for installation of products sold is recognized as the installation services are performed, (2) persuasive evidence of an arrangement exists, (3) the price to the customer is fixed, and (4) collectability is reasonably assured.

Product sales resulting from fixed-price contracts involve a signed contract for a fixed price or a binding purchase order to provide our interactive panels and accessories. Contract arrangements exclude a right of return for delivered items. Product sales resulting from fixed-price contracts are generated from multiple-element arrangements that require separate units of accounting and estimates regarding the fair value of individual elements. We have determined that our multiple-element arrangements that qualify as separate units of accounting are (1) product sales and (2) installation and related services. There is objective and reliable evidence of fair value for both the product sales and installation services and allocation of arrangement consideration for each of these units is based on their relative fair values. Each of these elements represent individual units of accounting, as the delivered item has value to a customer on a stand-alone basis. Our products can be sold on a stand-alone basis to customers which provides objective evidence of the fair value of the product portion of the multi-element contract, and thus represents our best estimate of selling price.

The fair value of installation services is separately calculated using expected costs of installation services. Many times the value of installation services is calculated using price quotations from subcontractors to us who perform installation services on a stand-alone basis.

We sell equipment with embedded software to our customers. The embedded software is not sold separately and it is not a significant focus of our marketing effort. We do not provide post-contract customer support specific to the software or incur significant costs that are within the scope of Financial Accounting Standards Board ("FASB") guidance on accounting for software to be leased or sold. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole.

Deferred revenue consists of customer deposits and advance billings of our products where sales have not yet been recognized. Shipping and handling costs billed to customers are included in revenue in the accompanying statements of operations. Costs incurred by us associated with shipping and handling are included in cost of sales in the accompanying statements of operations. Sales are recorded net of sales returns and discounts, and sales are presented net of sales-related taxes.

Because of the nature and quality of our products, we provide for the estimated costs of warranties at the time revenue is recognized for a period of five years after purchase as a secondary warranty. (See "Product Warranty".)

Stock Compensation

We records stock-based compensation in accordance with the provisions set forth in ASC 718, Stock Compensation, using the modified prospective method.  ASC 718 requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards.  We, from time to time, may issue common stock to acquire services or goods from non-employees.  Common stock issued to persons other than employees or directors are recorded on the basis of their fair value.

Business Combinations

We account for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions.

Concurrent with the acquisition of Concepts and Solutions on September 4, 2019, we applied pushdown accounting. Pushdown accounting refers to the use of the acquirer's basis in the preparation of the acquiree's separate financial statements as the new basis of accounting for the acquiree.

Goodwill

Goodwill is not amortized, but is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable.  Judgements regarding indicators of potential impairment are based on market conditions and operational performance of the business.

At each fiscal year-end, we perform an analysis of goodwill.  We may assess our goodwill for impairment initially using a qualitative approach to determine whether conditions exist to indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances that it is more likely than not that a reporting unit's carrying value is greater than its fair value, then a goodwill impairment charge is recognized for the amount in excess, not to exceed the total amount of goodwill allocated to that reporting unit.

If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If determined to be impaired, an impairment charge is recorded as a general and administrative expense within our consolidated statements of operations.

Our management determined that a triggering event to assess goodwill impairment occurred during the three months ended March 31, 2020 due to the separation of a key executive associated with the acquisition of Concepts and Solutions. While there was no single determinative event, the consideration in totality of several factors that developed during the third quarter of 2020 led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of that acquisition were below their carrying amounts. These factors included: a) former key executive separating from us; b) respective former key executive violating his noncompete changing the use and value of it; c) sustained decrease in our share price which reduced market capitalization; and d) uncertainty in the United States and global economies beginning in March and continuing through May 2020 due to COVID-19. As a result of the interim impairment test, the unaudited results for the third quarter of 2020 included non-cash impairment losses of approximately $2,000,000, including $800,287 related to goodwill and $1,200,000 related to finite-lived intangible assets.

Intangible Assets

Intangible assets are stated at the lower of cost or fair value. Intangible assets are amortized on a straight-line basis over periods ranging from two to five years, representing the period over which we expect to receive future economic benefits from these assets.

As noted above, management determined certain intangible assets were impaired during the three months ended March 31, 2020.

Product Warranty

We generally warrant our product against certain manufacturing and other defects. These product warranties are provided for specific periods of time, depending on the nature of the product, the geographic location of its sales and other factors. The accrued warranty costs are based primarily on historical experience of actual warranty claims as well as current information on repair costs.

Derivative Liabilities

We generally do not use derivative financial instruments to hedge exposures to cash flow or market risks.  However, certain other financial instruments, such as warrants and embedded conversion features on convertible debt, are classified as derivative liabilities due to protection provisions within the agreements.  Such financial instruments are initially recorded at fair value using the Monte Carlo model and subsequently adjusted to fair value at the close of each reporting period.  We account for derivative instruments and debt instruments in accordance with ASC 815, ASU 2017-11, and associated pronouncements related to the classification and measurement of warrants and instruments with conversion features.

Recently Adopted Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases. This ASU is intended to improve the reporting of leasing transactions to provide users of financial statements with more decision-useful information. This ASU will require organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. The amendments in this update are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, using a modified retrospective approach. We adopted the standard on July 1, 2019 with no material impact on the consolidated financial statements.

In November 2019, the FASB issued ASU No. 2019-08, Compensation – Stock Compensation (Topic 718). This ASU requires that an entity measure and classify share based payment awards granted to a customer by applying the guidance in Topic 718.  The amount recorded as a reduction of the transaction price is required to be measured on the basis of the grant-date fair value of the share-based payment award in accordance with Topic 718. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those years. Early adoption is permitted. We adopted the standard on July 1, 2019 with no material impact on the consolidated financial statements.

In April 2019, the FASB issued ASU No. 2019-04, Codification Improvements to Topic 326, Financial Instruments – Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments. This ASU provides amendments to Topic 326 related to estimating and measuring credit losses. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those years. Early adoption is permitted. We adopted the standard on July 1, 2019 with no material impact on the consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820) – Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurements. This ASU provides amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of the measurement uncertainty that should be applied. The amendments in this update are effective for fiscal years beginning after December 15, 2019, and interim periods within those years. Early adoption is permitted. We adopted the standard on July 1, 2019 with no material impact on the consolidated financial statements.

Results of Operations for the Nine Months Ended March 31, 2020 and 2019 and for the Three Months ended March 31, 2020 and March 31, 2019

Revenue

Total revenues recognized were $349,247 and $348,723 for the three months ended March 31, 2020 and 2019, respectively, an increase of 0.2%. Total revenues recognized were $1,850,673 and $1,717,353 for the nine months ended March 31, 2020 and 2019, respectively, an increase of 8%. Additionally, deferred revenue amounted to $926,358 and $247,007 as of March 31, 2020 and June 30, 2019, respectively. There were no revenues during the three and nine months ended March 31, 2020 from our entertainment segment which was sold in February 2019. Revenues during the three and nine months ended March 2020 substantially consisted of revenues from sales of technology interactive panels and related products.  Revenues increased over the three and nine months ended March 31, 2020 due to the increases in the customer base for interactive panels and related products as well as additional revenues received through Concepts and Solutions, which were acquired in September 2019, offset by the decrease in entertainment revenue resulting from the sale of FLCE in February 2019. (See Purchase of Concepts and Solutions).

Cost of Sales and Gross Profit Summary

Our cost of sales was $130,614 and $285,148 for the three months ended March 31, 2020 and 2019, respectively, a decrease of approximately 54%. Our cost of sales was $1,116,398 and $1,165,711 for the nine months ended March 31, 2020 and 2019, respectively, a decrease of approximately 4%. Cost of sales for the three and nine months ended March 31, 2020 consists primarily of manufacturing, freight, and installation costs. There was no cost of sales for the three and nine months ended March 31, 2020 associated with the entertainment segment. There are no significant overhead costs which impact cost of sales.  Cost of sales decreased from the three and nine months ended March 31, 2020 due to costs associated with higher revenues generated from technology and interactive panels offset by the fact that there was no cost of sales related to the entertainment segment during the three and nine months ended March 31, 2020 due to the sale of FLCE. (See Purchase of Concepts and Solutions). Our gross profit as a percentage of total revenues was 63% and 18% for the three months ended March 31, 2020 and 2019, respectively, and 40% and 32% for the nine months ended March 31, 2020 and 2019, respectively.

General and Administrative

Total general and administrative expenses (including stock compensation expenses) were $3,710,680 and $2,043,181 for the three months ended March 31, 2020 and 2019, respectively, an increase of 82%. General and administrative expenses were $8,319,900 and $4,408,951 for the nine months ended March 31, 2020 and 2019, respectively an increase of 89%.  General and administrative expenses consist primarily of salaries and stock compensation expense, office rent, travel expense, amortization expense, impairment charges and professional fees. Of this amount, $48,034 and $2,055,726 represent consulting fees and employee compensation paid through the issuance of stock, which did not impact cash, for the three and nine months ended March 31, 2020, respectively. There was no stock compensation or stock issued for services during the three and nine months ended March 31, 2019. Additionally, amortization of intangible assets for the three and nine months ended March 31, 2020 totaled $278,750 and $536,000, which did not impact cash. There was no amortization of intangibles during the three and nine months ended March 31, 2019.

Management of the Company determined that a triggering event to assess the impairment of goodwill and intangibles associated with the acquisition of Concepts and Solutions occurred during the third quarter of 2020.  While there was no single determinative event, the consideration in totality of several factors that developed during this quarter led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of the acquisition were below their carrying amounts.  As a result of the assessment, we recorded non-cash impairment charges to write-down the carrying values of our intangible assets to their fair values by $1,200,000. In addition, we recognized goodwill impairment charges of approximately $800,287 to write-down the carrying value of the goodwill acquired through the acquisition to its fair value. These impairment charges are more fully described in Note 1, 5 and 12 to the accompanying condensed consolidated financial statements.

When excluding the non-cash impairment charge taken during the three month period ended March 31, 2020, general and administrative expenses decreased to $1,743,768 from $2,043,181 for the three months ended March 31, 2020 and 2019, respectively, a decrease of 15%. This is directly related to saving money when we can during our growth and the desire to take advantage of market opportunities for less expensive services.

Interest Expense

Interest expense amounted to $1,860,498 and $100,893 for the three months ended March 31, 2020 and 2019, respectively, and $3,822,927 and $163,258 for the nine months ended March 31, 2020 and 2019. The increase in interest expense was due to the increase in our debt.  During the three months and nine months ended March 31, 2020, we amortized $91,338 and $247,794 of debt discounts to interest expense, respectively. During the three months and nine months ended March 31, 2019, we amortized $40,578 and $45,022 to interest expense, respectively.

During the three and nine months ended March 31, 2020, the Company amortized $603,852 and $1,412,705 of original issue debt discount on derivative instruments to interest accretion, respectively.  No debt discounts were amortized or accreted during the three and nine months ended March 31, 2019.

Other Income (Expense)

The outstanding warrants and conversion features in convertible notes meet the definition of a derivative liability instrument because the exercise price of the warrants and the conversion rates are variable. As a result, the outstanding warrants and conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the change in fair value charged or credited to income. A derivative liability of $179,013 and $1,025,944 is recorded at March 31, 2020 and June 30, 2019. A change in fair value of the derivative instruments was accreted by $695,300 and $1,326,957 during the three and nine months ended March 31, 2020, respectively, due to the change in our stock price. There were no outstanding derivative liability instruments during the three month or nine months ended March 31, 2019, and therefore no change in fair value was recognized for that period. These amounts do not impact cash.

Net Loss for the Period

As a result of the foregoing, net loss incurred for the three months ended March 31, 2020 and 2019 was $5,261,097 and $1,983,028, respectively, an increase of 165%. Net loss incurred for the nine months ended March 31, 2020 and 2019 was $10,100,651 and $3,869,278, respectively, an increase of 161%.  Noncash contributing factors for the net loss incurred for the three and nine months ended March 31, 2020 is as follows: a) $48,034 and $2,055,726 represent consulting fees and employee compensation paid through the issuance of stock for the three and nine months ended March 31, 2020, respectively; b) amortization of intangible assets for the three and nine months ended March 31, 2020 totaling $278,750 and $536,000; and c) impairment charges taken of $2,000,287 for the three and nine months ended March 31, 2020.

Results of Operations for the Year Ended June 30, 2019 and Three Month Period ended June 30, 2018 and Year ended March 31, 2018

Technology:

Revenues recognized were $1,292,353 for the year ended June 30, 2019. Additionally, deferred revenue amounted to $247,007 as of June 30, 2019. Revenues increased from the three months ending June 30, 2018, because this was the first complete year of our current operations as a learning technology manufacturer.

Revenues recognized were $172,754 for the three months ended June 30, 2018. Additionally, deferred revenue amounted to $219,820 as of June 30, 2018. Revenues decreased from the year ended March 31, 2018 due to a combination of change in fiscal year-end and transitioning from a distributor of interactive panels to a manufacturer of interactive panels.

Revenues recognized were $2,319,488 for the year ended March 31, 2018, when the Company was primarily a distributor of interactive panels.

Theater:

Revenues were $589,705 for the period from July 1, 2018 through February 6, 2019. Revenues fluctuate based on attendance by customers which fluctuates based on viewing options, however, the increase as compared to the three months ending June 30, 2018 is because this was approximately an eight month period of operations.

Revenues were $34,946 for the period from acquisition on June 22, 2018 to June 30, 2018. Revenues fluctuate based on attendance by customers. Attendance at the theater fluctuates based on viewing options.

There were no revenues for the theater during the year ended March 31, 2018.

Cost of Revenue and Gross Profit Summary

Technology:

Our cost of revenue was $1,545,093 for the year ended June 30, 2019 consisting primarily of manufacturing, freight, warranty and installation costs. There are no significant overhead costs which impact cost of revenue.

Our gross margin percentage was -19.6% for the year ended June 30, 2019.

Our cost of revenue was $171,304 for the three months ended June 30, 2018 consisting primarily of manufacturing, freight, and installation costs. There are no significant overhead costs which impact cost of revenue. Our gross margin was -6% for the period ended June 30, 2018, excluding office supplies.

Our cost of revenue was $1,893,109 for the year ended March 31, 2018 consisting primarily of distribution, freight, and installation costs. There are no significant overhead costs which impact cost of revenue. Our gross margin was 19% for the year ended March 31, 2018, excluding office supplies.

Theater:

Our cost of revenue was $221,238 for the period from July 1, 2018 through February 6, 2019.  Cost of revenues represent film rental costs and concession food costs primarily.

Our gross margin percentage was 62.5% for the period from July 1, 2018 through February 6, 2019.

Our cost of revenue was $6,804 for the period from acquisition on June 22, 2018 to June 30, 2018. Cost of revenues represent film rental costs and concession food costs primarily. Our gross margin percentage was 81% for the period from acquisition on June 22, 2018 to June 30, 2018.

There were no costs of revenue for the theater during the year ended March 31, 2018.

Operating Expenses Summary

Technology

Sales and Marketing

Sales and marketing expenses were $42,991 for the year ended June 30, 2019. Sales and marketing expenses were $30,614 for the three months ended June 30, 2018. Sales and marketing expenses were $41,883 for the year ended March 31, 2018. Such expenses consist primarily of advertising expenses and presentations at technology trade shows and are included in total general and administrative expenses. The Company is making efforts to develop new technology and to market that technology through advertising.

General and Administrative

General and administrative expenses were $5,408,917 for the year ended June 30, 2019 consisting primarily of salary expense, office rent, insurance premiums, and professional fees. Of this amount, $2,416,934 of consulting fees and employee compensation were paid through the issue of stock, which did not impact the Company's cash.

General and administrative expenses were $1,364,124 for the three months ended June 30, 2018, which include sales and marketing expenses of $30,614 and stock issued for compensation and services of $645,200.

General and administrative expenses were $1,574,808 for the year ended March 31, 2018, which include sales and marketing expenses of $41,883.

General and administrative expenses consist primarily of salary expense, office rent, insurance premiums, and professional fees.

Interest Expense

Interest expenses amounted to $292,391 for the year ended June 30, 2019. During the year ended June 30, 2019, the Company amortized $89,279 of debt discounts to interest expense. Significant noncash transactions involving interest expense during the year ended June 30, 2019 included prepayment penalty interest of $134,461 due to the advance repayment of two convertible notes.

During the year ended June 30, 2019, the Company amortized $644,055 of original issue discount on derivative instruments to interest accretion.

Interest expense amounted to $9,458 for the three months ended June 30, 2018.

Interest expense amounted to $40,235 for the year ended March 31, 2018.

Other Income and Expense

The outstanding warrants and conversion features in convertible notes meet the definition of a derivative liability instrument because the exercise price of the warrants and the conversion rates are variable.  As a result, the outstanding warrants and conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value charged or credited to income.  A derivative liability of $1,025,944 is recorded at June 30, 2019 and a change in fair value of the derivative warrant liability from inception to June 30, 2019 of $89,198 was incurred.  In addition, the initial fair value of the derivative instruments was accreted by $644,055 during the year ended June 30, 2019.  These amounts do not impact cash.

There were no expenses related to convertible notes payable and warrants during the three months ended June 30, 2018 and year ended March 31, 2018.

Net Loss for the Period

As a result of the foregoing, net loss incurred for the period ended June 30, 2019 was $6,629,669.

As a result of the foregoing, net loss incurred for the three months ended June 30, 2018 was $1,367,195.

As a result of the foregoing, net loss incurred for the year ended March 31, 2018 was $1,177,925

Theater

General and Administrative

General and administrative expenses for the period from July 1, 2018 through February 6, 2019 was $427,620.

General and administrative expenses during the period from acquisition on June 22, 2018 to June 30, 2018 was $7,404. There were no general and administrative expenses for the theater during the year ended March 31, 2018. General and administrative expenses consist primarily of salary expense, general overhead, depreciation and professional fees.

Interest Expense

Interest expense was $41,460 for the period from July 1, 2018 through February 6, 2019. Interest expense was $23,666 for the period from acquisition on June 22, 2018 to June 30, 2018. There was no interest expense related to the theater during the year ended March 31, 2018. Interest expense is primarily related to the mortgage on the theater building.

Net Loss for the Period

As a result of the foregoing, net loss for the period from July 1, 2018 through February 6, 2019 was $33,448.

As a result of the foregoing, net loss for the period from acquisition on June 22, 2018 to June 30, 2018 was $2,928.

There was no net income or loss for the theater during the year ended March 31, 2018.

Off-Balance Sheet Arrangements

Other than office lease commitments discussed in Note 6 and commitments discussed in Note 7 to our audited financial statements for the year ended June 30, 2019, we did not have any off-balance sheet arrangements as of June 30, 2019.

Liquidity and Capital Resources

Since the merger in June 2018, our revenues generated from operations have been insufficient to support our operational activities and have been supplemented by the proceeds from the issuance of securities, including equity and debt issuances. As stated in Note 14 to the notes to the condensed consolidated financial statements included in our Quarterly report on Form 10-Q for the quarter ended March 31, 2020, our ability to continue as a going concern is dependent upon management's ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. If our revenues continue to be insufficient to support our operational activities, we intend to raise additional capital through the sale of equity securities or borrowings from financial institutions and possibly from related and nonrelated parties who may in fact lend to us on reasonable terms. Management believes that its actions to secure additional funding will allow us to continue as a going concern. We currently do not have any committed sources of financing other than our line of credit which has conditions to be met for use and which has little remaining availability and under the Purchase Agreement which we may be unable to meet the conditions for use or access the full amount. There is no guarantee we will be successful in raising capital and if so that we will be able to do so on favorable terms, including price.

Our cash totaled $194,702 at March 31, 2020, as compared with $169,430 at June 30, 2019, an increase of $25,272. Net cash of $7,438,550 was used by operations for the nine month period ended March 31, 2020. Net cash of $2,950,282 was provided from investing activities for the nine month period ended March 31, 2020. Net cash of $4,513,540 was provided from financing activities for the nine month period ended March 31, 2020, primarily due to proceeds from convertible notes payable.

Total current liabilities of $7,609,301 and $6,395,904 as of March 31, 2020 and June 30, 2019, respectively, primarily consists of borrowings under a line of credit, convertible notes payable, related party notes payable, derivative liability, accrued expenses and accounts payable.

To implement our business plan, we may require additional financing. Additional financing may come from future equity or debt offerings that could result in dilution to our stockholders. Further, current adverse capital and credit market conditions could limit our access to capital. We may be unable to raise capital or bear an unattractive cost of capital that could reduce our financial flexibility.

Our long-term liquidity requirements will depend on many factors, including the rate at which we grow our business and footprint in the industries. To the extent that the funds generated from operations are insufficient to fund our activities in the long term, we may be required to raise additional funds through public or private financing. No assurance can be given that additional financing will be available or that, if it is available, it will be on terms acceptable to us.

Our outstanding long term note obligations as of March 31, 2020 and June 30, 2019 was as follows:

Long Term Notes Payable

The Company's long-term notes payable obligations to unrelated parties are as follows at:

	March 31, 2020	June 30, 2019
Note payable with a bank bearing interest at 4.00% and maturing on June 26, 2020. The note is guaranteed by a stockholder and collateralized by a certificate of deposit owned by a related party.

	274,900	274,900

Operating lease liabilities for offices and warehouses with monthly installments of $18,080 (ranging from $4,530 to $1,413) over terms ranging from 2 to 3 years, expiring through December 2021.	95,426	-

Financing leases with a related party for delivery vehicles with monthly installments totaling $724 (ranging from $263 to $461), including interest (ranging from 4.5% to 4.75%), over 5-year terms expiring through July 2020. One of the financing leases was paid in full in July 2019 leaving one delivery vehicle financing lease remaining.	1,938	6,053

Financing lease with a finance company for a delivery vehicle requiring monthly installments totaling $679 including interest at 8.99% over a 6-year term expiring in December 2025.	36,085	-

Total Notes Payable	408,349	280,953

Current Portion of Notes Payable	338,434	279,346

Long-term Portion of Notes Payable	$ 69,915	$ 1,607

Future minimum principal payments on the long-term notes payable to unrelated parties are as follows

Period ending March 31,
2021	$ 338,434
2022	44,051
2023	6,071
2024	6,640
2025	7,263
Thereafter	5,889

$ 408,349

Our convertible notes payable as of March 31, 2020 and June 30, 2019 was as follows:

March 31, 2020	June 30, 2019

On January 16, 2019, the Company signed a convertible promissory note with an investor. The $382,000 note was issued at a discount of $38,200 and bears interest at 12% per year. The Company issued 92,271 common shares to the investor. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in June 2019. The note matured in July 2019 and was converted to equity.

$ -	$382,000

On February 22, 2019, the Company signed a convertible promissory note with an investor. The $200,000 note was issued at a discount of $20,000 and bears interest at 5% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in August 2019. The note was paid in full by partial conversion to stock and proceeds from issuance of debt.

-	200,000

On March 28, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $20,000 and bears interest at 10% per year. The Company issued 25,000 common shares to the investor. Three draws of $56,250, $112,500, and $56,250 were borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in September 2019. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note matures in three intervals in March 2020, June 2020, and November 2020. The note was partially repaid by conversion to stock.

83,435	168,750

On April 1, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $25,000 and bears interest at 10% per year. The Company issued 25,000 shares to the investor. An initial draw of $100,000 was borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion. The note matures in April 2020. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note was paid in full by conversion to stock.

-	112,500

Convertible Notes Payable

On April 29, 2019, the Company signed a convertible promissory note with an investor. The $1,325,000 note was issued at a discount of $92,750 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share. The note matures in April 2020. The note has prepayment penalties of 120% of the sum of the outstanding principal, plus accrued interest, plus defaulted interest, plus any additional principal, plus at the holder's option, any amounts owed to the holder pursuant to any other provision of the note. The note was paid in full with proceeds from issuance of debt and preferred stock.

-	1,325,000

On May 28, 2019, the Company signed a convertible promissory note with an investor. The $322,580 note was issued at a discount of $22,580 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share beginning in November 2019. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance.  The note was partially repaid by a combination of conversion to stock and cash.

83,458	322,580

On June 18, 2019, the Company signed a convertible promissory note with an investor. The $366,120 note was issued at a discount of $27,120 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance. The note was fully repaid by conversion to stock.

-	366,120

On August 6, 2019, the Company signed a convertible promissory note with an investor. The $220,000 note was issued at a discount of $20,000 and bears interest at 12% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in August 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance. The note was partially repaid by conversion to stock.

125,400	-

On August 29, 2019, the Company signed a convertible promissory note with an investor. The $234,726 note was issued at a discount of $16,376 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in August 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance.

234,726	-

Convertible Notes Payable

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $55,000 note was issued at a discount of $5,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance.

55,000	-

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $110,000 note was issued at a discount of $10,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance.

110,000	-

On December 11, 2019, the Company signed a convertible promissory note with an investor. The $220,430 note was issued at a discount of $15,430 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion beginning in June 2020. The note matures in December 2020. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.

220,430	-

On November 25, 2019, the Company signed a convertible promissory note with an investor. The $1,000,000 note was issued at a discount of $70,000 and bears interest at 8% per year. The note principal and interest up to $250,000 every 30-day calendar period are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $0.46 per share. The note matures in November 2020. The note has a redemption premium of 115% of the principal and interest outstanding if repaid before maturity.

1,000,000	-

On January 9, 2020, the Company entered into a $225,000 convertible note. The $225,000 note was issued at a discount of $13,500 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) the lowest traded price of the common stock during the 10 trading days prior to the issuance of this note. The note matures in October 2020. The note has prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance.

225,000	-

Convertible Notes Payable

On January 27, 2020, the Company entered into a $223,300 convertible note. The $223,300 note was issued at a discount of $20,300 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the average of the lowest 3 trading prices during 15 trading days prior to conversion. The note matures in January 2021. The note has prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance.

	223,300	-

On March 25, 2020 the Company signed a convertible promissory note with an investor. The $338,625 note was issued at a discount of $23,625 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion. The note matures in March 2021. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.

	338,625	-

Total Convertible Notes Payable	2,699,374	2,876,950

Less: Unamortized original issue discounts	1,345,241	752,126

Current Portion of Convertible Notes Payable	1,354,133	2,124,824

Long-term Portion of Convertible Notes Payable	$ -	$ -

The original issue discount is being amortized over the terms of the convertible notes using the effective interest method. During the three and nine months ended March 31, 2020, the Company amortized $91,338 and $247,794, respectively, of debt discounts to interest expense and $603,852 and $1,412,705, respectively, to interest accretion. During the three and nine months ended March 31, 2019, the Company amortized $40,578 and $45,022, respectively, of debt discounts to interest expense.

Convertible notes are subordinate to the bank debt of the Company.

Accrued but unpaid interest on the notes is convertible by the lender into, and payable by the Company in shares of common stock at a price per common share equal to the most recent closing price of the Company's shares of common stock prior to the delivery to the Company of a request to convert interest, or the due date of interest, as applicable. Interest, when due, is payable either in cash or shares of common stock.

The conversion features meet the definition of a derivative liability instrument because the conversion rate is variable and therefore does not meet the "fixed-for-fixed" criteria outlined in ASC 815-40-15. As a result, the conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Off-Balance Sheet Arrangements

Other than commitments discussed in Notes 10 and 11 to our condensed consolidated financial statements, we do not have any off-balance sheet arrangements as of March 31, 2020.

BUSINESS

Business Overview

We are a manufacturer and distributor of interactive learning technologies and enhanced audio solutions. We develop both hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. We also develop award winning classroom audio solutions and school PA and Intercom products, creating a full line card offering for classrooms to our channel partners. Our products include our own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like our own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo and Acer computers, Verizon WiFi and more. We provide a multitude of services to our customers, including installation, training, and maintenance.

In 2017, we secured a contract with a large manufacturer of interactive flat panels that would allow for a new panel to be brought to the United States market, which far exceeds the current market expectations. These panels are fully connected displays that provide "tablet like" functionality for the classroom. Teachers and students can interact with content, simultaneously write and draw on the surface, or mirror classroom table activities in a fully engaged and collaborative environment. These panels are available in sizes ranging from 55" to 70" in the 1080P high definition range and from 75" to 98" for the 4K ultra high definition panel. The panels can be wall mounted in a static position or offered as either a fixed or mobile height adjustable option, all with built in speakers.

Our current distribution channel consists of 30 resellers across the United States who primarily sell our product within the commercial and educational market. While we do not control where our resellers focus their efforts, based on experience, the kindergarten through 12th grade education market is the largest customer base for the product, comprising nearly 90% of all purchases. In addition, we possess our own resell channel that sells directly to the Southeast region of the United States.

We believe the market space for interactive technology in the classroom is a perpetual highway of business opportunity. Public and private school systems are in a continuous race to modernize their learning environments. Our goal is to be an early provider of the best and most modern technology available.

We are striving to become the leader in the market for interactive flat panel technology, associated software and peripheral devices for classrooms. Our goal is to provide an intuitive system to enhance the learning environment and create easy to use technology for the teacher, increasing student engagement and achievement. Our products are developed and backed by a management team with more than 30 combined years in the classroom technology space.

On June 22, 2018, we consummated a reverse triangular merger whereby Galaxy merged with and into FullCircle Registry, Inc.'s (FLCR) newly formed subsidiary, Galaxy MS, Inc. (Galaxy MS or Merger Sub), which was formed specifically for the transaction. Under the terms of the merger, Galaxy's shareholders transferred all their outstanding shares of common stock to Galaxy MS, in return for FLCR's Series C Preferred Shares, which were equivalent to approximately 3,065,000,000 shares of the common stock of FLCR on a pre-reverse stock split basis. This represents approximately 89% of the outstanding common stock of FLCR, with the remaining 11% of common stock distributed as follows: (a) an ownership interest of seven percent (7%) to the holders of common stock, pro rata; and (b) four percent (4%) of the common stock to the holders of convertible debt, pro rata. FLCR is an over-the-counter public company traded under the stock symbol FLCR. FLCR owns Georgetown 14 Cinemas, a fourteen-theater movie complex located on approximately seven acres in Indianapolis, Indiana. Prior to the merger, its sole business and source of revenue was from the operation of the theater, and as part of the merger agreement, the parties have the right to spinout the theater to the prior shareholders of FLCR. Effective February 6, 2019, we sold our interest in the theater to focus its resources in its technology operations. This filing includes our consolidated financial statements for the years ended June 30, 2019 and March 31, 2018 and three month period ended June 30, 2018 which presents the full year of operations for the technology segment and approximately eight months of activity for the entertainment segment.

Recent Developments

Purchase of Concepts and Solutions

On September 4, 2019, we entered into a stock purchase agreement with Concepts and Solutions.  Under the stock purchase agreement, we acquired 100% of the outstanding capital stock of both Concepts and Solutions. The purchase price for the acquisition was 1,350,000 shares of our common stock and we issued to Concepts and Solutions three notes payable in the aggregate principal amount of  $3,000,000. The notes payable issued to the seller are subject to adjustment based on the achievement of certain future gross revenues and successful completion of certain pre-acquisition withholding tax issues of Concepts and Solutions.

Solutions and Concepts are Utah-based audio design and manufacturing companies creating innovative products that provide fundamental tools for building notification systems primarily to K-12 education market customers located primarily in the north and north-west United States. Solutions and Concepts' products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use.  The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments.  Intercom, public announcement (PA), bell and control solutions are easily added and integrated within the open architecture design and software model.  These products combine elements over a common internet protocol (IP) network, which minimizes infrastructure requirements and reduces costs by combining systems.

Our Markets

The global education industry is undergoing a significant transition, as primary and secondary school districts, colleges and universities, as well as governments, corporations and individuals around the world are increasingly recognizing the importance of using technology to more effectively provide information to educate students and other users. In the United States, which is our primary market, we sell and distribute interactive educational products for K-12 to both public and private schools. The K-12 education sector represents one of the largest industry segments. The sector is comprised of approximately 15,600 public school districts across the 50 states and 132,000 public and private elementary and secondary schools. In addition to its size, the U.S. K-12 education market is highly decentralized and is characterized by complex content adoption processes. We believe this market structure underscores the importance of scale and industry relationships and the need for broad, diverse coverage across states, districts and schools. Even while we believe certain initiatives in the education sector, such as the Common Core State Standards, a set of shared math and literacy standards benchmarked to international standards, have increased standardization in K-12 education content, we believe significant state standard specific customization still exists, and we believe the need to address customization provides an ongoing need for companies in the sector to maintain relationships with individual state and district policymakers and expertise in state-varying academic standards.

According to "All Global Market Education & Learning", an industry publication, the market for hardware products is growing due to increases in the use of interactive whiteboards and simulation-based learning hardware. Educational institutions have become more receptive to the implementation of hi-tech learning tools. The advent of technology in the classroom has enabled multi-modal training and varying curricula. In general, technology based tools help develop student performance when integrated with the curriculum. The constant progression of technology in education has helped educators to create classroom experiences that are interactive, developed and collaborative.

Business environment and trends

The educational technology market is currently experiencing substantial growth due to government mandates for improving the education results in the United States. Education, governments, corporations and individuals are recognizing the growing need to utilize technology for more effective delivery of information to educate end users. Today, most classrooms are equipped with some type of smart board technology but given the ever-changing nature of technology, previous investments are becoming obsolete. It is believed that 96% of United States classrooms have a need to update their technology.

There are approximately 132,000 primary and secondary schools and 7,000 higher education entities in the United States. The industry has several hundred technology resellers, selling a variety of products, already selling into these entities directly. Our goal is to target the resellers to gain market share growth in the education technology market.

Opportunities and plan of operations

We believe that our products, both hardware and software, and the products we intend to develop as part of our extensive product road map, positions us to be one of the leading providers of interactive educational products. We believe that the increase in consumer spending along with the ever-evolving increase in standards for curriculum are two driving focuses for the increase in the demand for interactive educational technology. Some additional factors that we believe will impact our opportunity include:

Significant resources are being devoted to primary and secondary education, both in the United States and abroad. As set forth in the Executive Office of the President, Council of Economic Advisers report, United States education expenditure (primary, secondary and post-secondary) has been estimated at approximately $1.3 trillion, with primary and secondary education accounting for close to half ($625 billion) of this spending. Global spending is approximated at roughly triple United States spending for primary and secondary education.

The United States primary and secondary market has always been a point of political debate and scrutiny. With American students ranking far behind other global students in international tests, the United States education system severely impairs the United States' economic, military and diplomatic security as well as broader components of America's global leadership.

The demand for interactive flat panels is on the rise. With traditional interactive whiteboards having been in the market for more than fifteen years, many of these technologies are coming to a refresh period and are being replaced with the newer, more advanced interactive flat panels.

We intend to build upon our proven ability to produce and sell interactive classroom products. We have begun to implement the growth strategies described below and expect to continue to do so over the course of the next couple of upcoming years. In order to implement each goal pertaining to growth, we may need additional capital to implement each strategy, particularly in relation to the target acquisition(s) of complementary businesses or technologies.

We intend to grow our business by using the following methodology:

Capitalizing on market trends in the educational industry: We believe our long history of selling into the K-12 education market provides us with the expertise to continue to stay on the cutting edge of new product development and needs of the classroom teacher. We also believe our expertise in customer service and training positions us well for expected growth. We intend to build our core business by leveraging the strengths of our leadership and building out a solid team with experience and expertise in our market.

Expanding our reseller channel sales: The educational technology industry is driven a lot by relationships. We intend to continue to grow and expand our resellers in strategic geographical regions so that we are able to leverage the relationships in the local school systems within those regions.

Growth through acquisitions: We believe that the interactive and collaborative classroom has many components and moving parts. We intend to stay on the cutting edge of new products by building out our product offerings and line card through strategic acquisitions. The acquisition(s) provides us with significant opportunities to grow our business by adding complementary products to provide a whole classroom G2 experience to our customers. We intend to pursue acquisitions that provide services within our current core product offerings, extend our geographic reach and expand our product offerings.

Further developing intellectual property: We intend to build upon our success in developing original software that we own and license to other brands, and distributors globally. When we develop an original software or application, we retain the copyright and patent of that content. We will create additional revenue streams from development fees, brand license fees, distribution license fees and ancillary sources.

Expanding our geographic presence: We believe that by expanding our physical presence into select domestic and international regions, we will be better able to attract and retain clients. With a physical presence in strategic locations around the US, we believe we can provide better customer service and offer local services and training resulting in an increase in revenue for those areas.

Our current products

G2SLIM Interactive Flat Panel Displays – Our G2SLIM series of interactive LED panels are available in six sizes – 55", 65", 70", 75", 86", and 98". Each offers 4K resolution that creates images suitable for a range of classroom sizes. They also include a slot for an optional integrated PC with Windows 10. All also include embedded Android computing capability for control, applications, and annotation. G2Slim Interactive LED panels utilize infrared touch tracking technology, offering 20 points of touch for simultaneous interaction of multiple users.

G2SLIM(a) Interactive Flat Panel Displays – Our G2SLIM(a) series of Interactive LED panels follow all the same feature set as the G2Slim series. The (a) series difference is its embedded audio, G2 Spoke system, which includes an amplifier, teacher microphone, student microphone and speaker bar for front of the room projected audio.

G2Spoke – Our G2Spoke audio system is a classroom audio amplification system that includes an audio amplifier, microphones, and speakers to enhance the audio in the classroom and improve the student's ability to hear, therefore increasing engagement.

G2Multishare – Our G2Multishare software allows for devices in the classroom to wireless connect and present to the panel. The application will support sharing up to 9 simultaneous client devices to the IFPD. The teacher or student devices can be shared, and multiple platforms are supported including; Android, Chromebook, Windows, Mac, and iOS.

G2Overlay – G2Overlay is a control application that gives the user the ability to annotate on the Interactive Flat Panel no matter the input or source being presented. Overlay acts as a control center for the user to quickly access tools and change between apps on the IFPD screen.

G2Accessories – Our product line also includes an accessory portion. These accessories include optional integrated PCs, mobile stands, height adjustable wall mounts, and other cable and installation products.

Logistics and suppliers

Logistics is currently provided by our Toccoa, Georgia facility and multiple import and freight carriers throughout the US. These partners allow us to provide affordable freight routes and shorter delivery times to our customers. Our suppliers for ODM and OEM are located in the USA, China, and Korea.

On September 15, 2018, we signed an agreement with a company in China for the manufacturing of our SLIM series of interactive panels, a new product. The manufacturer agreed to manufacture, and we agreed to be the sole distributor of the interactive panels in the United States for a term of two years. The agreement includes a commitment by us to purchase $2 million of product during the first year beginning September 2018. If the minimum purchase is not met, the manufacturer can require us to establish a performance improvement plan, and the manufacturer has the right to terminate the agreement. The payment terms are 20% in advance, 30% after the product is ready to ship, and the remaining 50% 45 days after receipt. The manufacturer provides us with the product, including a three-year manufacturer's warranty from the date of shipment. The agreement renews automatically in two year increments unless three months' notice is given by either party.

Technical support and service

We currently have our technical support and service centers located in Toccoa, Georgia. Our technical support division is responsible for the repair and management of customer service cases.

Sales and marketing

Our sales force consists of two regional account managers in the United States. Our marketing team consists of one Director of Marketing and Brand Strategy. The marketing and sales team drive sales of the entire product line. We also go to market through an indirect channel and use traditional valueadded resellers. We support them and train them on the products. We currently have approximately 30 resellers.

Competition

The interactive education industry is highly competitive and has frequent product introductions and quick technological advances. With less barriers on the school technology entry, we face heated competition from other interactive panel developers, manufacturers and distributors. We compete with other developers, manufacturers and distributors of interactive panels and personal computer technologies, tablets, television screens, smart phones, such as Smart Technologies, Promethean, Boxlight Inc, Dell Computers, Samsung, Panasonic and ClearTouch.

Employees

As of July 1, 2020, we had approximately twelve employees, of whom two are executives, three employees are engaged in product development, engineering and research and development, two employees are engaged in sales and marketing, three employees are engaged in administrative and clerical services and two employees are engaged in service and training. In addition, approximately five individuals provide consulting services as independent contractors.

None of our employees are represented by labor organizations. We consider our relationship with our employees to be excellent.

Property

We maintain the following operating facility:

Location	Description	Owned / Leased	Approx. Sq. Ft.
Toccoa, Georgia	Corporate office	Leased	10,500

The lease on this property is with a family member of a shareholder. The term of the lease expires on December 31, 2021. The monthly lease payment is $1,500 plus maintenance and property taxes, as defined in the lease agreement. Rent expense for this lease, as well as other operating leases, totaled $18,000, $5,150, and $35,583 for the year ended June 30, 2019, the three months ended June 30, 2018, and the year ended March 31, 2018, respectively. Rent expense for this lease totaled $4,500 and $13,500 for the three and nine months ended March 31, 2020, respectively. In the opinion of our management, our property is adequate for its present needs. We do not anticipate difficulty in renewing the existing lease as it expires or in finding alternative facilities if necessary. We believe all of our assets are adequately covered by insurance.

Corporate Information

We were formed on June 7, 2000 under the laws of the State of Nevada under the name Excel Publishing, Inc. On April 10, 2002, we merged with FullCircle Registry, Inc., with FullCircle Registry, Inc. surviving the merger.  In connection with the merger we changed our name from Excel Publishing, Inc to FullCircle Registry, Inc.

Galaxy Next Generation LTD CO. ("Galaxy CO") was organized in the state of Georgia in February 2017 while R & G Sales, Inc. ("R&G") was organized in the state of Georgia in August 2004. Galaxy CO merged with R&G on March 16, 2018, with R&G becoming the surviving company. R&G subsequently changed its name to Galaxy Next Generation, Inc., which is incorporated in the State of Nevada.

Our principal executive offices are located at 286 Big A Road Toccoa, Georgia 30577, and our telephone number is (706) 391-5030. Our website address is www.galaxynext.us. Information contained in our website does not form part of the prospectus and is intended for informational purposes only.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers, key employees and directors as of July 1, 2020.

Name	Age	Position(s)
Gary LeCroy	51	Chief Executive Officer, President and Director
Magen McGahee	34	Chief Operating Officer, Chief Financial Officer, Secretary and Director
Carl R. Austin	80	Director

Gary LeCroy, Chief Executive Director, President and Director

Since the merger on June 22, 2018, Mr. LeCroy has served as our Chief Executive Officer. Mr. LeCroy owned and operated R&G Sales, Inc. located in Toccoa, Georgia from 2004 to 2018. He served as CEO and sales director for that company which was involved in the sale and distribution of educational technology.  From November 2016 to until the merger on June 22, 2018, Mr. LeCroy served as CEO/Owner and Director of Galaxy Next Generation LTD CO. ("Galaxy CO"), a company engaged in the business of developing and selling presentation and educational technology.  In May 1988, Mr. LeCroy graduated with an Associate degree in business from Piedmont College in Demarest, Georgia.

We believe that Mr. LeCroy is qualified to serve as a member of our Board because of his extensive C-level and board level experience, his leadership skills and his extensive industry experience in the sale and distribution of educational technology.

Magen McGahee, Chief Operating Officer, Chief Financial Officer, Secretary and Director

Since the merger on June 22, 2018, Ms. McGahee has served as our Chief Financial Officer and Chief Operating Officer. Ms. McGahee was employed by MIMIO Corporation on its sales leadership team from 2008 to 2013. MIMIO is a manufacturer of interactive video displays for the educational market. From 2013 to 2014, she was employed by Qomo, Inc. as a Director, Strategic Partnerships, developing programs and video display models that would allow expansion into the U.S. market.  From 2014 to 2016, Ms. McGahee was employed by R&G Sales, Inc. located in Toccoa, Georgia, which was involved in the sale and distribution of educational technology.  LeCroy Educational Technology sells interactive presentation panels in the educational market.  From 2016 to the merger, Ms. McGahee served as COO and co-founder of Galaxy CO. Ms. McGahee received a Bachelor of Science degree in early childhood education at Valdosta State College in 2005, located in Valdosta, Georgia. In 2010, Ms. McGahee received a Master of Business Administration degree from Georgia Tech, located in Atlanta, Georgia.

We believe that Ms. McGahee is qualified to serve as a member of our Board because of her extensive C-level and board level experience, her leadership skills and her extensive industry experience in the sale and distribution of educational technology.

Carl R. Austin, Director

Mr. Austin is the founder and owner of CJ Austin, LLC, a company located in Brandenburg, Kentucky.  CJ Austin, LLC is in the real estate, development and investment business, and Mr. Austin has served as its principal from its organization in 1992 to the present.  Mr. Austin is an entrepreneur and he owns and operates various shopping centers, car washes and residential and commercial real estate properties.  In 1962, Mr. Austin received a Bachelor of Science degree from Indiana University, located in Bloomington, Indiana.

We believe that Mr. Austin is qualified to serve as a member of our Board due to his significant real estate, development and investment business experience, his achievements in the real estate, development and investment business industries and his overall business expertise.

CORPORATE GOVERNANCE

Our Board of Directors

Our Board currently consists of three members. Our Board has decided that it would judge the independence of its directors by the heightened standards established by the Nasdaq Stock Market, despite the Company not being subject to these standards at this time. Accordingly, the Board has determined that only Mr. Austin, our only non-employee director, meets the independence standards established by the Nasdaq Stock Market and the applicable independence rules and regulations of the SEC, including the rules relating to the independence of the members of our audit committee and compensation committee.

Board Committees

Our Board has not designated an audit committee, compensation committee or corporate governance and nominating committee and instead the full board performs the functions typically performed by such committees.

Code of Business Conduct and Ethics

Each of the Company's directors and employees, including its executive officers, are required to conduct themselves in accordance with ethical standards set forth in the Code of Business Conduct and Ethics adopted by the Board of Directors.  The Code of Business Conduct and Ethics was previously filed with the Commission. Any amendments to or waivers from the code will be posted on our website.  Information on our website does not constitute part of this filing.

EXECUTIVE COMPENSATION

Summary Compensation Table

Compensation of Officers and Directors:

The following table lists the compensation received by our former and current officers over the last two years.

Name	Position	Year	Salary	Stock	Other	Total
Gary D. LeCroy	CEO, President, Director	2020	$200,050	-	-	$200,050
		2019	$292,028	-	-	$292,028

Magen McGahee	COO, CFO, Sec., Director	2020	$172,500	-	-	$172,500
		2019	$217,500	-	-	$217,500

Employment Agreement

On January 1, 2017, we entered into an employment agreement with Magen McGahee to serve as our Chief Financial Officer and Chief Operating Officer. For her services, Ms. McGahee is entitled to receive an annual base salary of $180,000.  In addition, pursuant to the employment agreement Ms. McGahee was issued 1,522,637 shares of our common stock.  Ms. McGahee may terminate the employment agreement at any time upon two weeks' notice. We may terminate the employment agreement at any time without notice or payment in lieu of notice for cause and at any time without cause upon payment of all amounts then legally due to Ms. McGahee.

Outstanding Equity Awards at Fiscal Year-End

There are no outstanding equity awards held by the named executive officers at June 30, 2020.

Director Compensation

The following table sets forth information for the fiscal year ended June 30, 2019 regarding the compensation of our director who at June 30, 2020 was not also named an executive officer.

Name and Principal Position	Fees Earned or Paid in Cash	Option Awards	Other Compensation	Totals

Carl R. Austin(1)	-	-	-	-

(1)We compensated our non-executive director, Carl R. Austin by the issue of 44,511 shares of restricted stock, valued at $1.00 per share during the year ended June 30, 2019. Mr. Austin has not received other equity compensation as a director. We record stock-based compensation in accordance with the provisions set forth in ASC 718, Stock Compensation, using the modified prospective method.

The executive directors were not paid any fees for their service as directors; however, each of Mr. LeCroy and Ms. McGahee received compensation for service as officers of our company.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our common stock issued is traded on the OTCQB Venture Market under the symbol "GAXY". On July 1, 2020, the last reported sale price of our common stock on the OTCQB Venture Market was $0.012.

Shareholders

As of July 1, 2020, there were an estimated 340 holders of record of our common stock. A certain amount of the shares of common stock are held in street name and may, therefore, be held by additional beneficial owners.

Dividends

We have never paid a cash dividend on our common stock since inception. The payment of dividends may be made at the discretion of our Board of Directors, and will depend upon, but not limited to, our operations, capital requirements, and overall financial condition.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the Board of Directors may consider relevant. We intend to follow a policy of retaining all of our earnings to finance the development and execution of our strategy and the expansion of our business. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended June 30, 2020 and three month periods therein, three month period ended June 30, 2019 and year ended March 31, 2018 and subsequent thereto to which we have been a party, in which the amount involved in the transaction exceeds the lesser of  $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements other than compensation arrangements described under "'Executive Compensation"

We had a short-term note payable to a stockholder, totaling $200,000 at December 31, 2019 and June 30, 2019, in which the note principal plus interest of $10,000 is payable in December 2019. Effective October 2019, the note was increased to $400,000 and the maturity extended to December 2021. Principal of the note is convertible into 400,000 shares of our Series D Preferred Stock at maturity.

We have notes payable to the seller of Concepts and Solutions, a related party, bearing interest at 3% annually, payable in annual installments from October 31, 2019 to November 30, 2021. Payments are subject to annual earnings. The balance of the notes payable at December 31, 2019 totaled $1,073,467 with $823,467 being considered current and remainder as long term. The balance of the notes payable at March 31, 2020 totaled $1,030,079 with $573,467 being considered current and remainder as long term.

We have a note payable to a stockholder, bearing interest at 6% annually, payable in November 2021. Principal of the note is convertible into 1,000,000 shares of our Series D Preferred Stock.

We have a note payable to a stockholder, bearing interest at 6% annually, payable in November 2021. Principal of the note is convertible into 200,000 shares of our Series D Preferred Stock.

We lease property used in operations from a related party under terms of an operating lease. The term of the lease expires on December 31, 2021. The monthly lease payment is $1,500 plus maintenance and property taxes, as defined in the lease agreement. Rent expense for this lease, as well as other operating leases, totaled $18,000, $5,150, and $35,583 for the year ended June 30, 2019, the three months ended June 30, 2018, and the year ended March 31, 2018, respectively. Rent expense for this lease totaled $4,500 and $17,146 for the three months ended December 31, 2019 and December 31, 2018, respectively. Rent expense for this lease totaled $4,500 and $13,500 for the three and nine months ended March 31, 2020, respectively.

We lease vehicles from related parties under capital leases. We are paying the lease payments directly to the creditors, rather than the lessor. The leased vehicles are used in operations for deliveries and installations.

On May 1, 2019, the Company engaged Tydasco Partners to provide consulting services under an Investor Relations and Advisory Agreement. The Company pays $8,000 per month under this agreement in the form of $2,000 cash and a restricted common stock monthly fee of $6,000 in advance of services each month. The number of shares issued is calculated based on the closing price of the Company's  common shares on the first day of the month. The shares do not have registration rights, and the shares may be sold by the advisor, subject to Rule 144. The Company paid $6,000 and $24,000 in fees during the three and nine months ended March 31, 2020, respectively. No fees were paid under this agreement during the three or nine months ended March 31, 2019. The Company issued 52,508 common shares during December 2019.

A related party collateralizes our short-term note with a CD in the amount of $274,900, held at the same bank. The related party will receive a $7,500 collateral fee for this service. In May 2018, 50,000 shares of stock were issued to the related party in exchange for a $100,000 reduction in the short-term note balance.

At June 30, 2018, we had outstanding a $15,000 note payable to a related party which the notes accrued interest on the original principal balance at a rate of 8% annually and was due on demand.  The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had various notes payable to a related party outstanding in the aggregate principal amount of $91,000.  The notes accrued interest on the original principal balance at a rate of 6.25% annually and were due on demand. The liability for the notes were sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had a note payable to a related party outstanding in the principal amount of $8,000.  The note accrued interest on the original principal balance at a rate of 6.25% annually and was due on demand. The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had a note payable to a related party outstanding in the principal amount of $25,000.  The note did not accrue  interest and was due on demand. The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had a note payable to a related party outstanding in the principal amount of $125,000. The note accrued interest on the original principal balance at a rate of 9% annually and was due on October 2019. The liability for the note was sold with the Entertainment segment on February 6, 2019.

In February 2018, we issued a note payable to a related party outstanding in the principal amount of $10,000. The note accrued interest on the original principal balance at a rate of 18% annually and was due on demand. The liability for the note was sold with the Entertainment segment on February 6, 2019.

At June 30, 2018, we had various notes payable to a related party in the amount of $211,534 in which the notes accrue interest on the original principal balance at a rate of 10% annually through December 31, 2016 at which time the interest rate was reduced to 6.25% interest annually. The notes were scheduled to mature at various dates through July 2021. The liability for the notes were sold with the Entertainment segment on February 6, 2019.

Advances

In support of our efforts and cash requirements, it may rely on advances from related parties until such time that it can support its operations or attain adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors or shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are unsecured, due on demand, and the amounts outstanding at June 30, 2019 and 2018 are $0 and $260,173, respectively.

Notes Payable Converted to Common Stock

On June 22, 2018, various board members and executives of FLCR exchanged their outstanding related party debt and accrued interest for 4% of our common stock.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 7, 2020 by:

• each of our named executive officers;

• each of our directors;

• all of our current directors and executive officers as a group; and

• each stockholder known by us to own beneficially more than five percent of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of July 1, 2020, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 640,887,727 shares of common stock outstanding.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is c/o Galaxy Next Generation, Inc., 286 Big A Road, Toccoa, Georgia 30577.

Name of Beneficial Owner	Number of Shares Beneficially Owned Prior to Offering	Percentage of common stock Beneficially Owned
Directors and Executive Officers

Gary LeCroy	5,454,257	*

Magen McGahee	1,522,637	*

Carl Austin	483,904	*

All current executive officers and directors as a group (3 persons)	7,460,798	1.2%

5% or Greater Stockholders

* less than 1%

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering up to 200,000,000 shares of our common stock.

Common Stock

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described under the caption "Description of Capital Stock" in this prospectus.

Registration Rights

The Selling Stockholder is entitled to certain rights with respect to the registration of the Shares issuable upon conversion of the Convertible Debenture.

Pursuant to the terms of a Registration Rights Agreement entered into between us and the Selling Stockholder dated as of July 9, 2020, which was entered into in connection with the Purchase Agreement, we agreed to file a registration statement for the resale of the shares of common stock that have been or will  be issued to the Selling Stockholder within 60 days of the date of the agreement.

We will pay all reasonable expenses incurred in connection with the registrations described above. However, we will not be responsible for any broker or similar concessions or any legal fees or other costs of the Selling Stockholders.

DESCRIPTION OF OUR CAPITAL STOCK

General

The total number of shares of all classes which we have authority to issue is 4,212,250,000 of which 4,000,000,000 shares are designated as "Common Stock" with a par value of $0.0001 per share, and 200,000,000 shares are designated as "Preferred Stock," 750,000 shares are designed as "Preferred Stock - Class A"; 1,000,000 shares are designated as "Preferred Stock - Class B"; 9,000,000 shares are designated as "Preferred Stock - Class C", all with par value of $0.0001; 1,000,000 shares are designated as "Preferred Stock - Class D" and 500,000 shares are designated as of "Preferred Stock - Class E".

As of July 7, 2020 we had 640,887,727 issued and outstanding shares of common stock and 500,000 shares of Series E preferred stock issued and outstanding.  We also have outstanding notes that convert to shares of Series D preferred stock on their maturity in November 2021.

The designations and the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption of the shares of each class of stock are as follows:

Preferred Stock

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of Preferred Stock, including any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors, and Articles of Amendment shall be filed as required by law with respect to issuance of such Preferred Stock, prior to the issuance of any shares of Preferred Stock.

The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, dividing of such shares into series or providing for a change in the number of, shares of any Preferred Stock and, if and to the extent from time to time required by law, by filing Articles of Amendment which are effective without Shareholder action to increase or decrease the number of shares included in the Preferred Stock, but not below the number of shares then issued, and to set or change in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of Preferred Stock.  Notwithstanding the foregoing, the Board of Directors shall not be authorized to change the rights of holders of the Common Stock of the Corporation to vote one vote per share on all matters submitted for shareholder action.  The authority of the Board of Directors with respect to the Preferred Stock shall include, but not be limited to, setting or changing the following:

1. The annual dividend rate, if any, on shares of Preferred Stock, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

2. Whether the shares of Preferred Stock shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

3. The obligation, if any, of the Corporation to redeem shares of Preferred Stock pursuant to a sinking fund;

4. Whether shares of Preferred Stock shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

5. Whether the shares of Preferred Stock shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

6. The rights of the shares of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and

7. Any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to the Preferred Stock.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

Series A Preferred Stock

Ranking

The Series A Preferred Stock will, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, rank(i) senior to the Common Stock and to shares of all other series of preferred stock issued by the Company the terms of which specifically provide that the capital stock of such series rank junior to such Series A Preferred Stock with respect to dividend rights or distributions upon dissolution of the Company ("Junior Stock"); (ii) on a parity with the shares of all other capital stock issued by the Company whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof shall be different from those of the Series A Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock ("Parity Stock"); and (iii) junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Series A Preferred Stock with respect to dividends and distributions upon dissolution of the Company ("Senior Stock").

Dividends

Holders of shares of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of funds of the Company legally available for payment, cumulative cash dividends at the rate per annum of 40 cents per share of Series A Preferred Stock.  Dividends on the Series A Preferred Stock will be payable quarterly in arrears on the last calendar day of March, June, September, and December of each year, commencing September 30, 2002 (and in the case of any accumulated and unpaid dividends not paid on the corresponding dividend payment date, at such additional time and for such interim periods, if any, as determined by the Board of Directors).  Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.  Dividends will accrue from the date of the original issuance of the Series A Preferred Stock.  Dividends will be cumulative from such date, whether or not in any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends. Accumulations of dividends on shares of Series A Preferred Stock will not bear interest.  Dividends payable on the Series A Preferred Stock for any period greater or less than a full dividend period will be computed on the basis of actual days.  Dividends payable on the Series A Preferred Stock for each full dividend period will be computed by dividing the annual dividend rate by four.

Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Stock for all prior dividend periods.  If accrued dividends on Series A Preferred Stock for all prior periods have not been paid in full, then any dividends declared on the Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated and unpaid dividends on the Series A Preferred Stock and such Parity Stock.

So long as the shares of the Series A Preferred Stock shall be outstanding, unless (i) full cumulative dividends shall have been paid or declared and set apart for payments on all outstanding shares of the Series A Preferred Stock and any Parity Stock (ii) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Stock (iii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, the Series A Preferred Stock, the Company may not declare any dividends on any Junior Stock, or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of , or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligation or stock of the Company, other than (x) Junior Stock which is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock, or (y) Common Stock acquired in connection with the cashless exercise of options under employee incentive or benefit plans of the Company of any subsidiary or any other redemption or purchase of other acquisition of Common Stock made in the ordinary course of business which has been approved by the Board of Directors of the Company, for the purpose of any employee incentive or benefit plan of the Company.  The limitations in this paragraph do not restrict the Company's ability to take the actions in this paragraph with respect to any Parity Stock.

As used in the preceding paragraph, the term "dividend" with respect to Junior Stock does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock.

Redemption

Optional Redemption.  Except in the case of a Public Offering, the shares of Series A Preferred Stock will not be redeemable by the Company prior to May 14, 2005.  On or after May 14, 2005, the shares of Series A Preferred Stock will be redeemable at the option of the Company in whole or in part for $10.00 per share in cash or for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accumulated and unpaid dividends) divided by the Conversion Price (as defined below under "Conversion Rights") as of the opening of business on the date set for such redemption (equivalent to a conversion rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances.  The Company may exercise this option only if for 20 trading days, within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the OTC Bulletin Board exceeds the Conversion Price.  In order to exercise its redemption option, the Company must notify the holders of record of its Series A Preferred Stock in writing (the "Conditions Satisfaction Notice") prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been satisfied.

Mandatory Redemption.  Upon any public offering of the Company's Common Stock ("Public Offering"), whereby the Company sells shares of its Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended, the Series A Preferred Stock will be redeemed in whole by the Company for such number of shares of Common Stock as equals the liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accumulated and unpaid dividends) divided by the Conversion Price as of the opening of business on the date set for such redemption (equivalent to a conversion rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances. In order to exercise its redemption option, the Company must deliver a Conditions Satisfaction Notice prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been satisfied.

Notice of Redemption.  Notice of redemption (the "Redemption Notice") will be given by mail to the holders of the Series A Preferred Stock not more than seven business days after the Company delivers the Conditions Satisfaction Notice.  The Company's right to exercise its redemption option will be affected by changes in the closing price of the Common Stock following such 30-day period.  The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company delivers the Redemption Notice.  If fewer than all the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Board of Directors of the Company.

If full cumulative dividends on the outstanding shares of Series A Preferred Stock shall not have been paid or declared and set apart for payment for all regular dividend payment dates to and including the last dividend payment date prior to the date fixed for redemption, the Company shall not call for redemption any shares of Series A Preferred Stock unless all such shares then outstanding are called for simultaneous redemption.

On the redemption date, the Company must pay, in cash, on each share of Series A Preferred Stock to be redeemed any accumulated and unpaid dividends through the redemption date.  In the case of a redemption date falling after a dividend payment record date and prior to the related payment date, the holder of the Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend payment records date. Except as provided for in the preceding sentence, no payment or allowance will be made for accumulated and unpaid dividends on any shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

On and after the date fixed for redemption, provided that the Company has made available at the office of its registrar and transfer agent a sufficient number of shares of Common Stock and an amount of cash to effect the redemption, dividends will cease to accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after the dividend payment record date and prior to the related dividend payment date, holders of Series A Preferred Stock on the dividend payment record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series A Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and any cash payable upon such redemption, without interest from the date of such redemption.  Any shares of Common Stock so set aside and unclaimed at the end of three years from the date fixed for redemption shall revert to the Company.  At the close of business on the redemption date upon surrender in accordance with such notice of the certificates representing any such shares (properly endorsed or assigned for transfer, if the Board of Directors of the Company shall so require and the notice shall so state), each holder of Series A Preferred Stock (unless the Company defaults in the delivery of the shares of Common Stock or cash) will be, without any further action, deemed holder of the number of shares of Common Stock for which such Series A Preferred Stock is redeemable.

Fractional shares of Common Stock are not to be issued upon redemption of the Series A Preferred Stock, but in lieu thereof, the Company will pay a cash adjustment based on the current market price of the Common Stock on the day prior to the redemption date. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost of the holder thereof.

Subject to applicable law and the limitation on purchase when dividends on the Series A Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of the Series A Preferred Stock by tender of by private agreement.

Liquidation Preference

The holders of the shares of Series A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up on the Company, whether voluntary or involuntary, $5.00 per share of Series A Preferred Stock (the "Liquidation Preference"), plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders, and no more.  If, upon any liquidation, dissolution or winding up of any Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series A Preferred Stock and any other Parity Stock, then such assets, or the proceeds therefore, will be distributed among the holders of Series A Preferred Stock and any such Parity Stock ratably in accordance with the respective amounts which would be payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable on such Series A Preferred Stock and any such Parity Stock if all amounts payable thereon were paid in full.

Neither a consolidation or merger of the Company with or into another corporation, nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

Except as indicated below, and as otherwise from time to time required by applicable law, the holders of shares of Series A Preferred Stock will have no voting rights.

If an amount equal to the dividend payable to the Series A Preferred Stock for six quarterly dividends payable on the Series A Preferred Stock is in arrears, the number of directors then constituting the Board of Directors of the company will be increased by two and the holders of share of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Shares"), will have the right to elect two additional directors to serve on the Company's Board of Directors at an annual meeting of stockholders or a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Shares and at each subsequent annual meeting of stockholders until all such dividend on the Series A Preferred Stock have been paid in full.  Such voting rights will terminate when all such accumulated and unpaid dividends have been paid in full with funds placed in trust for stockholders who cannot be located. The term of office of all directors so elected will terminate with the termination of such voting rights.

With respect to any matter as to which the Series A Preferred Stock is entitled to vote, holders, of shares of the Series A Preferred shall be entitled to one vote per share.

Without the vote of the holders of at least 66-2/3% in number of shares of the Series A Preferred Stock then outstanding, the Company may not (i) create or issue or increase the authorized number of shares of any class or classes or series of Senior Stock or (ii) amend, alter or repeal any of the provisions of the Company's Restated Certificate of Incorporation or the Certificate of Designation so as to materially affect adversely the preferences, special rights or powers of the Series A Preferred Stock or (iii) authorize any reclassification of the Series A Preferred Stock; provided, however, a consolidation or merger of the Company with or into another corporation, will not be considered a reclassification of the Series A Preferred Stock.

The voting provisions in the immediately preceding paragraph with respect to the Series A Preferred Stock will not apply if, at or before a time when the act with respect to which such vote would otherwise be required shall be effected, (i) all outstanding shares of Series A Preferred Stock shall have been redeemed or (ii) sufficient funds to pay in full and all accumulated and unpaid dividends on the Convertible Preferred Stock and a sufficient number of shares to fund such redemption of all outstanding shares of Series A Preferred Stock shall have been deposited in trust to effect such redemption.

No consent or approval of the holders of shares of Series A Preferred Stock will be required for the issuance of the Company's authorized but unissued Preferred Stock ranking on a parity with or junior to the Series A Preferred Stock.

Conversion Rights

Shares of Series A Preferred Stock will be convertible, in whole or in part, at any time during the first eighteen months from the date of issuance at the option of the holders thereof, into shares of Common Stock at a conversion price of $1.25 per share of Common Stock (equivalent to a Conversion Rate of four shares of Common Stock for each share of Series A Preferred Stock), subject to the adjustment as described below ("Conversion Price").  Thereafter and until Redemption (as described above) shares of Series A Preferred Stock will be convertible, in whole or in part, at the option of the holders thereof, into shares of Common Stock at a conversion price equal to the greater of (1) the average of the lowest seven inter-day trading prices during the twenty-one trading days immediately prior to conversion discounted by 50% or (ii) $0.50 per share of Common Stock.  The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the third business day immediately preceding a redemption date.  For information as to notices of redemption, see "Redemption" above.

Conversion of shares of Series A Preferred Stock, or a specific portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company.

Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate for shares of Series A Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

Holders of shares of Series A Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date.  However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend payment record date and the opening of business on the corresponding dividend payment date (except shares converted after the issuance of a Redemption Notice with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date.  A holder of shares of Series A Preferred Stock on a dividend payment record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

Fractional shares of Common Stock are not to be issued upon conversion but, the Company will pay cash adjustment for any fractional shares based on the current market price of the Common Stock on the day prior to the conversion date.

Conversion Price Adjustments

The Conversion Price is subject to adjustment upon certain events, including (i) dividends (and other distributions) on its Common Stock, payable in shares of Common Stock or any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of certain rights, options or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share or Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock and (iv) distributions to all holders of Common Stock of cash, evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants, options and distributions referred to above and excluding any dividend or distribution paid in cash to holders of Common Stock in the ordinary course of the Company's business as determined in good faith by the Board of Directors and not in excess of the stockholders' equity of the Company).  In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

In the event the Company shall (x) effect any capital reorganization or reclassification of its shares or (y) consolidate or merge with or into any other corporation (other than a consolidation or merger in which the Company is the surviving corporation and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) or (z) sell, lease or transfer substantially all of its assets to any other person or entity for a consideration consisting in whole or in part of equity securities of such other corporation, the holders of shares of Series A Preferred Stock shall receive upon conversion thereof, in lieu of each share of Common Stock into which the Series A Preferred Stock would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash or property as such holder would have been entitled to receive upon such transaction if such holder had held the Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such transaction.

No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price.  Any adjustments not so made will be carried forward and taken into account in subsequent adjustments.

A conversion price adjustment made according to the provisions of the Series A Preferred Stock (or the absence of provision for such an adjustment) might result in a constructive distribution to the holders of Series A Preferred Stock or holders of Common Stock that would be subject to taxation as a dividend.

Transfer Restrictions

As with the underlying shares of the Company's Common Stock, the shares of Series A Preferred Stock offered hereby have not been registered under any federal or state securities laws. Accordingly, the transfer of shares of Series A Preferred stock, and of shares of Common Stock upon conversion or redemption of such Series A Preferred Stock, will be restricted.  The Company may require an opinion of counsel acceptable to it to the effect that any proposed sale, transfer or other disposition of restricted shares of Series A Preferred Stock or Common Stock will not violate any applicable federal or state securities laws.

Other Aspects

Because the Company has subsidiaries, its rights and the rights of holder of its securities, including the holder of Series A Preferred Stock, to participate in the assets of any Company subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claim of the subsidiary's creditors and preferred stockholders, if any, except to the extent the Company may itself be a creditor with recognized claims against the subsidiary or the holders of preferred shares, if any, of the subsidiary.

Series B Preferred Stock

Ranking

The Class B Preferred Stock will, with respect to payment of dividends and amounts upon liquidation, dissolution or winding up, rank on a parity with the Common Stock (except that each share of Class B Preferred Stock shall be equal to 10 shares of Common Stock as set forth herein) issued by the Company whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof shall be different from those of the Class B Preferred Stock, if the holders of stock of such class or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Class B Preferred Stock; and junior to all other capital stock issued by the Company the terms of which specifically provide that the shares rank senior to the Class B Preferred Stock with respect to dividends and distributions upon dissolution of the Company.

Dividends

Until such time that a share of Class B Preferred Stock is converted to Class A Common Stock, each such share of Class B Preferred Stock will yield a dividend of $.02 each year payable on the anniversary date of its issuance until it is converted to Common Stock, out of funds of the Company legally available for payment.  Each such dividend will be payable to holders of record as they appear on stock records of the Company at the close of business on such record dates, not more than 60 days nor less than 10 days preceding the payment dates thereof, as shall be fixed by the Board of Directors of the Company.  Dividends will accrue from the date of the original issuance of the Class B Preferred Stock shares.  Dividends will be cumulative from such date, whether or not in the any dividend period or periods there shall be funds of the Company legally available for the payment of such dividends.  Accumulations of dividends on shares of Class B Preferred Tock will not bear interest.

Redemption

Subject to applicable law, the Company may, at any time and from time to time, purchase any shares of the Class B Preferred Stock by tender or by private agreement.

Liquidation Preference

Prior to conversion of Class B Preferred Stock, the holders of shares of Class B Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up on the Company, whether voluntary or involuntary, an amount per share of Class B Preferred Stock equal to all dividends (whether or not earned or declared) accumulated and unpaid thereon to the date of final distribution to such holders.  Each share of Class B Preferred Stock shall be entitled to receive an amount in liquidation equal to the amount received by 10 shares of Common Stock.  If, upon any liquidation, dissolution or winding up of any Company, the assets of the Company, or proceeds thereof, distributable among the holders of Class B Preferred Stock and any such Common Stock (or other parity stock, if any) ratably in accordance with the respective amounts which would be payable on such Class B Preferred Stock and any such Common Stock (or other parity stock, if any) if all amounts payable thereon were paid in full.  Neither a consolidation or merger of the Company with or into another corporation, nor a sale, lease or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

The holders of Class B Preferred Stock are entitled to vote on all corporate matters on which the holders of shares of Common Stock shall be entitled to vote.  The total number of votes each share of Class B Preferred Stock is entitled to cast is 10 votes per share.

Conversion Rights

Shares of the Class B Preferred Stock will be convertible, in whole or in part, at any time two years from the date of issuance at the option of the holders thereof, or at the discretion of the Board of Directors of the Company, into shares of the Common Stock at a conversion rate of 10 shares of Common Stock for each share of Class B Preferred Stock, Conversion of shares of Class B Preferred Stock, or a specific portion thereof, may be effected by delivering certificates to the Company. Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificate for the shares of Class B Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid.  Holders of shares of Class B Preferred Stock at the close of business on a dividend payment record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend payment record date and prior to such dividend payment date.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

Transfer Restrictions

The transfer of shares of Class B Preferred Stock prior to the conversion or redemption of such Class B Preferred Stock, will be prohibited for a period of two years following their issuance.  The Company may require an option of counsel acceptable to it to the effect that any proposed sale, transfer or other disposition of restricted shares of Class B Preferred Stock or Common Stock will not violate any applicable federal or state securities laws.

Other Aspects

Because the Company has subsidiaries, its rights and the right of holders of its securities, including the holder of Class B Preferred Stock, to participate in the assets of the Company subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claim of the subsidiary's creditors and preferred stockholders, if any, except for the extent that the Company may itself be a creditor with recognized claims against the subsidiary or the holder of preferred shares, if any, of the subsidiary.

Series C Preferred Stock

Designations and Amount

Nine Million (9,000,000) shares of the Preferred Stock of the Corporation, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series C Preferred Stock" (the "Series C Preferred Stock") with a face value of $0.0001 per share (the "Face Amount").

The Series C Preferred Shares shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Designation, Amount and Par Value

This series of preferred stock shall be designated as this Corporation's Series C Preferred Stock (the "Series C Stock") and the number of shares so designated shall be up to 9,000,000.   Each share of Series C Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $0.0001.

Dividends

The Holders of outstanding Series C Preferred Stock shall be entitled to receive 500 times the dividends per share of Series C Stock as are paid for each share of the Corporation's common stock.

Voting Rights

In addition to voting as a class as to all matters that require class voting under the Nevada Revised Statutes, the holders of the Series C Stock shall vote on all matters with the holders of the Common Stock (and not as a separate class) on five hundred votes per Series C Stock (500:1) basis.

The holders of the Series C Stock shall be entitled to receive all notices relating to voting as are required to be given to the holders of the Common Stock.

Rank

The Series C Stock shall, with respect to the rights on liquidation be entitled to receive 500 for 1 Share of liquidation proceeds as compared to each share of common stock, $.001 par value per share.

Redemption

Shares of Series C Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Conversion

(a) Each share of Series C Stock shall be convertible, without any payment of additional consideration by the holder thereof and at the option of the holder thereof, at any time after the Series C Issue Date at the conversion ratio of one (1) share of Series C Stock for five hundred (500) shares of Common Stock.

(b) The Conversion Ratio shall be subject to adjustment in accordance with the following:

i. In case the Corporation shall have at any time or from time to time after the Series C Issue Date, paid a dividend, or made a distribution, on the outstanding shares of Common Stock in shares of Common Stock, subdivided the outstanding shares of Common Stock, combined the outstanding shares of Common Stock into a smaller number of shares of issued by reclassification of the shares of Common Stock any shares of capital stock of the Corporation, then, and with respect to each such case, the Conversion Ratio shall be adjusted so that the holder of any shares of Series C Stock shall be entitled to receive upon conversion the number of shares of Common Stock or other securities of the Corporation which such holder would have owned or have been entitled to receive immediately prior to such events or the record date therefor, whichever is earlier, assuming the Series C Stock had been converted into Common Stock, it being the intention of the foregoing, to provide the holders of Series C Stock with the same benefits and securities as such holders would have received as holders of Common Stock if the Series C Stock had been converted into Common Stock at the Conversion Ratio on the Series C Issue Date and such holders had continued to hold such Common Stock.

ii. In case the Corporation shall at any time or from time to time after the Series C Issue Date declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of stock or other securities or property or rights or warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off), on its Common Stock, other than dividends or distributions of shares of Common Stock which are referred to in clause (i) of this section (b), then the holders of the Series C Stock shall be entitled to receive upon conversion their pro rata share of any such dividend or other distribution on an as converted basis; provided, however, that any plan or declaration of a dividend or distribution shall not have been abandoned or rescinded.

iii. If the Corporation shall be a party to any transaction including without limitation, a merger, consolidation, sale of all or substantially all of the Corporation's assets or a reorganization, reclassification or recapitalization of the capital stock, (such actions being referred to as a "Transaction), in each case, as a result of which shares of Common Stock are converted into the right to receive stock securities or other property (including cash or any combination thereof), each share of Series C Stock shall thereafter be convertible into the number of shares of stock or securities or property to which a holder of the five hundred times the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C Stock would have been entitled upon such Transaction; and, in any such case, appropriate adjustment (as determined by the Board) shall be made in the application of the provisions set forth in this Subsection, with respect to the rights and interest thereafter of the holders of the Series C Preferred Stock, to the end that the provisions set forth in this Subsection shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C Stock. The Corporation shall not effect any Transaction (other than a consolidation or merger in which the Corporation is the continuing corporation) unless prior to or simultaneously with the consummation thereof the Corporation, or the successor corporation or purchaser, as the case may be, shall provide in its charter document that each share of Series C Stock shall be converted into such shares of stock, securities or property as, in accordance with the foregoing provisions, each such holder is entitled to receive.  The provisions of this paragraph shall similarly apply to successive Transactions.

(c) The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section (b) and in taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series C Stock against impairment.

(d) In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the Corporation shall mail to each holder of Series C Stock a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution at least ten (10) day prior to such record date.

(e) The Corporation shall, at or prior to the time of any conversion, take any and all action necessary to increase its authorized, but unissued Common Stock and to reserve and keep available out of its authorized, but unissued Common Stock, such number of shares of Common Stock as shall, from time to time, be sufficient to effect conversion of the Series C Stock Section 6.

Series D Preferred Stock

Designations and Amount

One Million (1,000,000) shares of the Preferred Stock of the Corporation, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series D Preferred Stock" (the "Series D Stock") with a face value of $0.0001 per share (the "Face Amount").

The Series D Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Dividends

The holders of outstanding Series D Preferred Stock shall be entitled to receive dividends per share of Series E Stock equal to the dividends paid for each share of the Corporation's common stock.

Voting Rights

The Series D Stock is non-voting.

Rank

The Series D Stock shall, with respect to the rights on liquidation, be entitled to liquidation proceeds equal to the proceeds paid on each share of the Corporation's common stock.

Redemption

Shares of Series D Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Conversion

The Series D Stock is convertible into twenty percent (20%) of the outstanding shares of Common Stock at the time of the conversion.  Conversion is optional during the first 18 months after issuance and on the 18 month anniversary of issuance conversion is mandatory.

Series E Preferred Stock

Designations and Amount

Five Hundred Thousand (500,000) shares of the Preferred Stock of the Corporation, $0.0001 par value per share, shall constitute a class of Preferred Stock designated as "Series E Preferred Stock" (the "Series E Stock") with a face value of $0.0001 per share (the "Face Amount").

The Series E Stock shall have the following rights, preferences, powers, privileges, restrictions, qualifications and limitations:

Dividends

The holders of outstanding Series E Preferred Stock shall be entitled to receive dividends per share of Series E Stock equal to the dividends paid for each share of the Corporation's common stock.

Voting Rights

The Series E Stock is non-voting.

Rank

The Series E Stock shall, with respect to the rights on liquidation, be entitled to liquidation proceeds equal to the proceeds paid on each share of the Corporation's common stock.

Redemption

Shares of Series E Preferred Stock may not be redeemed by the Corporation absent the consent of the holder thereof.

Conversion

The Series E Stock is convertible into 1,190,476 shares of Common Stock.

Common Stock

Subject to all of the rights of the Shares as expressly provide herein, by law or by the Articles of Incorporation, our common stock possesses all such rights and privileges as are afforded to capital stock by applicable law in the absence of any express grant of rights or privileges in the Articles of Incorporation, including, but not limited to, the following rights and privileges:

1. Dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Corporation legally available for the payment of dividends;

2. The holders of common stock shall have the unlimited right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

3. Upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation the net assets of the Corporation available for distribution shall be distributed pro rata to the holders of the common stock in accordance with their respective rights and interests.

Board of Directors

The governing board of the Corporation shall be styled as a "Board of Directors", and any member of said Board shall be styled as a "Director."

The number of directors of the corporation may be increased or decreased in the manner provided in the Bylaws; provided, that the number of directors shall never be less than one.  In the interim between elections of directors by stockholders entitled to vote, all vacancies, including vacancies caused by an increase in the number of directors and including vacancies resulting from the removal of directors by the stockholders entitled to vote which are not filled by said stockholders, may be filled by the remaining directors, though less than a quorum.

Indemnification

The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented.

We will, to the fullest extent permitted by the General Corporation Law of the State of Nevada, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under the law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

Articles of Incorporation

We reserve the right to amend, alter, change, or repeal any provision contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

The Board of directors is authorized to make Non-Material changes to the Articles of Incorporation and to take any and all actions without shareholder approval, which are allowed by the General Corporation Law of the state of Nevada.  "Non-Material" for the purpose of this paragraph shall be construed to mean a change that does not affect the rights or benefits of the shareholders.

Merger; Reverse Stock Split

In recognition of the merger with FLCR, a holding company created for the purpose of acquiring small profitable businesses to provide exit plans for those company's owners, several things occurred: (1) FLCR amended its articles of incorporation to change its name from FullCircle Registry, Inc. to Galaxy Next Generation, Inc.; (2) Galaxy and FLCR changed its fiscal year end to June 30, effective June 2018; (3) FLCR authorized shares of preferred stock were increased to 200,000,000 and authorized shares of common stock were increased to 4,000,000,000, (prior to the reverse stock split) both with a par value of $0.0001; and (4) the Board of Directors and Executive Officers approved Gary LeCroy, President and Director; Magen McGahee, Secretary and Director; and Carl Austin, Director; and (5) the primary business operated by the combined company became the business that was operated by Galaxy.

In addition, in connection with this merger in September 2018, a reverse stock split was approved at a ratio of one new share for every 350 shares of common stock outstanding (1:350 Reverse Stock Split).

Transfer Agent

The transfer agent and registrar for our common stock is Madison Stock Transfer Inc.  Its address is 2500 Coney Island Ave, Brooklyn, New York 11223 and its telephone number is (718) 627-4453.

Listing

Our common stock is traded on the OTCQB Venture Market under the symbol GAXY.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon for us by Parsons Behl & Latimer, Reno, Nevada.

EXPERTS

The financial statements of Galaxy Next Generation, Inc. for the years ended June 30, 2019, and March 31, 2018 and three month period  ended June 30, 2018 included in this registration statement, of which this prospectus forms a part, have been so included in reliance on the report of Somerset CPAs PC, an independent registered public accounting firm appearing elsewhere herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus, which constitutes a part of the registration statement on Form S-1 that we have filed with the SEC under the Securities Act, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the securities offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement, are publicly available through the SEC's website at www.sec.gov. We also maintain a website at www.galaxynext.us, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

DISCLOSURE OF THE SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our articles of incorporation contain provisions that permit us to indemnify our directors and officers to the fullest extent permitted by Nevada law.  Our bylaws require us to indemnify any of our officers or directors, and certain other persons, under certain circumstances against all expenses and liabilities incurred or suffered by such persons because of a lawsuit or similar proceeding to which the person is made a party by reason of a his being a director or officer of the Company or our subsidiaries, unless that indemnification is prohibited by law. These provisions do not limit or eliminate our rights or the rights of any stockholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our articles of incorporation and bylaws are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements

Page
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2019 and 2018	F-4
Consolidated Statements of Operations for the Year Ended June 30, 2019, Three Months Ended June 30,2018 and Year Ended March 31, 2018	F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the Year Ended June 30, 2019, Three Months Ended June 30, 2018 and Year Ended March 31, 2018	F-6
Consolidated Statements of Cash Flows for the Year Ended June 30, 2019, Three Months ended June 30, 2018 and Year Ended March 31, 2018	F-8
Notes to Consolidated Financial Statements	F-9-49

Unaudited Consolidated Financial Statements

SOMERSET
CPAs AND ADVISORS

**REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM**

To the Board of Directors and Stockholders of Galaxy Next Generation, Inc.
Toccoa, Georgia

***Opinion on the Consolidated Financial Statements***

We have audited the accompanying consolidated balance sheets of Galaxy Next Generation, Inc. (the "Company") as of June 30, 2019 and 2018, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended June 30, 2019 and March 31, 2018, and the three month period ended June 30, 2018, and the related consolidated notes (collectively referred to as the "financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at June 30, 2019 and 2018, and the results of their operations and their cash flows for the years ended June 30, 2019 and March 31, 2018, and the three month period ended June 30, 2018, in conformity with accounting principles generally accepted in the United States of America.

***Going Concern Uncertainty***

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 15 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 15. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

***Basis for Opinion***

These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

CHICAGO
200 South Wacker Drive, 31st Floor
Chicago, IL 60606

INDIANAPOLIS
3925 River Crossing Pkwy, Suite 300
Indianapolis, IN 46240

NASHVILLE
3102 West End Ave., Suite 400
Nashville, TN 37203

317.472.2200 | 800.469.7206 | somersetcpas.com

GALAXY NEXT GENERATION, INC.
Consolidated Balance Sheets
June 30, 2019 and 2018
Assets	2019	2018
Current Assets
Cash	$ 169,430	$ 184,255
Accounts receivable, net	15,297	341,726
Accounts receivable - unbilled	247,007	-
Inventories, net	648,715	586,764
Prepaid and other current assets	20,898	2,764

Total Current Assets	1,101,347	1,115,509

Property and Equipment, net (Note 2)	26,765	4,254,451

Other Assets
Goodwill (Note 12)	834,220	892,312
Other assets (Note 12)	-	1,522,714

Total Other Assets	834,220	2,415,026

Total Assets	$ 1,962,332	$ 7,784,986

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Line of credit (Note 3)	$ 1,230,550	$ 547,603
Convertible notes payable, net of discount (Note 4)	2,124,824	-
Derivative liability, convertible debt features and warrants	1,025,944	-
Current portion of long term notes payable (Note 4)	279,346	362,181
Accounts payable	690,882	771,080
Accrued expenses	597,351	146,978
Advances from stockholders	-	260,173
Deferred revenue	247,007	219,820
Short term notes payable - (Note 4)	-	165,000
Short term notes payable - related party (Note 6)	200,000	485,534

Total Current Liabilities	6,395,904	2,958,369

Noncurrent Liabilities
Noncurrent portion of accounts payable	174,703	-
Notes payable, less current portion (Note 4)	1,607	4,524,347

Total Liabilities	6,572,214	7,482,716

Stockholders' Equity (Deficit) (Notes 1, 8, and 12)
Common stock	1,072	965
Additional paid-in capital	4,859,731	3,108,873
Accumulated deficit	(9,470,685)	(2,807,568)

Total Stockholders' Equity (Deficit)	(4,609,882)	302,270

Total Liabilities and Stockholders' Equity (Deficit)	$ 1,962,332	$ 7,784,986

See accompanying notes to the consolidated financial statements

GALAXY NEXT GENERATION, INC.
Consolidated Statements of Operations
For the Year Ended June 30, 2019, Three Months Ended June 30, 2018
and Year Ended March 31, 2018

	Year Ended	Period Ended	Year Ended
	June 30, 2019	June 30, 2018	March 31, 2018
Revenues
Technology interactive panels and related products	$ 1,265,786	$ 161,927	$ 2,199,581
Entertainment theater ticket sales and concessions	589,705	34,946	-
Technology office supplies	26,567	10,827	119,907

Total Revenues	1,882,058	207,700	2,319,488

Cost of Sales
Technology interactive panels and related products	1,545,093	171,304	1,893,109
Entertainment theater ticket sales and concessions	221,238	6,804	-

Total Cost of Sales	1,766,331	178,108	1,893,109

Gross Profit	115,727	29,592	426,379

General and Administrative Expenses
Stock compensation and stock issued for services	2,416,934	645,200	-
General and administrative	3,421,336	726,328	1,574,808

Loss from Operations	(5,722,543)	(1,341,936)	(1,148,429)

Other Income (Expense)
Other income	126,530	4,937	10,739
Expenses related to convertible notes payable:
Change in fair value of derivative liability	(89,198)	-	-
Interest accretion	(644,055)	-	-
Interest expense	(333,851)	(33,124)	(40,235)

Total Other Income (Expense)	(940,574)	(28,187)	(29,496)

Net Loss before Income Taxes	(6,663,117)	(1,370,123)	(1,177,925)

Income taxes (Note 9)	-	-	-

Net Loss	$ (6,663,117)	$ (1,370,123)	$ (1,177,925)

Net Basic and Fully Diluted Loss Per Share	$ (0.658)	$ (0.155)	$ (0.135)

Weighted average common shares outstanding
Basic and fully diluted	10,128,435	8,864,480	8,757,251

Fully diluted	10,518,750	8,864,480	8,757,251

See accompanying notes to the consolidated financial statements

GALAXY NEXT GENERATION, INC.
Consolidated Statements of Changes in Stockholders' Equity (Deficit)
For the Year Ended June 30, 2019, Three Months Ended June 30, 2018
and Year Ended March 31, 2018
					Total
	Common Stock		Additional	Accumulated	Stockholder's
	Shares	Amount	Paid-in Capital	Deficit	Equity (Deficit)

Balance, April 1, 2017	645	$ 600	$ -	$ (82,830)	$ (82,230)

Capital contributions	-	-	44,226	-	44,226

Common stock issued for services in May 2017	471,473	-	-	-	-

Common stock issued as part of the common controlled merger (Note 1)	8,067,889	-	-	-	-

Common stock issued as part of the private placement in March 2018 (Note 8)	32,226	-	60,000	-	60,000

Dividends	-	-	-	(176,690)	(176,690)

Net loss for the year ended March 31, 2018	-	-	-	(1,177,925)	(1,177,925)

Balance, March 31, 2018	8,572,233	600	104,226	(1,437,445)	(1,332,619)

Common stock issued for services in April and May 2018 (Notes 8)	100	-	70,000	-	70,000

Common stock issued as part of the private placement from April to June 2018 (Note 8)	1,954	-	1,367,500	-	1,367,500

Common stock issued for employee services in May 2018 (Note 8)	822	-	575,200	-	575,200

Common stock issued in exchange for debt reduction in June 2018 (Note 8)	143	-	100,000	-	100,000

Issuance of common stock to FullCircle Registry, Inc. common stockholders in connection with acquisition in June 2018 (Note 12)	687,630	232	567,603	-	567,835

Issuance of common stock to FullCircle Registry, Inc. convertible debt holders in connection with acquisition in June 2018 (Note 12)	392,931	133	324,344	-	324,477

Consolidated net loss	-	-	-	(1,370,123)	(1,370,123)

Balance, June 30, 2018	9,655,813	965	3,108,873	(2,807,568)	302,270

Common stock issued as part of the private placement in September 2018	182,255	-	637,000	-	637,000

Common stock issued for warrants and convertible debt in January 2019	242,271	24	591,859	-	591,883

Common stock issued for warrants and convertible debt in February 2019	150,000	15	370,485	-	370,500

Non-cash consideration for net assets of Entertainment in February 2019	-	(4)	(92,696)	-	(92,700)

Sale of net assets to FCLR in February 2019	-	-	(1,511,844)	-	(1,511,844)

Common stock issued for warrants for services in March 2019	100,000	10	219,990	-	220,000

Common stock issued for services in May 2019	62,790	7	128,085	-	128,092

Common stock issued for cashless exercise of warrant in May 2019	381,944	-	-	-	-

Settlement of conversion features and warrants in April and May 2019	-	-	301,575	-	301,575

Common Stock issued under Stock Plan in May 2019	450,000	45	854,955	-	855,000

Common stock issued for services in June 2019	33,828	4	90,655	-	90,659

Common stock issued under Stock Plan in June 2019	60,000	6	160,794	-	160,800

Consolidated net loss	-	-	-	(6,663,117)	(6,663,117)

Balance, June 30, 2019	11,318,901	$ 1,072	$ 4,859,731	$ (9,470,685)	$ (4,609,882)

See accompanying notes to the consolidated financial statements

GALAXY NEXT GENERATION, INC.
Consolidated Statements of Cash Flows
For the Year Ended June 30, 2019, Three Months Ended June 30, 2018
and Year Ended March 31, 2018

	June 30, 2019	June 30, 2018	March 31, 2018
Cash Flows from Operating Activities
Net loss	$ (6,663,117)	$ (1,370,123)	$ (1,177,925)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	221,260	5,222	17,667
Amortization of convertible debt discounts	89,279	-	-
Accretion and settlement of financing instruments and change in fair value of derivative liability	733,258	-	-
Gain on sale of Entertainment (Note 12)	(60,688)	-	-
Stock compensation and stock issued for services	2,417,041	645,200	-
Changes in assets and liabilities:
Accounts receivable	74,922	(290,402)	166,206
Inventories	(67,561)	(225,398)	697,850
Prepaid expenses and other assets (Note 12)	(1,566,268)	11,545	(363)
Accounts payable	175,021	(100,880)	(362,104)
Accrued expenses	712,318	(38,902)	13,958
Deferred revenue	27,187	219,820	-

Net cash used in operating activities	(3,907,348)	(1,143,918)	(644,711)

Cash Flows from Investing Activities
Purchases of property and equipment	-	-	(12,049)
Acquisition of net assets (Note 12)	-	22,205	-
Net cash provided by (used in) financing activities	-	22,205	(12,049)

Cash Flows from Financing Activities
Dividends	-	-	(176,690)
Proceeds from line of credit, net	682,947	19,000	528,603
Proceeds from convertible notes payable	2,495,235	-	-
Principal payments on mortgage and capital lease obligations	(11,486)	(8,722)	(12,164)
Payments on advances from shareholders, net	(111,173)	(88,436)	(183,411)
Proceeds from issuance of common stock (Note 8)	637,000	1,367,500	60,000
Proceeds from notes payable	-	6,150	375,000
Capital contributions	-	-	44,226
Proceeds from notes payable - related parties	200,000	-	-

Net cash provided by financing activities	3,892,523	1,295,492	635,564

Net (Decrease) Increase in Cash and Cash Equivalents	(14,825)	173,779	(21,196)

Cash, Beginning of Period	184,255	10,476	31,672

Cash, End of Period	$ 169,430	$ 184,255	$ 10,476

Supplemental and Non Cash Disclosures
Non-cash consideration for sale of Entertainment	$ 92,700	$ -	$ -

Non-cash payments from proceeds of convertible debt for interest and fees	$ 134,461	$ -	$ -

Non-cash principal payments from proceeds of convertible debt	$ 602,024	$ -	$ -

Accretion of discount on convertible notes payable	$ 644,055	$ -	$ -

Cash paid for interest	$ 402,903	$ 33,124	$ 30,618

Reduction of note payable in exchange for common stock (Note 4)	$ -	$ 100,000	$ -

Sale of Entertainment	$ 1,511,844	$ -	$ -

See accompanying notes to the consolidated financial statements

Note 1 - Summary of Significant Accounting Policies

Corporate History, Nature of Business and Mergers

Galaxy Next Generation LTD CO. ("Galaxy CO") was organized in the state of Georgia in February 2017 while R & G Sales, Inc. ("R&G") was organized in the state of Georgia in August 2004. Galaxy CO merged with R&G ("common controlled merger") on March 16, 2018, with R&G becoming the surviving company. R&G subsequently changed its name to Galaxy Next Generation, Inc. ("Galaxy").

FullCircle Registry, Inc., ("FLCR") is a holding company created for the purpose of acquiring small profitable businesses to provide exit plans for those company's owners. FLCR's subsidiary, FullCircle Entertainment, Inc. ("Entertainment" or "FLCE"), owns and operates Georgetown 14 Cinemas, a fourteen-theater movie complex located in Indianapolis, Indiana.

On June 22, 2018, Galaxy consummated a reverse triangular merger whereby Galaxy merged with and into Full Circle Registry, Inc.'s (FLCR) newly formed subsidiary - formed specifically for the transaction (Galaxy MS). The merger resulted in Galaxy MS becoming a wholly-owned subsidiary of FLCR. For accounting purposes, the acquisition of Galaxy by FLCR is considered a reverse acquisition, an acquisition transaction where the acquired company, Galaxy, is considered the acquirer for accounting purposes, notwithstanding the form of the transaction. The primary reason the transaction is being treated as a purchase by Galaxy rather than a purchase by FLCR is that FLCR is a public reporting company, and Galaxy's stockholders gained majority control of the outstanding voting power of FLCR's equity securities. Consequently, the assets and liabilities and the operations that are reflected in the historical financial statements of the Company prior to the merger are those of Galaxy. The financial statements after the completion of the merger include the combined assets and liabilities of the combined company (collectively Galaxy Next Generation, Inc., Full Circle Registry, Inc. and FullCircle Entertainment, Inc., or "the Company").

In recognition of Galaxy's merger with FLCR, several things occurred: (1) FLCR amended its articles of incorporation to change its name from FullCircle Registry, Inc. to Galaxy Next Generation, Inc.; (2) Galaxy and FLCR changed its fiscal year end to June 30, effective June 2018; (3) FLCR authorized shares of preferred stock were increased to 200,000,000 and authorized shares of common stock were increased to 4,000,000,000, (prior to the Reverse Stock Split) both with a par value of $0.0001; and (4) the Board of Directors and Executive Officers approved Gary LeCroy, President and Director; Magen McGahee, Secretary and Director; and Carl Austin, Director; and (5) the primary business operated by the combined company became the business that was operated by Galaxy.

Note 1 - Summary of Significant Accounting Policies (Continued)

Corporate History, Nature of Business and Mergers (Continued)

Galaxy is a manufacturer and U.S. distributor of interactive learning technology hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. Galaxy's products include Galaxy's own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices. New technologies like Galaxy's own touchscreen panels are sold along with renowned brands such as Google Chromebooks, Microsoft Surface Tablets, Lenovo & Acer computers, Verizon WiFi and more. Galaxy's distribution channel consists of approximately 30 resellers across the U.S. who primarily sell its products within the commercial and educational market. Galaxy does not control where the resellers focus their resell efforts; however, the K-12 education market is the largest customer base for Galaxy products comprising nearly 90% of Galaxy's sales. In addition, Galaxy also possesses its own reseller channel where it sells directly to the K-12 market, primarily throughout the Southeast region of the United States.

As disclosed in Note 12, the Entertainment segment was sold on February 6, 2019 in exchange for 38,625 Galaxy common shares.

Basis of Presentation and Principles of Consolidation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. Any reference in these footnotes to applicable guidance is meant to refer to the authoritative U.S. generally accepted accounting principles ("GAAP") as found in the Accounting Standards Codification ("ASC") and Accounting Standards Update ("ASU") of the Financial Accounting Standards Board ("FASB").

Due to the change in year-end, the Company's fiscal year 2018 was shortened from 12 months to 3 months and ended on June 30, 2018. Further, the financial statements as of June 30, 2019 and 2018 represent the financial information of the Company subsequent to the acquisition. The consolidated statement of operations, changes in stockholder equity (deficit) and cashflows for the year ended March 31, 2018 represent the financial results of the Company prior to the acquisition. All intercompany transactions and accounts have been eliminated in the consolidation.

The Company's financial reporting segments are Technology (reflecting the operations of Galaxy) and Entertainment (reflecting the operations of the movie theater). The Company is an over-the-counter public company traded under the stock symbol listing GAXY (formerly FLCR).

Note 1 - Summary of Significant Accounting Policies (Continued)

Segment Reporting

With the reverse merger between Galaxy and FLCR on June 22, 2018, the Company identified two reportable segments: Technology and Entertainment. Segment determination is based on the internal organization structure, management of operations and performance evaluation by management and the Company's Board of Directors. Separate management of each segment is required because each business unit is subject to different operational issues and strategies.

The Technology segment sells interactive learning technology hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. Galaxy's products include Galaxy's own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices.

The Entertainment segment owns and operates Georgetown 14 Cinemas, a fourteen-theater movie complex located in Indianapolis, Indiana. Entertainment generates revenues from movie ticket sales and concessions. As part of the merger agreement, the parties have the right to spinout the Entertainment segment to the prior shareholders of FLCR. Management plans to focus on its primary business plan, which is Galaxy. As disclosed in Note 12, the Entertainment segment was sold to an entity with a common board member on February 6, 2019.

Use of Estimates

The preparation of consolidated financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Significant estimates used in preparing the consolidated financial statements include those assumed in computing the allowance for doubtful accounts, inventory reserves, product warranty liabilities, valuation of goodwill, valuation of convertible notes payable and related warrants, and the valuation of deferred tax assets. It is reasonably possible that the significant estimates used will change within the next year.

Note 1 - Summary of Significant Accounting Policies (Continued)

Capital Structure

In accordance with ASC 505, Equity, the Company's capital structure is as follows:

	June 30, 2019
	Authorized	Issued	Outstanding

Common stock	4,000,000,000	11,318,901	11,280,276	$.0001 par value, one vote per share

Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share

Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights

Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually

Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock

	June 30, 2018
	Authorized	Issued	Outstanding

Common stock	4,000,000,000	9,655,813	9,655,813	$.0001 par value, one vote per share

Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share

Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights

Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually

Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock

	March 31, 2018
	Authorized	Issued	Outstanding

Common stock	4,200,000,000	8,572,233	8,572,233	$.0001 par value, one vote per share

Note 1 - Summary of Significant Accounting Policies (Continued)

There is no publicly traded market for the preferred shares.

There are 102,023,065 common shares reserved at June 30, 2019 under terms of the convertible debt agreements and Stock Plan (see Notes 4 and 13).

There are 8,945,393 issued common shares that are restricted as of June 30, 2019. The shares will become free-trading upon satisfaction of certain terms within the convertible debt agreements.

Share capital was restated as of the year ended March 31, 2018, consistent with the accounting presentation requirement to retroactively adjust the accounting acquirer's legal capital to reflect the legal capital of the accounting acquiree in a reverse acquisition.

Business Combinations

The Company accounts for business combinations under the acquisition method of accounting. Under this method, acquired assets, including separately identifiable intangible assets, and any assumed liabilities are recorded at their acquisition date estimated fair value. The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. Determining the fair value of assets acquired and liabilities assumed involves the use of significant estimates and assumptions.

Concurrent with the reverse triangular merger, the Company applied pushdown accounting. Pushdown accounting refers to the use of the acquirer's basis in the preparation of the acquiree's separate financial statements as the new basis of accounting for the acquiree. See Note 12 for a discussion of the merger and the related impact on the Company's consolidated financial statements.

Note 1 - Summary of Significant Accounting Policies (Continued)

Revenue Recognition

Technology Interactive Panels and Related Products

The Company derives revenue from the sale of interactive panels and other related products. Sales of these panels may also include optional equipment, accessories and services (installation, training and other services, maintenance and warranty services). Product sales and installation revenue are recognized when all of the following criteria have been met: (1) products have been shipped or customers have purchased and accepted title to the goods; service revenue for installation of products sold is recognized as the installation services are performed, (2) persuasive evidence of an arrangement exists, (3) the price to the customer is fixed, and (4) collectability is reasonably assured.

Deferred revenue consists of customer deposits and advance billings of the Company's products where sales have not yet been recognized. Shipping and handling costs billed to customers are included in revenue in the accompanying statements of operations. Costs incurred by the Company associated with shipping and handling are included in cost of sales in the accompanying statements of operations. Sales are recorded net of sales returns and discounts, and sales are presented net of sales-related taxes.

Because of the nature and quality of the Company's products, the Company provides for the estimated costs of warranties at the time revenue is recognized for a period of five years after purchase as a secondary warranty. The manufacturer also provides a warranty against certain manufacturing and other defects. As of June 30, 2019 and 2018, the Company accrued $82,350 and $1,350, respectively, for estimated product warranty claims, which is included in accrued expenses in the accompanying consolidated balance sheets. The accrued warranty costs are based primarily on historical warranty claims as well as current repair costs. There was $87,374 and $1,350 of warranty expenses for the year ended June 30, 2019 and the three months ended June 30, 2018, respectively. There was $1,350 of warranty expense during the year ended March 31, 2018.

Note 1 - Summary of Significant Policies (Continued)

Revenue Recognition (Continued)

The Company is negotiating a warranty settlement with one of its manufacturers. At June 30, 2019, the Company accrued $209,316 payable to this manufacturer to be paid over 24 months.

Product sales resulting from fixed-price contracts involve a signed contract for a fixed price or a binding purchase order to provide the Company's interactive panels and accessories. Contract arrangements exclude a right of return for delivered items. Product sales resulting from fixed-price contracts are generated from multiple-element arrangements that require separate units of accounting and estimates regarding the fair value of individual elements. The Company has determined that its multiple-element arrangements that qualify as separate units of accounting are (1) product sales and (2) installation and related services. There is objective and reliable evidence of fair value for both the product sales and installation services and allocation of arrangement consideration for each of these units is based on their relative fair values. Each of these elements represent individual units of accounting, as the delivered item has value to a customer on a stand-alone basis. The Company's products can be sold on a stand-alone basis to customers which provides objective evidence of the fair value of the product portion of the multi-element contract, and thus represents the Company's best estimate of selling price.

The fair value of installation services is separately calculated using expected costs of installation services. Many times, the value of installation services is calculated using price quotations from subcontractors to the Company who perform installation services on a stand-alone basis.

The Company sells equipment with embedded software to its customers. The embedded software is not sold separately, and it is not a significant focus of the Company's marketing efforts. The Company does not provide post-contract customer support specific to the software or incur significant costs that are within the scope of FASB guidance on accounting for software to be leased or sold. Additionally, the functionality that the software provides is marketed as part of the overall product. The software embedded in the equipment is incidental to the equipment as a whole.

Entertainment Theater Ticket Sales and Concessions

Revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale.

Note 1 - Summary of Significant Accounting Policies (Continued)

Cash and Cash Equivalents

The Company considers cash and cash equivalents to be cash in all bank accounts, including money market and temporary investments that have an original maturity of three months or less.

From time to time, the Company has on deposit, in institutions whose accounts are insured by the Federal Deposit Insurance Corporation, funds in excess of the insured maximum. The at-risk amount is subject to significant fluctuation daily throughout the year. The Company has never experienced any losses related to these balances, and as such, the Company does not believe it is exposed to any significant risk.

Accounts Receivable

The Company reports accounts receivable at invoiced amounts less an allowance for doubtful accounts. Interest is not charged on past due accounts. Management reviews each receivable balance and estimates that portion, if any, of the balance that will not be collected. The carrying amount of the accounts receivable is then reduced by an allowance based on management's estimate. Management deemed no allowance for doubtful accounts was necessary at June 30, 2019 and 2018. At June 30, 2019, $247,007 of total accounts receivable were considered unbilled and recorded as deferred revenue. There were no amounts considered unbilled at June 30, 2018.

Inventories

Inventory is stated at the lower of cost or net realizable value. Cost is determined on a first-in, first-out (FIFO) method of accounting. All inventory at June 30, 2019 and 2018, represents goods available for sale. Galaxy inventory is mostly comprised of interactive panels and accessories while FLCE inventory consists of concession inventory such as popcorn, soft drinks, and candy. Management estimates $20,000 and $0 of obsolete or slow-moving inventory reserves at June 30, 2019 and 2018, respectively.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Expenditures for repairs and maintenance are charged to expense as incurred and additions and improvements that significantly extend the lives of assets are capitalized. Upon sale or other retirement of depreciable property, the cost and accumulated depreciation are removed from the related accounts and any gain or loss is reflected in operations.

Note 1 - Summary of Significant Accounting Policies (Continued)

Property and Equipment (Continued)

Property and equipment at June 30, 2019 and the estimated useful lives used in computing depreciation, are as follows:

Furniture and fixtures	5 years
Equipment	5 years
Vehicles	5 years

Property and equipment at June 30, 2018 and March 31, 2018, and the estimated useful lives used in computing depreciation, are as follows:

Building	40 years
Building improvements	8 years
Vehicles	5 years
Equipment	5 – 8 years
Furniture and fixtures	5 years

Depreciation is provided using the straight-line method over the estimated useful lives of the depreciable assets. Depreciation expense was $221,260, $5,222 and $17,667 for the year ended June 30, 2019, the three months ended June 30, 2018 and the year ended March 31, 2018, respectively.

Note 1 - Summary of Significant Accounting Policies (Continued)

Long-lived Assets

Long-lived assets to be held and used are tested for recoverability whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. When required, impairment losses on assets to be held and used are recognized based on the excess of the asset's carrying amount over the fair value of the asset.

Goodwill

Goodwill is not amortized, but is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments regarding indicators of potential impairment are based on market conditions and operational performance of the business.

At each fiscal year-end, the Company performs an impairment analysis of goodwill. The Company may assess its goodwill for impairment initially using a qualitative approach to determine whether conditions exist to indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances that it is more likely than not that a reporting unit's carrying value is greater than its fair value, then a goodwill impairment charge is recognized for the amount in excess, not to exceed the total amount of goodwill allocated to that reporting unit.

Note 1 - Summary of Significant Accounting Policies (Continued)

Goodwill (Continued)

If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If determined to be impaired, an impairment charge is recorded as a general and administrative expense within the Company's consolidated statement of operations.

Distinguishing Liabilities from Equity

The Company relies on the guidance provided by ASC Topic 480, Distinguishing Liabilities from Equity, to classify certain convertible instruments. The Company first determines whether a financial instrument should be classified as a liability. The Company determines a liability classification if the financial instrument is mandatorily redeemable, or if the financial instrument, other than outstanding shares, embodies a conditional obligation that the Company must or may settle by issuing a variable number of its equity shares.

If the Company determines that a financial instrument should not be classified as a liability, the Company determines whether the financial instrument should be presented between the liability section and the equity section of the balance sheet ("temporary equity"). The Company determines temporary equity classification if the redemption of the financial instrument is outside the control of the Company (i.e. at the option of the holder). Otherwise, the Company accounts for the financial instrument as permanent equity.

Initial Measurement

The Company records financial instruments classified as liability, temporary equity or permanent equity at issuance at the fair value, or cash received.

Subsequent Measurement – Financial Instruments Classified as Liabilities

The Company records the fair value of financial instruments classified as liabilities at each subsequent measurement date.

The changes in fair value of financial instruments classified as liabilities are recorded as other income (expense).

Note 1 - Summary of Significant Accounting Policies (Continued)

Income Taxes

The Company accounts for income taxes under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Current income taxes are recognized for the estimated income taxes payable or receivable on taxable income or loss from the current year and any adjustment to income taxes payable related to previous years. Current income taxes are determined using tax rates and tax laws that have been enacted or subsequently enacted by the year-end date.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. Under the asset and liability method, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if it is more likely than not that some portion or all of the deferred tax asset will not be utilized.

Research and Development

The Company accounts for research and development (R&D) costs in accordance with the Research and Development topic of the ASC. Under the Research and Development topic of the ASC, all R&D costs must be charged to expense as incurred. Accordingly, internal R&D costs are expensed as incurred. Third-party R&D costs are expensed when the contracted work has been performed.

Stock-based Compensation

The Company records stock-based compensation in accordance with the provisions set forth in ASC 718, Stock Compensation, using the modified prospective method. ASC 718 requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. The Company, from time to time, may issue common stock to acquire services or goods from non-employees. Common stock issued to persons other than employees or directors are recorded on the basis of their fair value.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per common share is calculated using the weighted average number of common shares outstanding during the period. The Company's convertible notes and warrants are excluded from the computation of diluted earnings per share as they are anti-dilutive due to the Company's losses during those periods.

Share capital was restated as of the beginning of the three month period ended June 30, 2018, consistent with the accounting presentation requirement to retroactively adjust the accounting acquirer's legal capital to reflect the legal capital of the accounting acquiree in a reverse acquisition.

Note 1 - Summary of Significant Accounting Policies (Continued)

Fair Value of Financial Instruments

The Company categorized its fair value measurements within the fair value hierarchy established by generally accepted accounting principles. The hierarchy is based on the valuation inputs used to measure the fair value of the asset. Level 1 inputs are quoted prices in active markets for identical assets; Level 2 inputs are significant other observable inputs; Level 3 inputs are significant unobservable inputs.

As of June 30, 2019 and 2018, the Company held certain financial assets and liabilities that are required to be measured at fair value on a recurring basis. All such assets and liabilities are considered to be Level 3 in the fair value hierarchy defined above.

Derivative Liabilities

The Company generally does not use derivative financial instruments to hedge exposures to cash flow or market risks. However, certain other financial instruments, such as warrants and embedded conversion features on the convertible debt, are classified as derivative liabilities due to protection provisions within the agreements.  Such financial instruments are initially recorded at fair value using the Monte Carlo model and subsequently adjusted to fair value at the close of each reporting period.  The Company accounts for derivative instruments and debt instruments in accordance with the interpretive guidance of ASC 815, ASU 2017-11, and associated pronouncements related to the classification and measurement of warrants and instruments with conversion features.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which is effective for public entities for annual reporting periods beginning after December 15, 2018. Under ASU 2016-02, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) a lease liability, which is a lessee's obligation to make lease payments arising from a lease, measured on a discounted basis, and 2) a right-of-use asset, which is an asset that represents the lessee's right to use, or control the use of, a specified asset for the lease term. The Company does not expect any material impact of ASU 2016-02 on the consolidated financial statements.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815): I. Accounting for Certain Financial Instruments with Down Round Features; II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception. Part I of this update addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this update addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The amendments in Part II of this update do not have an accounting effect. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. The Company adopted ASU 2017-11 in its consolidated financial statements and related disclosures on January 1, 2019, the first interim period after the effective date of the ASU.

Note 1 - Summary of Significant Accounting Policies (Continued)

Recent Accounting Pronouncements

In August 2018, the U.S. Securities and Exchange Commission ("SEC") adopted the final rule under SEC Release No. 33-10532 Disclosure Update and Simplification, to eliminate or modify certain disclosure rules that are redundant, outdated, or duplicative of U.S. GAAP or other regulatory requirements. Among other changes, the amendments eliminated the annual requirement to disclose the high and low trading prices of our common stock. In addition, the amendments provide that disclosure requirements related to the analysis of shareholders' equity are expanded for interim financial statements. An analysis of the changes in each caption of shareholders' equity presented in the balance sheet must be provided in a note or separate statement, as well as the amount of dividends per share for each class of shares. This rule was effective on November 5, 2018; and adopted during the year ended June 30, 2019 with little impact on the consolidated financial statements.

Note 2 - Property and Equipment

Property and equipment are comprised of the following at:

	June 30, 2019	June 30, 2018
Land and buildings	$ -	$ 4,937,069
Building improvements	-	363,083
Vehicles	74,755	92,353
Equipment	5,000	1,470,709
Furniture and fixtures	12,598	12,598
	92,353	6,875,812
Accumulated depreciation	(65,588)	(2,621,361)

Property and equipment, net	$26,765	$ 4,254,451

As disclosed in Note 12, the net assets of the Entertainment segment were sold on February 6, 2019. The property and equipment related to this segment are zero at June 30, 2019.

Note 3 - Line of Credit

The Company has a $1,250,000 line of credit at June 30, 2019 bearing interest at prime plus 0.05% (6.0% at June 30, 2019) which expires December 2019. The current terms of the line of credit were renegotiated from maximum borrowings of $750,000 at June 30, 2018 with interest at prime plus 1% (5.5% as of June 30, 2018). The line of credit is collateralized by certain real estate owned by a family member of a stockholder, 850,000 shares of the Company's common stock owned by two stockholders, personal guarantees of two stockholders, and a key man life insurance policy. A minimum average bank balance of $50,000 is required as part of the line of credit agreement. In addition, a 20% curtailment of the outstanding balance may occur during 2019. The outstanding balance was $1,230,550 and $547,603 at June 30, 2019 and 2018, respectively.

Notes 4 - Notes Payable

Long Term Notes Payable

The Company's long term notes payable obligations to unrelated parties are as follows at:

	June 30, 2019	June 30, 2018

The Company has a note payable with a bank. Previous terms had maturity set at December 2018 and accrued interest at 2.10% annually. The note agreement was amended and now bears interest at 3.10% and matures in December 2019. The note is guaranteed by a stockholder and collateralized by a certificate of deposit owned by a related party. In May 2018, 50,000 shares of stock were issued to the related party in exchange for a $100,000 reduction in the short-term note balance.

	$ 274,900	$ 275,000

Note payable to an individual executed March 2018 in which the note accrues interest on the original principal balance at a rate of 6.25% annually.  Interest payments are due annually with principal due March 2021.

	-	75,000

Mortgage payable with interest at 4.75%, and monthly payments of $34,435 through December 31, 2016. The note was modified during 2017. After the modification, the interest rate was 2.5% annually with monthly payments of $15,223 through July 15, 2020, and a balloon payment due at maturity. The mortgage payable is secured by the building and land and guaranteed by related parties.

	-	4,512,710

Note payable to a financial institution for a vehicle with monthly installments of $153 maturing June 2022.
	-	6,150

Capital leases with a related party for 3 delivery vehicles with monthly installments ranging from $253 to $461, including 4% to 4.75% interest, maturing over 5-year terms expiring between July 2019 and July 2020. One of the capital leases was paid in full in April 2019 leaving 2 delivery vehicle capital leases remaining.	6,053	17,668

Total Non-Related Party Notes Payable	280,953	4,886,528

Current Portion of Non-Related Party Notes Payable	279,346	362,181

Long-term Portion of Non-Related Party Notes Payable	$ 1,607	$ 4,524,347

As disclosed in Note 12, the Entertainment segment was sold effective February 6, 2019. The notes payable related to this segment are zero at June 30, 2019.

Note 4 - Notes Payable (Continued)

Long Term Notes Payable (Continued)

Future minimum principal payments on the non-related party long term notes payable are as follows:

Year ending June 30,
2020	$ 279,346
2021	1,607
$ 280,953

Short Term Notes Payable

The Company's short term notes payable obligations to unrelated parties assumed in the acquisition (Note 12) are as follows:

	June 30, 2019	June 30, 2018
Note payable to individual and bears interest at a rate of 8% annually and is due on demand.
	$ -	$ 20,000

Note payable to individual and bears interest at a rate of 8% annually and is due on demand.
	-	10,000

Notes payable to individuals in which the notes accrue interest on the original principal balance at a rate of 6.25% annually and are due on demand.

	-	60,000
Note payable to an individual in which the note accrues interest on the original principal balance at a rate of 6.25% annually and whose original maturity of August 2018 was extended to August 2019.

	-	25,000
Note payable to an individual in which the note accrues interest on the original principal balance at a rate of 6.25% annually and is due on demand.

	-	25,000

Note payable to an individual in which the note accrues interest on the original principal balance at a rate of 10% annually and is due on demand.

	-	25,000

Total Short Term Non-Related Party Notes Payable	$ -	$ 165,000

Note 4 - Notes Payable (Continued)

As disclosed in Note 12, the Entertainment segment was sold effective February 6, 2019. The short term notes payable obligations to unrelated parties related to this segment are zero at June 30, 2019.

Convertible Notes Payable

June 30, 2019	June 30, 2018

On January 16, 2019, the Company signed a convertible promissory note with an investor. The $382,000 note was issued at a discount of $38,200 and bears interest at 12% per year. The Company issued 92,271 common shares to the investor. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in June 2019. The note matures in July 2019 (Note 16). The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance.

$ 382,000	$ -

On February 22, 2019, the Company signed a convertible promissory note with an investor. The $200,000 note was issued at a discount of $20,000 and bears interest at 5% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in August 2019. The note matures in November 2019. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance.

200,000	-

On March 28, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $20,000 and bears interest at 10% per year. The Company issued 25,000 common shares to the investor. Two draws of $112,500 and $56,250 were borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in September 2019. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note matures in March 2020. The Company has $56,250 of available borrowings under this note on June 30, 2019.

168,750	-

On April 1, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $25,000 and bears interest at 10% per year. The Company issued 25,000 shares to the investor. An initial draw of $100,000 was borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion. The note matures in April 2020. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The Company has $112,500 of available borrowings under this note at June 30, 2019.

112,500	-

	June 30, 2019	June 30, 2018

On April 29, 2019, the Company signed a convertible promissory note with an investor. The $1,325,000 note was issued at a discount of $92,750 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share. The note matures in April 2020. The note has prepayment penalties of 120% of the sum of the outstanding principal, plus accrued interest, plus defaulted interest, plus any additional principal, plus at the holder's option, any amounts owed to the holder pursuant to any other provision of the note.

	1,325,000	-

On May 28, 2019, the Company signed a convertible promissory note with an investor. The $322,580 note was issued at a discount of $22,580 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share beginning in November 2019. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance.

	322,580	-

On June 18, 2019, the Company signed a convertible promissory note with an investor. The $366,120 note was issued at a discount of $27,120 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance.

	366,120	-

Total Convertible Notes Payable	2,876,950	-

Less: Unamortized original issue discounts	752,126	-

Current Portion of Convertible Notes Payable	2,124,824	-

Long-term Portion of Convertible Notes Payable	$ -	$ -

Note 4 - Notes Payable (Continued)

Convertible Notes Payable (Continued)

The original issue discount is being amortized over the terms of the convertible notes using the effective interest method.  During the year ended June 30, 2019, the Company amortized $89,279 of debt discounts to interest expense and $644,055 to interest accretion. There was no amortization of debt discounts during the three months ended June 30, 2018 or the year ended March 31, 2018.

Two convertible promissory notes were entered into during the year ended June 30, 2019, and subsequently repaid in advance of maturity prior to June 30, 2019.  Significant noncash transactions involving interest expense during the year ended June 30, 2019 included prepayment penalty interest of $134,461 due to the advance repayment of two convertible notes.

Convertible notes are subordinate to the bank debt of the Company.

Accrued but unpaid interest on the notes is convertible by the lender into, and payable by the Company in common shares at a price per common share equal to the most recent closing price of the Company's common shares prior to the delivery to the Company of a request to convert interest, or the due date of interest, as applicable. Interest, when due, is payable either in cash or common shares.

The conversion features meets the definition of a derivative liability instrument because the conversion rate is variable and therefore does not meet the "fixed-for-fixed" criteria outlined in ASC 815-40-15. As a result, the conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Warrants

The Company issued common stock and warrants as consideration for the convertible notes. The warrants contain certain anti-dilutive clauses that are accounted for as financial derivatives. See Note 8 for common stock issued. Unexercised warrants of $277,342 are outstanding at June 30, 2019.  All outstanding warrants have an original exercise prices of $4 per share, contain anti-dilution protection clauses, and expire 36 months from issue date. The anti-dilution clause was triggered for outstanding warrants, which now have an exercise price of $1.325 per share. As of June 30, 2019, outstanding warrants expire between November 29, 2021 and April 17, 2022.

The warrants meet the definition of a derivative liability instrument because the exercise price is variable and therefore does not meet the "fixed-for-fixed" criteria outlined in ASC 815-40-15.  As a result, the value of the unexercised warrants are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Note 5 – Fair Value Measurements

The Company classifies financial assets and liabilities as held-for-trading, available-for-sale, held-to-maturity, loans and receivables or other financial liabilities depending on their nature. Financial assets and financial liabilities are recognized at fair value on their initial recognition.

The Company measures the fair value of financial assets and liabilities based on U.S. GAAP guidance which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.

The following table presents information about the assets and liabilities that are measured at fair value on a recurring basis at June 30, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical instruments. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the financial instrument, and included situations where there is little, if any, market activity for the instrument:

Liabilities:	Total	Level 1	Level 2	Level 3
Original issue discount, convertible debt	$ 979,569	$ -	$ -	$ 979,569
Derivative liability, warrants	46,375	-	-	46,375

Total:	$ 1,025,944	$ -	$ -	$ 1,025,944

There were no assets or liabilities that required fair value measurement at June 30, 2018.

The Company measures the fair market value of the Level 3 components using the Monte Carlo model and projected discounted cash flows, as appropriate. These models were initially prepared by an independent third party and take into account management's best estimate of the conversion price of the stock, an estimate of the expected time to conversion, an estimate of the stock's volatility, and the risk-free rate of return expected for an instrument with a term equal to the duration of the convertible note.

The significant unobservable valuation inputs for the convertible notes include an expected rate of return of 0%, a risk free rate of 2.61% and volatility of 180%.

Note 5 – Fair Value Measurements (Continued)

The derivative liability was valued using the Monte Carlo pricing model with the following inputs at June 30, 2019:

Risk-free interest rate:	1.72 -2.83%
Expected dividend yield:	0.00%
Expected stock price volatility:	180.00%
Expected option life in years:	2.80 -3.00 years

The following table sets forth a reconciliation of changes in the fair value of the Company's convertible debt components classified as Level 3 in the fair value hierarchy at June 30, 2019:

Beginning balance	$-
Convertible Securities at inception	1,238,359
Settlement of conversion features and warrants	(301,613)
Realized	(83,487)
Unrealized	172,685

Ending balance	$1,025,944

Note 6 - Related Party Transactions

Notes Payable

The Company's notes payable obligations to related parties are as follows:

	June 30, 2019	June 30, 2018
Note payable to a related party in which the notes accrues interest on the original principal balance at a rate of 8% annually and is due on demand.	-	$15,000

Note payable to a stockholder in which the note principal plus interest of $10,000 is payable in December 2019.
	200,000	-

Various notes payable to a related party in which the note accrues interest on the original principal balance at a rate of 6.25% annually and is due on demand.	-	91,000

Note payable to a related party in which the note accrues interest on the original principal balance at a rate of 6.25% annually and is due in August 2019.
	-	8,000

Notes payable to a related party in which the note bears no interest and is due on demand.
	-	25,000

Note payable to a related party in which the note accrues interest on the original principal balance at a rate of 9% annually and matures in October 2019.
	-	125,000

Note payable to an individual executed February 2018 in which the note accrues interest on the original principal balance at a rate of 18% annually and is due on demand.

	-	10,000

Various notes payable to a related party in which the note accrues interest on the original principal balance at a rate of 10% annually through December 31, 2016 at which time the interest rate was reduced to 6.25% interest annually. The notes are scheduled to mature at various dates through July 2021.

	-	211,534
Total Related Party Notes Payable	200,000	485,534
Current Portion of Related Party Notes Payable	200,000	485,534
Long-term Portion of Related Party Notes Payable	$ -	$ -

Note 6 - Related Party Transactions (Continued)

As disclosed in Note 12, the Entertainment segment was sold effective February 6, 2019. The notes payable obligations to related parties for this segment are zero at June 30, 2019.

Advances

In support of the Company's efforts and cash requirements, it may rely on advances from related parties until such time that it can support its operations or attain adequate financing through sales of its equity or traditional debt financing. There is no formal written commitment for continued support by officers, directors or shareholders. Amounts represent advances or amounts paid in satisfaction of liabilities. The advances are unsecured, due on demand, and the amounts outstanding at June 30, 2019 and 2018 are $0 and $260,173, respectively.

Leases

The Company leases property used in operations from a related party under terms of an operating lease. The term of the lease expires on December 31, 2021. The monthly lease payment is $1,500 plus maintenance and property taxes, as defined in the lease agreement. Rent expense for this lease, as well as other operating leases, totaled $18,000, $5,150, and $35,583 for the year ended June 30, 2019, the three months ended June 30, 2018, and the year ended March 31, 2018, respectively

The Company leases two vehicles from related parties under capital leases. The Company is paying the lease payments directly to the creditors, rather than the lessor. The leased vehicles are used in operations for deliveries and installations.

Other Agreements

A related party collateralizes the Company's short-term note with a CD in the amount of $274,900, held at the same bank. The related party will receive a $7,500 collateral fee for this service (Note 4). In May 2018, 50,000 shares of stock were issued to the related party in exchange for a $100,000 reduction in the short-term note balance.

Notes Payable Converted to Common Stock

On June 22, 2018, various board members and executives of FLCR exchanged their outstanding related party debt and accrued interest for 4% of the Company's common stock as described in Note 12.

Note 7 - Lease Agreements

Capital Lease Agreements

Capital lease agreements for vehicles (disclosed in Note 4) require monthly payments totaling $813 (ranging from $263 to $461), including interest (ranging from 4.5% to 4.75%), over 5-year terms expiring between July 2019 and July 2020.

Operating Lease Agreements

The Company leases office, retail shop and warehouse facilities under operating leases from a related party (Note 6) which requires monthly payments of $1,500 and expires on December 31, 2021. Rent expense for this lease, as well as other month-to-month leases, totaled $18,000, $5,150 and $35,583 for the year ended June 30, 2019, the three months ended June 30, 2018, and the year ended March 31, 2018, respectively.

Note 8 - Equity

Certain equity transactions related to the reverse triangular merger occurred in September 2018, but have been reflected as of June 30, 2018, in the consolidated financial statements due to FLCR effectively transferring control to Galaxy as of June 22, 2018 (Note 12). The following equity transactions occurred simultaneously, and are treated in these consolidated financial statements as being effective on that date:

• Galaxy shareholders transferred all the outstanding shares of common stock to the Merger Sub;

• Preferred Class C shares were converted into common stock in an amount equivalent to 89% ownership in the outstanding shares of the merged company;

• Common shares were issued to common stockholders in an amount equivalent to 7% ownership in the outstanding shares of the merged company;

• Common shares were issued to convertible debt holders in an amount equivalent to 4% ownership in the outstanding shares of the merged company ( Note 5).

• A reverse stock split was approved at a ratio of one new share for every 350 shares of common stock outstanding (1:350 Reverse Stock Split).

Note 8 – Equity (Continued)

Private Placement

In March 2018, the Company offered 1,500,000 common shares to qualified investors at $2 per share in a private placement memorandum ("PPM"). The private placement offering period expired in September 2018. Proceeds were raised to purchase inventory, pay merger costs and provide working capital. As a result of the PPM, the Company issued 910 and 3,018 shares (post-Reverse Stock Split) and 32,226 (pre-Reverse Stock Split) to new investors resulting in proceeds of $637,000, $1,367,500, and $60,000 during the year ended June 30, 2019, the three months ended June 30, 2018, and the year ended June 30, 2018, respectively.

In April and May 2018, the Company issued 100 shares of common stock at $0.0001 par value to various consultants as compensation. The shares were valued at $70,000 (Note 10) on issuance.

In May 2018, the Company issued 822 shares of common stock at $0.0001 par value to various employees, management, and former members of the Board of Directors by board authorization as compensation in the regular course of business as well as upon contemplation of the reverse triangular merger (Note 12). The shares were valued at $575,200 on issuance and were recognized as stock compensation expense.

In May 2018, 143 shares of stock (post-Reverse Stock Split) were issued to the related party in exchange for a $100,000 reduction in the short-term note balance (Note 4).

In May and June 2019, a total of 510,000 shares were awarded under the Stock Plan (Note 13).

During the year ended June 30, 2019, the Company issued 302,271 common shares as consideration for convertible notes. During May 2019, 60,000 shares were returned and cancelled upon repayment of a convertible note prior to maturity. There were no shares issued as consideration for convertible notes during the three months ended June 30, 2018.

During the year ended June 30, 2019 and three months ended June 30, 2018, the Company issued 346,618 shares and 100 shares for professional consulting services, respectively. The shares were valued at $800,751 and $70,000 upon issuance, for the year ended June 30, 2019 and three months ended June 30, 2018, respectively.

On February 6, 2019, the Company repurchased 38,625 shares from an entity with a common board member under a Share Purchase Agreement related to the sale of Entertainment. These shares are issued but not outstanding at June 30, 2019.

In May 2019, an investor exercised a warrant and was issued 381,944 shares in a cashless transaction.

See the capital structure section in Note 1 for disclosure of the equity components included in the Company's consolidated financial statements.

Note 9 - Income Taxes

The Company's effective tax rate differed from the federal statutory income tax rate for the year ended June 30, 2019, and the three months ended June 30, 2018, and the year ended March 31,2018 as follows:

Federal statutory rate	21%
State tax, net of federal tax effect	5.75%
Valuation allowance	-27%
Effective tax rate	0%

The Company had no federal or state income tax (benefit) for the year ended June 30, 2019, the three months ended June 30, 2018, and the year ended March 31, 2018.

The Company's deferred tax assets and liabilities as of June 30, 2019 and 2018, are summarized as follows:

	June 30, 2019	June 30, 2018
Federal
Deferred tax assets	$ 2,980,100	$ 2,205,200
Less valuation allowance	(2,980,100)	(2,205,200)
Deferred tax liabilities	-	-
	-	-

State
Deferred tax assets	866,300	595,600
Less valuation allowance	(866,300)	(595,600)
Deferred tax liabilities	-	-
	-	-
Net Deferred Tax Assets	$ -	$ -

Note 9 - Income Taxes (Continued)

The Company's policy is to provide for deferred income taxes based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates that will be in effect when the differences are expected to reverse. The U.S. Tax Cuts and Jobs Act (TCJA) legislation reduces the U.S. federal corporate income tax rate from 35.0% to 21.0% and is effective June 22, 2018 for the Company. The Company is recognizing the effect of the Tax Cuts and Job Acts on the Company's deferred income tax assets and liabilities. The Company has not generated any taxable income and has not recorded any current income tax expense at June 30, 2019. Consequently, the tax rate change has had no impact on the Company's current tax expense but impacts the deferred tax assets and liabilities and will impact future deferred tax assets and liabilities to be recognized.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred taxes is dependent upon the generation of future taxable income during the periods in which those temporary differenced become deductible. Management considers projected future taxable income and tax planning strategies in making this assessment.

The Company's deferred tax assets are primarily comprised of net operating losses ("NOL") that give rise to deferred tax assets. The net operating loss carryforwards expire over a range from 2020 to 2038, with certain that have no expiration. There is no tax benefit for goodwill impairment, which is permanently non-deductible for tax purposes. Additionally, due to the uncertainty of the utilization of net operating loss carry forwards, a valuation allowance equal to the net deferred tax assets has been recorded.

The significant components of deferred tax assets as of June 30, 2019 and 2018, are as follows:

	June 30, 2019	June 30, 2018
Net operating loss carryforwards	$ 3,811,900	$ 2,727,900
Valuation allowance	(3,846,400)	(2,800,800)
Property and equipment	7,100	72,500
Inventory allowance	5,400	-
Warranty accrual	22,000	400

Net Deferred Tax Assets	$ -	$ -

As of June 30, 2019, the Company does not believe that it has taken any tax positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next twelve months. As of June 30, 2019, the Company's income tax returns generally remain open for examination for three years from the date filed with each taxing jurisdiction.

There was no provision for federal and state income taxes at March 31, 2018, since Galaxy was a Subchapter S Corporation prior to the reverse triangular merger, becoming a C Corporation on June 22, 2018.

Note 10 - Commitments, Contingencies, and Concentrations

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Concentrations

Galaxy contracts the manufacturer of its products with overseas suppliers. The Company's sales could be adversely impacted by a supplier's inability to provide Galaxy with an adequate supply of inventory.

Galaxy has one customer that accounted for approximately 86% of accounts receivable at June 30, 2019 and three customers that accounted for approximately 87% of accounts receivable at June 30, 2018.

Galaxy has four customers that accounted for approximately 79% of total revenue for the year ended June 30, 2019, three customers that accounted for 61% of revenues for the three months ended June 30, 2018, and three customers that accounted for 43% of revenues for the year ended March 31, 2018, respectively.

Note 11 - Material Agreements

Manufacturing and Distributorship Agreement

In December 2016, Galaxy executed an agreement with a company in South Korea. Pursuant to the agreement, the manufacturer agreed to manufacture, and the Company agreed to be the sole distributor of the interactive panels in the United States for a term of one year, with automatic annual renewals. The Company submits a three-month rolling sales forecast (which acts as a purchase order) to the manufacturer, updated monthly. Upon acceptance of the order by the manufacturer, the Company pays 105% of the cost shown on the purchase order, 10% at the time the order is accepted and the remaining 95% within 120 days if the Company has sold the panels and been paid by the end customer. The manufacturer also provides a warranty for any defects in material and workmanship for a period of 26 months from the date of shipment to the Company.

There is a minimum annual purchase commitment under the agreement. The minimum purchase was not met; therefore, the manufacturer can require the Company to establish a performance improvement plan, and the manufacturer has the right to terminate the agreement. The agreement expired December 31, 2018.

Consulting Agreement

Galaxy entered into a 26 month consulting agreement in May 2017 for advisory services. In exchange for services provided, the consultants receive consulting fees of $15,000 per month and a 5.5% equity interest in Galaxy. The 5.5% equity interest was converted to common stock upon the Common Controlled Merger of R&G and Galaxy CO (as described in Note 1). The consulting agreement was renewed in May 2019 with monthly payment terms of $15,000 and 450,000 share of common stock upon execution of the renewal. In addition, it was noted that the Company owed the consultant 210,000 shares under the May 2017 consulting agreement due to an anti-dilution clause in the agreement.  The Company paid the consultants $261,000, $95,000, and $157,000 in fees and expenses for consulting services provided during the year ended June 30, 2019, the three months ended June 30, 2018, and the year ended March 31, 2018, respectively. The 450,000 shares were issued under the Company's Stock Plan in May 2019. The Company issued 210,000 shares for services in July 2019 (Note 16) in satisfaction of the $400,000 accrued liability for the consulting services per the anti-dilution provision of the agreement recorded at June 30, 2019.

Consulting Agreement

The Company entered into a consulting agreement in May 2018 for advisory services such as maintaining ongoing stock market support such as drafting and delivering press releases and handling investor requests. The program will be predicated on accurate, deliberate and direct disclosure and information flow from the Company and dissemination to the appropriate investor audiences. In exchange for these consulting services provided, the advisor received $15,000 at contract inception, 10,000 shares of common stock and $4,000 monthly through April 2019. The contract renews automatically each year. The Company paid the consultants $222,500 and $27,000 in fees and expenses for consulting services provided during the year ended June 30, 2019 and the three months ended June 30, 2018. No consulting fees were paid during the year ended March 31, 2018.The Company issued 10,000 shares of common stock for consulting services provided during the three months ended June 30, 2018.

Note 11 - Material Agreements (Continued)

Consulting Agreement

The Company entered into a consulting agreement in April 2018 for a period of six months for investor relations services such as blogs and newsletters, introduction to investment banks and online CEO quarterly conferences. In exchange for these consulting services provided, the advisor received $25,000 per month for four months and 25,000 shares of common stock. The Company paid the consultants $60,000 and $100,000 for the year ended June 30, 2019 and the three months ended June 30, 2018. No consulting fees were paid during the year ended March 31, 2018. The Company issued 25,000 shares of common stock for consulting services provided during the three months ended June 30, 2018. The agreement expired in October 2018.

Manufacturer and Distributorship Agreement

On September 15, 2018, the Company signed an agreement with a company in China for the manufacture of Galaxy's SLIM series of interactive panels, a new Galaxy product. The manufacturer agreed to manufacture, and the Company agreed to be the sole distributor of the interactive panels in the United States for a term of two years. The agreement includes a commitment by Galaxy to purchase $2 million of product during the first year beginning September 2018. If the minimum purchase is not met, the manufacturer can require the Company to establish a performance improvement plan, and the manufacturer has the right to terminate the agreement. The payment terms are 20% in advance, 30% after the product is ready to ship, and the remaining 50% 45 days after receipt. The manufacturer provides Galaxy with the product, including a three-year manufacturer's warranty from the date of shipment. The agreement renews automatically in two-year increments unless three months' notice is given by either party.

Agency Agreement

Effective December 11, 2018, the Company entered into a 12 month contract with an agent to raise capital. The agent receives a finder's fee ranging from 4 to 8% relative to the amount of capital raised, plus restricted shares in an amount equal to 4% of capital raised, if successful. The Agreement contains an option to extend the contract term for an additional six months. The Company paid $98,400 in fees and issued 46,618 shares of common stock during the year ended June 30, 2019. No fees were paid under this agreement during the three months ended June 30, 2018 and year ended March 31, 2018.

Master Service Agreement

Effective January 2, 2019, the Company entered into a 3 month contract with a business for advisory services including among other services, presenting and introducing the Company to the financial community of investors.  The Company paid $300,000 and issued 300,000 common stock shares under this agreement during the year ended June 30, 2019. No advisory fees were paid under this agreement during the three months ended June 30, 2018 and year ended March 31, 2018. The relationship with this advisor is continuing on an as-needed basis.

Note 11 - Material Agreements (Continued)

Financial Advisory Engagement

Effective June 4, 2019, the Company engaged a financial advisor to act as the Company's exclusive financial advisor, lead managing underwriter and sole book running manager and investment banker in connection with a proposed offering. The engagement period of the agreement is June 4, 2019 to May 31, 2020. The Company is proposing a follow-on public offering of securities. The Company paid $0 in fees during the year ended June 30, 2019. No fees were paid under this agreement during the three months ended June 30, 2018 and year ended March 31, 2018. The Company issued 250,000 shares to the financial advisor for services in July 2019 (Note 16).

Business Development and Marketing Agreement

Effective June 10, 2019, the Company entered into a three-month contract for certain advisory and consulting services. The Company will issue 15,000 shares and pay $20,000 per month under the terms of the agreement. The Company paid $35,000 in fees during the year ended June 30, 2019. No fees were paid under this agreement during the three months ended June 30, 2018 and year ended March 31, 2018. The Company issued 60,000 shares to the consultant for consulting services in July and September 2019 (Note 16).

Capital Transaction Services Agreement

Effective June 28, 2019, the Company entered into a three-month contract for capital raise advisory and consulting services.  The Company pays $3,500 per month under the terms of this agreement, which is payable upon the successful closing of a capital raise. The Company paid $3,500 upon signing of the agreement. The agreement renews automatically unless either party provided notice of cancellation. The Company paid $3,500 in fees during the year ended June 30, 2019. No fees were paid under this agreement during the three months ended June 30, 2018 and year ended March 31, 2018.

Note 12 - Reverse Acquisition

On June 22, 2018, Galaxy consummated a reverse triangular merger whereby Galaxy merged with and into FLCR's newly formed subsidiary, Galaxy MS, Inc. which was formed specifically for the transaction. Under the terms of the merger, Galaxy's shareholders transferred all their outstanding shares of common stock to Galaxy MS, in return for FLCR's Series C Preferred Shares, which were equivalent to approximately 3,065,000,000 shares of the common stock of FLCR on a pre-reverse stock split basis. This represents approximately 89% of the outstanding common stock of FLCR, with the remaining 11% of common stock distributed as follows: (a) an ownership interest of seven percent (7%) to the holders of common stock, pro rata; and (b) four percent (4%) of the common stock to the holders of convertible debt, pro rata.

Concurrent with the reverse triangular merger, the Company applied pushdown accounting; therefore, the consolidated financial statements after completion of the reverse merger include the assets, liabilities, and results of operations of the combined company from and after the closing date of the reverse merger, with only certain aspects of pre-consummation stockholders' equity remaining in the consolidated financial statements.

There was no cash consideration paid by Galaxy to FLCR on the date of the reverse triangular merger. Instead, shares of stock were issued and exchanged, and the Company acquired $1,511,844 of net assets of FLCR. At the closing of the merger, all of FLCR's convertible promissory notes were converted into FLCR's common shares. The merger agreement contains potential future tax advantages of the net operating loss carryforward available to offset future taxable income of the combined company, up to a maximum of $150,000, over a 5-year period beginning June 22, 2018. There is a valuation allowance reducing this tax benefit to zero at June 30, 2019 and 2018.

Note 12 - Reverse Acquisition (Continued)

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities as of the merger date through pushdown accounting. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as the Company finalizes fair value estimates.

Assets
Cash	$ 22,205
Property and equipment	4,209,995
Other	20,716
Other assets	1,511,844
Goodwill	892,312

Total Assets	6,657,072

Liabilities
Accounts payable	208,763
Long-term debt	4,593,851
Short-term debt	799,534
Accrued interest	78,948
Other	83,664

Total Liabilities	5,764,760

Net Assets	$ 892,312

Consideration	$ 58,092
Fair value of noncontrolling Interest	834,220
$ 892,312

As a result of the Company pushing down the effects of the acquisition, certain accounting adjustments are reflected in the consolidated financial statements, such as goodwill recognized of $834,220 and reflected in the balance sheet. Goodwill recognized is primarily attributable to the acquisition of the fair value of the public company structure and other intangible assets that do not qualify for separate recognition.

Other assets noted in the table above consist of the differences between the acquired assets and liabilities of Full Circle Entertainment to be distributed to pre-acquisition FLCR shareholders. The Company sold the Entertainment subsidiary on February 6, 2019 to focus on its primary business plan. As a result, the Company did not receive any economic benefit from the related assets in the table above, nor incur any obligations from the corresponding liabilities.

Note 12 - Reverse Acquisition (Continued)

The consideration received for the sale of Entertainment was 38,625 shares of Galaxy common stock at the fair value on the date of the transaction, or $92,700. The fair value of the Galaxy common shares received offset the assets and liabilities of Entertainment, with the difference recorded as a gain on the sale for the year ended June 30, 2019. The gain on the sale has been recorded in other expense in the Consolidated Statement of Operations.

The following table presents a summary of Entertainment's identifiable assets and liabilities at February 6, 2019, the date of the sale:

Assets
	Cash	$ 36,290
	Property and equipment, net	4,006,426
	Receivables	4,500
	Inventories	5,610
	Other assets	1,522,714

	Total Assets	5,575,540

Liabilities
	Accounts payable	22,424
	Debt	5,393,623
	Accrued expenses	127,481

	Total Liabilities	5,543,528

	Net Assets	32,012

	Noncash consideration for net assets of Entertainment	92,700

	Gain on Sale	$ 60,668

Note 13 – Stock Plan

An Employee, Directors, and Consultants Stock Plan for the Year 2019 ("Plan") was established by the Company. The Plan is intended to attract and retain employees, directors and consultants by aligning the economic interest of such individuals more closely with the Company's stockholders, by paying fees or salaries in the form of shares of the Company's common stock. The Plan is effective December 28, 2018, and expires December 31, 2019. Common shares of 1,000,000 are reserved for stock awards under the Plan. There were 510,000 shares awarded under the Plan as of June 30, 2019.

Note 14 - Segment Reporting

The Company has identified two reportable segments due to the merger that occurred on June 22, 2018: Technology and Entertainment.

The Technology segment sells interactive learning technology hardware and software that allows the presenter and participant to engage in a fully collaborative instructional environment. Galaxy's products include Galaxy's own private-label interactive touch screen panel as well as numerous other national and international branded peripheral and communication devices.

The Entertainment segment owns and operates Georgetown 14 Cinemas, a fourteen-theater movie complex located in Indianapolis, Indiana. Entertainment generates revenues from movie ticket sales and concessions. As contemplated in the merger agreement, the parties have the right to spinout the Entertainment segment so that management can focus on its primary business plan, which is Galaxy. As disclosed in Note 12, the Entertainment segment was sold effective February 6, 2019 to an entity owned by former majority shareholders of FLCR. There was no Entertainment segment during the year ended March 31, 2018.

The following table summarizes operating results for the year ended June 30, 2019 for Technology and the period from July 1, 2018 to February 6, 2019 for Entertainment:

Revenues	Technology	Entertainment
Technology	$ 1,292,353	$ -
Entertainment	-	589,705

Cost of Sales
Technology	1,545,093	-
Entertainment	-	221,238

Gross Profit	(252,740)	368,467

General and Administrative Expenses
Technology	5,410,650	-
Entertainment	-	427,620

Other Income (Expense)
Technology	(966,279)	-
Entertainment	-	25,705

Net Loss	$ (6,629,669)	$ (33,448)

Note 14 - Segment Reporting (Continued)

Assets	Technology	Entertainment

Cash	$ 151,853	$ 32,402
Property and equipment, net	45,059	4,209,392
Receivables	326,183	15,543
Inventory	580,756	6,008
Prepaid and other current assets	1,184	12,450
Other assets	-	1,511,844
Goodwill	58,092	589,705
Total Assets	$ 1,163,127	$ 6,621,859

Liabilities
Accounts payable	$ 570,069	$ 201,011
Debt	951,453	5,393,385
Accrued expenses	22,495	124,483
Deferred revenue	219,820	-
Total Liabilities	1,763,837	$ 5,718,879

Note 14 - Segment Reporting (Continued)

The following table presents a summary of operating information for the three months ended June 30, 2018:

Revenues	Technology	Entertainment
Technology	$ 172,754	$ -
Entertainment	-	34,946

Cost of Sales
Technology	171,304	-
Entertainment	-	6,804

Gross Profit	1,450	28,142

General and Administrative Expenses
Technology	1,364,124	-
Entertainment	-	7,404

Other Income (Expense)
Technology	(4,521)	-
Entertainment	-	(23,666)

Net Loss	$ (1,367,195)	$ (2,928)

Note 15 - Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying consolidated financial statements, the Company had negative working capital of approximately $4,600,000, an accumulated deficit of approximately $9,500,000, and cash used in operations of approximately $3,900,000 at June 30, 2019.

The Company's operational activities has primarily been funded through issuance of common stock for services, related party advances, debt financing, a private placement offering of common stock and through the deferral of accounts payable and other expenses. The Company intends to raise additional capital through the sale of equity securities or borrowings from financial institutions and possibly from related and nonrelated parties who may in fact lend to the Company on reasonable terms. Management believes that its actions to secure additional funding will allow the Company to continue as a going concern. There is no guarantee the Company will be successful in achieving any of these objectives. These sources of working capital are not assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. The ability of the Company to continue as a going concern is dependent upon management's ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 16 - Subsequent Events

The Company has evaluated subsequent events through the date on which the consolidated financial statements were available to be issued.

On July 1, 2019, the Company signed a lease agreement for certain property. The lease expires in June 2021 and requires a deposit of $10,000 and monthly installments of $3,000. Future lease payments are $36,000 for the years ended June 30, 2020 and 2021.

On July 3, 2019, the Company entered into a new $165,000 convertible note with an investor.

The Company issued 250,000 shares to a financial advisor for services in July 2019, under terms of a Financial Advisory Agreement dated June 4, 2019.

The Company issued 60,000 shares to a consultant for services in July and September 2019, under terms of a Business Development and Marketing Agreement dated June 10, 2019.

On July 22, 2019, the Company issued 210,000 common shares for services. The shares were issued in satisfaction of an accrued expense at June 30, 2019 for consulting services under an anti-dilution provision in the May 2017 Consulting Agreement (Note 11). The shares were issued to a related party of the consultant.

Note 16 - Subsequent Events (Continued)

On August 8, 2019, the Company entered into a new $200,000 convertible note with an investor and issued 50,000 shares to the investor under terms of the convertible note.

On August 20, 2019, the Company entered into a new $225,000 convertible note with an investor.

During August and September 2019, the Company issued 527,632 common shares to an investor in full satisfaction of a $382,000 convertible note.

During August and September 2019, convertible note holders converted $70,000 of principal on the February 22, 2018 $200,000 convertible note in exchange for 96,200 shares.  The outstanding principal balance of the convertible note is $130,000 after the conversions.  The remaining balance of the note was assumed by a different investor who invested an additional $145,000 and combined the assumed note and additional investment into a new $234,000 convertible note.

On September 3, 2019, the Company acquired 100% of the stock of Interlock Concepts, Inc. and Ehlert Solutions, Inc. The purchase price for the acquisition was 1,350,000 shares of common stock and a 2 year note payable to the seller for $3,000,000. The purchase price is subject to adjustment based on the achievement of certain earnings goals.

On September 4, 2019, a warrant holder exercised warrants and received 375,975 shares in a cashless transaction.

On September 10, 2019, the Company issued 35,000 shares to a software developer as compensation for a research and development project.

Galaxy Next Generation, Inc.

Consolidated Financial Statements

March 31, 2020

GALAXY NEXT GENERATION, INC.
Condensed Consolidated Balance Sheets

	March 31, 2020	June 30, 2019
Assets	(Unaudited)	(Audited)
Current Assets
Cash	$ 194,702	$ 169,430
Accounts receivable, net	599,146	262,304
Inventories, net	929,210	648,715
Prepaid and other current assets	4,900	20,898
Total Current Assets	1,727,958	1,101,347

Property and Equipment, net (Note 2)	62,194	26,765

Intangibles, net (Notes 1 and 12)	1,224,000	-

Goodwill (Notes 1 and 12)	834,220	834,220

Operating right of use asset (Note 7)	95,426	-
Total Assets	$ 3,943,798	$ 1,962,332

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Line of credit (Note 3)	$ 1,236,598	$ 1,230,550
Convertible notes payable, net of discount (Note 4)	1,354,133	2,124,824
Derivative liability, convertible debt features and warrants (Note 5)	179,013	1,025,944
Current portion of long term notes payable (Note 4)	338,434	279,346
Accounts payable	1,891,348	655,941
Accrued expenses	259,179	597,351
Deferred revenue	926,358	247,007
Short term portion of vendor payable	146,069	34,941
Short term portion of related party notes and payables (Note 6)	1,278,169	200,000
Total Current Liabilities	7,609,301	6,395,904
Noncurrent Liabilities
Long term portion of vendor payable	97,379	174,703
Long term portion of related party notes payable (Note 6)	2,075,000	-
Notes payable, less current portion (Note 4)	69,915	1,607
Total Liabilities	9,851,595	6,572,214

Stockholders' Equity (Deficit)
Common stock	11,186	1,072
Preferred stock - Series E, non-redeemable	50	-
Additional paid-in-capital	13,652,303	4,859,731
Accumulated deficit	(19,571,336)	(9,470,685)
Total Stockholders' Equity (Deficit)	(5,907,797)	(4,609,882)

Total Liabilities and Stockholders' Equity (Deficit)	$ 3,943,798	$ 1,962,332

See accompanying notes to the condensed consolidated financial statements (unaudited)

GALAXY NEXT GENERATION, INC.
Condensed Consolidated Statements of Operations
(Unaudited)

	For the Three Months		For the Nine Months
	Ended March 31,		Ended March 31,
	2020	2019	2020	2019
Revenues
Technology interactive panels and related products	$ 345,956	$ 261,712	$ 1,837,354	$ 1,106,540
Entertainment theater ticket sales and concessions	-	78,661	-	589,705
Technology office supplies	3,291	8,350	13,319	21,108
Total Revenues	349,247	348,723	1,850,673	1,717,353
Cost of Sales
Technology interactive panels and related products	130,614	230,833	1,116,398	948,073
Entertainment theater ticket sales and concessions	-	54,315	-	217,638
Total Cost of Sales	130,614	285,148	1,116,398	1,165,711

Gross Profit	218,633	63,575	734,275	551,642
General and Administrative Expenses
Stock compensation and stock issued for services	48,034	-	2,055,726	-
Asset imparment expense (Note 1)	2,000,287	-	2,000,287	-
General and administrative	1,662,359	2,043,181	4,263,887	4,408,951

Loss from Operations	(3,492,047)	(1,979,606)	(7,585,625)	(3,857,309)
Other Income (Expense)
Other income	-	97,471	3,049	151,289
Expenses related to convertible notes payable:
Change in fair value of derivative liability	695,300	-	2,717,557	-
Interest accretion	(603,852)	-	(1,412,705)	-
Interest expense	(1,860,498)	(100,893)	(3,822,927)	(163,258)

Total Other Income (Expense)	(1,769,050)	(3,422)	(2,515,026)	(11,969)

Net Loss before Income Taxes	(5,261,097)	(1,983,028)	(10,100,651)	(3,869,278)

Income taxes (Note 9)	-	-	-	-

Net Loss	$ (5,261,097)	$ (1,983,028)	$ (10,100,651)	$ (3,869,278)

Net Basic and Fully Diluted Loss Per Share	$ (0.15)	$ (0.20)	$ (0.47)	$ (0.42)

Weighted average common shares outstanding
Basic	35,520,434	10,105,121	21,547,126	9,154,161
Fully diluted	585,972,958	10,105,121	339,856,357	9,154,161

See accompanying notes to the condensed consolidated financial statements (unaudited)

GALAXY NEXT GENERATION, INC.
Consolidated Statement of Changes in Stockholders' Equity (Deficit)
Nine Month Period Ended March 31, 2020
(Unaudited)
							Total
	Common Stock		Preferred Stock - Class E		Additional	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance, June 30, 2019	11,318,901	$ 1,072	-	$ -	$ 4,859,731	$ (9,470,685)	$ (4,609,882)

Common stock issued for services in
July and August 2019	475,000	48	-	-	1,203,252	-	1,203,300

Common stock issued in exchange for debt reduction
in August 2019	347,397	35	-	-	619,068	-	619,103

Settlement of conversion features in August and
September 2019	-	-	-	-	149,374	-	149,374

Issuance of common stock to warrant
holders in September 2019	644,709	-	-	-	-	-	-

Common stock issued as compensation in
September 2019	44,511	4	-	-	44,507	-	44,511

Common stock issued for services in
September 2019	80,000	9	-	-	79,991	-	80,000

Common stock issued in acquisition of Ehlert Solutions, Inc. and Interlock Concepts, Inc. (Note 12)	1,350,000	135	-	-	1,720,216	-	1,720,351

Common stock issued in exchange for debt reduction
in September 2019	397,864	40	-	-	408,622	-	408,662

Common stock issued for services in
October 2019	521,557	52	-	-	403,550	-	403,602

Common stock issued in exchange for debt reduction
in October 2019	833,572	83	-	-	478,651	-	478,734

Issuance of common stock to warrant holders
in October 2019	583,670	-	-	-	-	-	-

Settlement of conversion features in October 2019	-	-	-	-	3,000	-	3,000

Common stock issued for services in November 2019	45,000	5	-	-	19,795	-	19,800

Common stock issued in exchange for debt reduction
in November 2019	1,194,157	119	-	-	429,396	-	429,515

Common stock issued for convertible notes
in November 2019	500,000	50	-	-	219,950	-	220,000

Common stock issued for services in December2019	908,355	91	-	-	256,387	-	256,478

Commitment shares issued in December 2019	25,000	3	-	-	6,997	-	7,000

Issuance of Preferred Stock - Class E in November 2019	-	-	500,000	50	499,950	-	500,000

Common Stock issued in exchange for debt reduction in January 2020 (Note 8)	2,514,782	251	-	-	436,629	-	436,880

Common Stock issued for services in January 2020 (Note 8)	100,000	10	-	-	13,990	-	14,000

Common stock issued for compensation in January 2020 (Note 8)	100 ,000	10	-	-	14,990	-	15,000

Common stock issued in exchange for debt reduction in February 2020 (Note 8)	5,113,855	511	-	-	243,169	-	243,680

Common stock issued in exchange for services in February 2020 (Note 8)	100,000	10	-	-	6,990	-	7,000

Common stock issued in exchange for debt reduction in March 2020 (Note 8)	85,586,940	8,559	-	-	1,522,153	-	1,530,712

Common stock issued for services in March 2020 (Note 8)	890,000	89	-	-	11,945	-	12,034

Common stock issued for cashless exercise of warrants in March 2020 (Note 8)	21,914,415	-	-	-	-	-	-

Consolidated net loss	-	-	-	-	-	(10,100,651)	(10,100,651)

Balance, March 31, 2020	35,589,685	$ 11,186	500,000	$ 50	$ 13,652,303	$ (19,571,336)	$ (5,907,797)

See accompanying notes to the consolidated financial statements (unaudited)

Condensed Consolidated Statement of Changes in Stockholders' Equity (Deficit)
Nine Month Period Ended March 31, 2019
(Unaudited)
					Total
	Common Stock		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance, June 30, 2018	9,655,813	$ 965	$ 3,108,873	$ (2,807,568)	$ 302,270

Common stock issued as part of the
private placement in September 2018	910	-	637,000	-	637,000

Common stock issued for services
in December 2018	75,511	8	237,851	-	237,859

Common stock issued for services
in January 2019	100,000	10	219,990	-	220,000

Common stock issued for services
in February 2019	100,000	10	246,990	-	247,000

Common stock issued for services
in March 2019	100,000	10	216,990	-	217,000

Non-cash consideration for net assets
of Entertainment	(38,625)	(4)	(92,696)	-	(92,700)

Consolidated net loss	-	-	-	(3,869,278)	(3,869,278)

Balance, March 31, 2019	9,993,609	$ 999	$ 4,574,998	$ (6,676,846)	$ (2,100,849)

See accompanying notes to the consolidated financial statements (unaudited)

GALAXY NEXT GENERATION, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Month Period Ended March31,
	2020	2019
Cash Flows from Operating Activities
Net loss	$ (10,100,651)	$ (3,869,278)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	27,855	216,642
Goodwill and intangible assets impairment charge	2,000,287	-
Loss on disposal of property and equipment	13,236	-
Amortization of convertible debt discounts	308,062	;45,022
Gain on sale of Entertainment	-	(60,688)
Issuance of stock for services	-	921,859
Amortization of intangible assets	536,000	-
Accretion and settlement of financing instruments
and change in fair value of derivative liability	(389,331)	-
Changes in assets and liabilities:
Accounts receivable	323,444	283,222
Inventories	(194,699)	410,071
Prepaid expenses and other assets	18,098	(34,710)
Accounts payable	217,307	(135,105)
Accrued expenses	(365,562)	34,344
Deferred revenue	167,406	(219,820)

Net cash used in operating activities	(7,438,550)	(2,408,441)

Cash Flows from Investing Activities
Acquisition of business, net of cash	2,967,918	-
Purchases of property and equipment	(17,636)	-

Net cash provided by investing activities	2,950,282	-

Cash Flows from Financing Activities
Principal payments on financing lease obligations	(5,721)	(37,989)
Principal payments on short term notes payable	(48,331)	(20,000)
Payments on advances from stockholder, net	-	(111,173)
Payments on convertible notes payable	(655,076)	-
Proceeds from convertible notes payable	4,550,684	1,086,300
Borrowings (payments) on line of credit, net	(100)	682,947
Proceeds from issuance of common stock	-	637,000

Proceeds from accounts and notes payable - related parties, net	627,084	45,000

Net cash provided by financing activities	4,513,540	2,282,085

Net Increase (Decrease) in Cash and Cash Equivalents	25,272	(126,085)

Cash, Beginning of Period	169,430	184,255

Cash, End of Period	$ 194,702	$ 57,899

Noncash additions related to convertible debt	$ 268,350	$ 120,700

Cash paid for interest	$ 176,379	$ 132,560

Related party note payable issued for acquisition of business	$1,484,473	$ -

Noncash sale of Entertainment	$ -	$ 92,700
Settlement of conversion feature	$ 152,374	$ -

Acquisition of goodwill and intangibles	$3,760,287	$ -

Common stock issued in exchange for debt reduction	$3,447,912	$ -

Stock compensation and stock issued for services	$2,055,873	$ -

Property and equipment purchased with financing lease	$ 37,979	$ -

Convertible note and warrants extinguished	$2,072,617	$ -

Fair value of convertible note issued to stockholder	$1,225,000	$ -

Fair value of preferred stock - Series E issued to stockholder	$ 500,000	$ -

See accompanying notes to the condensed consolidated financial statements (unaudited)

Note 1 - Summary of Significant Accounting Policies

The accompanying unaudited interim condensed consolidated financial statements, included herein, have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. These condensed consolidated statements have been prepared in accordance with the Company's accounting policies described in the Company's Annual Report on Form 10-K for the year ended June 30, 2019 and should be read in conjunction with the audited consolidated financial statements and the notes thereto included in that report. Unless the context indicates otherwise, references to the "Company" mean Galaxy Next Generation, Inc. and its subsidiaries.

There have been no significant changes in the Company's accounting policies from those disclosed in its Annual Report on Form 10-K except for those policies described below.

With the global spread of the ongoing novel coronavirus ("COVID-19") pandemic in the first quarter of 2020, the Company has implemented business continuity plans designed to address and mitigate the impact of the COVID-19 pandemic on its employees and business.  While the Company revenue has not been negatively impacted at this time, given the global economic slowdown, and the other risks and uncertainties associated with the pandemic, the Company's business, financial condition, results of operations and growth prospects could be materially adversely affected. The extent to which the COVID-19 pandemic impacts the Company's business,  the business of the Company's suppliers and other commercial partners, the Company's corporate development objectives and the value of and market for the Company's common stock, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and other countries, and the effectiveness of actions taken globally to contain and treat the disease.  The global economic slowdown and the other risks and uncertainties associated with the pandemic could have a material adverse effect on our business, financial condition, results of operations and growth prospects. In addition, to the extent the ongoing COVID-19 pandemic adversely affects the Company's business and results of operations, it may also have the effect of heightening many of the other risks and uncertainties which the Company faces.

Acquisition

On September 4, 2019, Galaxy entered into a stock purchase agreement with Interlock Concepts, Inc. (Concepts) and Ehlert Solutions Group, Inc. (Solutions).  Under the stock purchase agreement, Galaxy acquired 100% of the outstanding capital stock of both Concepts and Solutions. The purchase price for the acquisition was 1,350,000 shares of common stock and a two year note payable to the seller for $3,000,000. The note payable to the seller is subject to adjustment based on the achievement of certain future gross revenues and successful completion of certain pre-acquisition withholding tax issues of Concepts and Solutions.

Solutions and Concepts are Utah-based audio design and manufacturing companies creating innovative products that provide fundamental tools for building notification systems primarily to K-12 education market customers located primarily in the north and northwest United States.  Solutions and Concepts' products and services allow institutions access to intercom, scheduling, and notification systems with improved ease of use.  The products provide an open architecture solution to customers which allows the products to be used in both existing and new environments.  Intercom, public announcement (PA), bell and control solutions are easily added and integrated within the open architecture design and software model.  These products combine elements over a common internet protocol (IP) network, which minimizes infrastructure requirements and reduces costs by combining systems.

The financial statements include the consolidated assets and liabilities of the combined company (collectively Galaxy Next Generation, Inc., FullCircle Registry, Inc., FullCircle Entertainment, Inc., Interlock Concepts, Inc., and Ehlert Solutions Group, Inc. referred to collectively as the "Company") See Notes 5 and 12).

Capital Structure

In accordance with ASC 505, Equity, the Company's capital structure is as follows:

	March 31, 2020
	Authorized	Issued	Outstanding

Common stock	4,000,000,000	135,589,685	135,551,060	$.0001 par value, one vote per share

Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share

Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights

Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually

Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock

Preferred stock - Class D	1,000,000	-	-	$.0001 par value; no voting rights, convertible to common stock, mandatory conversion to common stock 18 months after issue

Preferred stock - Class E	500,000	500,000	500,000	$.0001 par value; no voting rights, convertible to common stock

	June 30, 2019
	Authorized	Issued	Outstanding

Common stock	4,000,000,000	11,318,901	11,280,276	$.0001 par value, one vote per share

Preferred stock	200,000,000	-	-	$.0001 par value, one vote per share

Preferred stock - Class A	750,000	-	-	$.0001 par value; no voting rights

Preferred stock - Class B	1,000,000	-	-	Voting rights of 10 votes for 1 Preferred B share; 2% preferred dividend payable annually

Preferred stock - Class C	9,000,000	-	-	$.0001 par value; 500 votes per share, convertible to common stock

There is no publicly traded market for the preferred shares.

There are 2,839,373,720 common shares reserved at March 31, 2020 under terms of the convertible debt agreements and Stock Plan (see Notes 4 and 13).

There are 12,344,215 issued common shares that are restricted as of March 31, 2020. The shares may become free-trading after nine months of being held upon satisfaction of certain terms and regulatory conditions.

Warranty

The Company is negotiating a warranty settlement with one of its manufacturers. At March 31, 2020, the Company accrued $243,450 payable to this manufacturer to be paid over twenty-four months, with $97,379 recorded as a long-term portion of vendor payable. At June 30, 2019 the Company accrued $209,644 payable to this manufacturer, with $174,703 recorded as a long-term vendor payable.

Accounts Receivable

At March 31, 2020 and June 30, 2019, management determined no allowance was necessary. At March 31, 2020 and June 30, 2019, $926,358 and $247,007, respectively, of total accounts receivable were considered unbilled and recorded as deferred revenue.

Inventories

Management estimates $20,000 of obsolete or slow-moving inventory reserves at March 31, 2020 and June 30, 2019.

Property and Equipment

Depreciation expense was $10,011 and $38,220 for the three months ended March 31, 2020 and 2019, respectively.  Depreciation expense was $27,855 and $216,642 for the nine months ended March 31, 2020 and 2019, respectively.

Goodwill

Goodwill at March 31, 2020 and June 30, 2019 is $834,220, and is attributed to the reverse merger of FullCircle Registry and the acquisition of Concepts and Solutions.

Goodwill is not amortized, but is reviewed for impairment at least annually, or more frequently when events or changes in circumstances indicate that the carrying value may not be recoverable. Judgments regarding indicators of potential impairment are based on market conditions and operational performance of the business. At each fiscal year-end, the Company performs an analysis of goodwill or whenever events or circumstances arise that indicate an impairment may exist, such as the loss of a key executive, adverse industry and economic conditions, or increased or unexpected competition. The Company may assess its goodwill for impairment initially using a qualitative approach to determine whether conditions exist to indicate that it is more likely than not that the fair value of a reporting unit is less than its carrying value. If management concludes, based on its assessment of relevant events, facts and circumstances that it is more likely than not that a reporting unit's carrying value is greater than its fair value, then a goodwill impairment charge is recognized for the amount in excess, not to exceed the total amount of goodwill allocated to that reporting unit. If the fair value of a reporting unit exceeds its carrying amount, goodwill is not considered to be impaired and no further testing is required. If determined to be impaired, an impairment charge is recorded as a general and administrative expense within the Company's condensed consolidated statements of operations.

Management of the Company determined that a triggering event to assess goodwill impairment occurred during the three months ended March 31, 2020 due to the separation of a key executive associated with their acquisition of Concepts and Solutions. While there was no single determinative event, the consideration in totality of several factors that developed during the third quarter of 2020 led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of that acquisition were below their carrying amounts. These factors included: a) former key executive separating from the Company; b) respective former key executive violating his noncompete changing the use and value of it; c) sustained decrease in the Company's share price which reduced market capitalization; and d) uncertainty in the United States and global economies beginning in March and continuing through May 2020 due to Covid-19. As a result of the interim impairment test, the unaudited results for the third quarter of 2020 included non-cash impairment losses of approximately $2,000,000, including $800,287 related to goodwill and $1,200,000 related to finite-lived intangible assets.

Intangible Assets

Intangible assets are stated at the lower of cost or fair value. Intangible assets are amortized on a straight-line basis over periods ranging from two to five years, representing the period over which the Company expects to receive future economic benefits from these assets.

During the third quarter of 2020, management of the Company determined that a triggering event to assess the impairment of the intangible assets occurred. While there was no single determinative event, the consideration in totality of several factors that developed during this period led management to conclude that it was more likely than not that the fair values of certain intangible assets a acquired as part of the Solution and Concept's acquisition were below their carrying amounts. Net intangible assets, accumulated amortization, and the impairment charge that occurred during the three months ended March 31, 2020, are noted in the following table:

MARCH 31, 2020

	Cost	Accumulated Amortization	Net Book Value	Impairment	Total
Finite-lived assets:
Goodwill	$ 1,634,507	$ -	$ 1,634,507	$ (800,287)	$ 824,220
Customer list	881,000	(88,100)	792,900	-	792,900
Vendor relationships	479,000	(47,900)	431,100	-	431,100
Noncompete agreements	1,600,000	(400,000)	1,200,000	(1,200,000)	-
	$ 4,594,507	$ (536,000)	$ 4,058,507	$ (2,000,287)	$2,058,220

Estimated amortization expense related to intangible assets for the next five years is: $272,000 for 2020, $272,000 for 2021, $272,000 for 2022, $272,000 for 2023, and $136,000 for 2024. There were no intangible assets as of June 30, 2019.

Earnings (Loss) per Share

Basic and diluted earnings (loss) per common share is calculated using the weighted average number of common shares outstanding during the period. The Company's convertible notes and warrants are excluded from the computation of diluted earnings per share as they are anti-dilutive due to the Company's losses during those periods.

Fair Value of Financial Instruments

As of March 31, 2020 and June 30, 2019, the Company held certain financial assets and liabilities that are required to be measured at fair value on a recurring basis. All such assets and liabilities are considered to be Level 3 in the fair value hierarchy.

Certain items such as goodwill and other intangible assets are recognized or disclosed at fair value on a non-recurring basis. We determine the fair value of these items using Level 3 inputs.

Derivative Liabilities

The Company generally does not use derivative financial instruments to hedge exposures to cash flow or market risks. However, certain other financial instruments, such as warrants, and embedded conversion features on the convertible debt, are classified as derivative liabilities due to protection provisions within the agreements.  Such financial instruments are initially recorded at fair value using the Monte Carlo model and subsequently adjusted to fair value at the close of each reporting period.  The Company accounts for derivative instruments and debt instruments in accordance with the interpretive guidance of ASC 815, ASU 2017-11, and associated pronouncements related to the classification and measurement of warrants and instruments with conversion features and anti-dilution clauses in agreements.

Recently issued Accounting Standards

In June 2016, the FASB issued ASU 2016-13 "Financial Instruments - Credit Losses (Topic 326)," a new standard to replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The standard is effective for the Company on January 1, 2023, and early adoption is permitted. The Company is currently evaluating the impact the new standard will have on its consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, "Fair Value Measurement (Topic 820) Changes to the Disclosure Requirement for Fair Value Measurement" which amends ASC 820 to expand the disclosures required for items subject to Level 3, fair value remeasurement, including the underlying assumptions.  ASU 2018-13 is effective for public companies for fiscal years beginning after December 15, 2019.  The Company is currently evaluating the impact the new standard will have on its consolidated financial statements. As this standard only requires additional disclosures, there is no anticipated financial statement impact of its adoption.

The Company has carefully considered new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the Company's consolidated financial statements.

Reclassification

Certain amounts in the current period financial statements have been reclassified in order to conform to the current year presentation.

Note 2 - Property and Equipment

Property and equipment are comprised of the following at:

	March 31, 2020	June 30, 2019
Vehicles	$ 121,735	$ 74,755
Equipment	6,645	5,000
Furniture and fixtures	30,235	12,598
	158,615	92,353
Accumulated depreciation	(96,421)	(65,588)

Property and equipment, net	$ 62,194	$ 26,765

Note 3 - Line of Credit

The Company has a $1,250,000 line of credit at March 31, 2020 and June 30, 2019 bearing interest at prime plus 0.5% (3.75% at March 31, 2020 and 6.00% at June 30, 2019) which expires on August 12, 2020.  The line of credit is collateralized by certain real estate owned by a family member of a stockholder, 850,000 shares of the Company's common stock owned by two stockholders, personal guarantees of two stockholders, and a key man life insurance policy. A minimum average bank balance of $50,000 is required as part of the line of credit agreement. A 20% curtailment payment is required during the period from December 12, 2020 to May 12, 2020.  The outstanding balance was $1,236,598 and $1,230,550 at March 31, 2020 and June 30, 2019, respectively.

Notes 4 - Notes Payable

Long Term Notes Payable

The Company's long-term notes payable obligations to unrelated parties are as follows at:

	March 31, 2020	June 30, 2019
Note payable with a bank bearing interest at 4.00% and maturing on June 26, 2020. The note is guaranteed by a stockholder and collateralized by a certificate of deposit owned by a related party.

	274,900	274,900

Operating lease liabilities for offices and warehouses with monthly installments of $18,080 (ranging from $4,530 to $1,413) over terms ranging from 2 to 3 years, expiring through December 2021.	95,426	-

Financing leases with a related party for delivery vehicles with monthly installments totaling $724 (ranging from $263 to $461), including interest (ranging from 4.5% to 4.75%), over 5-year terms expiring through July 2020. One of the financing leases was paid in full in July 2019 leaving one delivery vehicle financing lease remaining.	1,938	6,053

Financing lease with a finance company for a delivery vehicle requiring monthly installments totaling $679 including interest at 8.99% over a 6-year term expiring in December 2025.	36,085	-

Total Notes Payable	408,349	280,953

Current Portion of Notes Payable	338,434	279,346

Long-term Portion of Notes Payable	$ 69,915	$ 1,607

Future minimum principal payments on the long-term notes payable to unrelated parties are as follows:

Period ending March 31,
2021	$ 338,434
2022	44,051
2023	6,071
2024	6,640
2025	7,263
Thereafter	5,889
$ 408,349

Note 4 - Notes Payable (Continued)

March 31, 2020	June 30, 2019

On January 16, 2019, the Company signed a convertible promissory note with an investor. The $382,000 note was issued at a discount of $38,200 and bears interest at 12% per year. The Company issued 92,271 common shares to the investor. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in June 2019. The note matured in July 2019 and was converted to equity.

$ -	$382,000

On February 22, 2019, the Company signed a convertible promissory note with an investor. The $200,000 note was issued at a discount of $20,000 and bears interest at 5% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in August 2019. The note was paid in full by partial conversion to stock and proceeds from issuance of debt.

-	200,000

On March 28, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $20,000 and bears interest at 10% per year. The Company issued 25,000 common shares to the investor. Three draws of $56,250, $112,500, and $56,250 were borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion or (b) $3 per share, beginning in September 2019. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note matures in three intervals in March 2020, June 2020, and November 2020. The note was partially repaid by conversion to stock.

83,435	168,750

On April 1, 2019, the Company signed a convertible promissory note with an investor. The $225,000 note was issued at a discount of $25,000 and bears interest at 10% per year. The Company issued 25,000 shares to the investor. An initial draw of $100,000 was borrowed under this note. The note principal and interest are convertible into shares of common stock at the lower of 70% of the lowest traded price of the common stock during the 20 trading days immediately preceding the notice of conversion. The note matures in April 2020. The note has prepayment penalties ranging from 110% to 125% of the principal and interest outstanding if repaid within 60 to 180 days from issuance. The note was paid in full by conversion to stock.

-	112,500

Convertible Notes Payable

On April 29, 2019, the Company signed a convertible promissory note with an investor. The $1,325,000 note was issued at a discount of $92,750 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share. The note matures in April 2020. The note has prepayment penalties of 120% of the sum of the outstanding principal, plus accrued interest, plus defaulted interest, plus any additional principal, plus at the holder's option, any amounts owed to the holder pursuant to any other provision of the note. The note was paid in full with proceeds from issuance of debt and preferred stock.

-	1,325,000

On May 28, 2019, the Company signed a convertible promissory note with an investor. The $322,580 note was issued at a discount of $22,580 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $2.75 per share beginning in November 2019. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance.  The note was partially repaid by a combination of conversion to stock and cash.

83,458	322,580

On June 18, 2019, the Company signed a convertible promissory note with an investor. The $366,120 note was issued at a discount of $27,120 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in May 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance. The note was fully repaid by conversion to stock.

-	366,120

On August 6, 2019, the Company signed a convertible promissory note with an investor. The $220,000 note was issued at a discount of $20,000 and bears interest at 12% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in August 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance. The note was partially repaid by conversion to stock.

125,400	-

On August 29, 2019, the Company signed a convertible promissory note with an investor. The $234,726 note was issued at a discount of $16,376 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion. The note matures in August 2020. The note has prepayment penalties of 120% of the principal and interest outstanding if repaid before 180 days from issuance.

234,726	-

Convertible Notes Payable

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $55,000 note was issued at a discount of $5,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance.

55,000	-

On November 18, 2019, the Company signed a convertible promissory note with an investor. The $110,000 note was issued at a discount of $10,000 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 70% of the lowest traded price of common stock during the 15 trading days prior to the issue date or (b) 70% of the lowest traded price for the common stock during the 15 trading days prior to conversion of the note. The note matures in November 2020. The note has prepayment penalties between 115% and 125% of the principal and interest outstanding if repaid before 180 days from issuance.

110,000	-

On December 11, 2019, the Company signed a convertible promissory note with an investor. The $220,430 note was issued at a discount of $15,430 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion beginning in June 2020. The note matures in December 2020. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.

220,430	-

On November 25, 2019, the Company signed a convertible promissory note with an investor. The $1,000,000 note was issued at a discount of $70,000 and bears interest at 8% per year. The note principal and interest up to $250,000 every 30-day calendar period are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) $0.46 per share. The note matures in November 2020. The note has a redemption premium of 115% of the principal and interest outstanding if repaid before maturity.

1,000,000	-

On January 9, 2020, the Company entered into a $225,000 convertible note. The $225,000 note was issued at a discount of $13,500 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) 75% of the lowest traded price of the common stock during the 10 trading days immediately preceding the notice of conversion or (b) the lowest traded price of the common stock during the 10 trading days prior to the issuance of this note. The note matures in October 2020. The note has prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance.

225,000	-

Convertible Notes Payable

On January 27, 2020, the Company entered into a $223,300 convertible note. The $223,300 note was issued at a discount of $20,300 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at 75% of the average of the lowest 3 trading prices during 15 trading days prior to conversion. The note matures in January 2021. The note has prepayment penalties of 110% to 125% of the principal and interest outstanding if repaid before 180 days from issuance.

	223,300	-

On March 25, 2020 the Company signed a convertible promissory note with an investor. The $338,625 note was issued at a discount of $23,625 and bears interest at 8% per year. The note principal and interest are convertible into shares of common stock at the lower of (a) $0.46 per share or (b) 75% of the lowest trading price of common stock during the 10 trading days prior to conversion. The note matures in March 2021. The note has prepayment penalties between 120% and 130% of the principal and interest outstanding if repaid before 180 days from issuance.

	338,625	-

Total Convertible Notes Payable	2,699,374	2,876,950

Less: Unamortized original issue discounts	1,345,241	752,126

Current Portion of Convertible Notes Payable	1,354,133	2,124,824

Long-term Portion of Convertible Notes Payable	$ -	$ -

The original issue discount is being amortized over the terms of the convertible notes using the effective interest method. During the three and nine months ended March 31, 2020, the Company amortized $91,338 and $247,794, respectively, of debt discounts to interest expense and $603,852 and $1,412,705, respectively, to interest accretion. During the three and nine months ended March 31, 2019, the Company amortized $40,578 and $45,022, respectively, of debt discounts to interest expense.

Convertible notes are subordinate to the bank debt of the Company.

Accrued but unpaid interest on the notes is convertible by the lender into, and payable by the Company in common shares at a price per common share equal to the most recent closing price of the Company's common shares prior to the delivery to the Company of a request to convert interest, or the due date of interest, as applicable. Interest, when due, is payable either in cash or common shares.

The conversion features meet the definition of a derivative liability instrument because the conversion rate is variable and therefore does not meet the "fixed-for-fixed" criteria outlined in ASC 815-40-15. As a result, the conversion features of the notes are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense).

Warrants

The Company issued common stock and warrants as consideration for the convertible notes. The warrants contain certain anti-dilutive clauses that are accounted for as financial derivatives. The warrants meet the definition of a derivative liability instrument because the exercise price is variable and therefore does not meet the "fixed-for-fixed" criteria outlined in ASC 815-40-15.  As a result, the value of the unexercised warrants are recorded as a derivative liability at fair value and marked-to-market each period with the changes in fair value each period charged or credited to other income (expense). Unexercised warrants to purchase 0 and 84,373 shares of common stock are outstanding at March 31, 2020 and June 30, 2019.  All outstanding warrants have an original exercise prices of $4 per share, contain anti-dilution price protection clauses, and expire 36 months from issue date. The anti-dilution clause was triggered for outstanding warrants in April 2019 and as a result, warrants now have an exercise price of $1.325 per share. As of March 31, 2020, outstanding warrants expire between March 2022 and November 2022.

Note 5 – Fair Value Measurements

Fair Value on a Recurring Basis

The following table presents information about the assets that are measured at fair value on a recurring basis at March 31, 2020 and June 30, 2019 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical instruments. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates, and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the financial instrument, and include situations where there is little, if any, market activity for the instrument:

At March 31, 2020
		Total	Level 1	Level 2	Level 3
Liabilities:
	Original issue discount, convertible debt	$ 145,701	$ -	$ -	$ 145,701
	Derivative liability, warrants	33,312	-	-	33,312
Total:		$ 179,013	$ -	$ -	$ 179,013

At June 30, 2019

Liabilities:		Total	Level 1	Level 2	Level 3
	Original issue discount, convertible debt	$ 979,569	$ -	$ -	$ 979,569
	Derivative liability, warrants	46,375	-	-	46,375
Total:		$ 1,025,944	$ -	$ -	$1,025,944

Note 5 – Fair Value Measurements (Continued)

The Company measures the fair market value of the Level 3 components using the Monte Carlo model and projected discounted cash flows, as appropriate. These models are prepared by an independent third party and consider management's best estimate of the conversion price of the stock, an estimate of the expected time to conversion, an estimate of the stock volatility, and the risk-free rate of return expected for an instrument with a term equal to the duration of the convertible note.

The derivative liability was valued using the Monte Carlo pricing model with the following inputs at March 31, 2020 and June 30, 2019:

At March 31, 2020
Risk-free interest rate:	0.05 – 1.15%
Expected dividend yield:	0.00%
Expected stock price volatility:	250.00%
Expected option life in years:	0.01 – 1.94 years

At June 30, 2019
Risk-free interest rate:	1.72% - 2.83%
Expected dividend yield:	0.00%
Expected stock price volatility:	180.00%
Expected option life in years:	2.80 - 3.00 years

The following table sets forth a reconciliation of changes in the fair value of the Company's convertible debt components classified as Level 3 in the fair value hierarchy at March 31, 2020:

Balance at June 30, 2019	$ 1,025,944
Additional convertible securities at inception	2,026,000
Settlement of conversion features and warrants	(152,374)
Realized	(234,903)
Unrealized	(2,485,645)
Ending balance	$ 179,013

Note 5 – Fair Value Measurements (Continued)

Fair Value on a Nonrecurring Basis

The Company measures certain non-financial assets on a non-recurring basis, including goodwill, the anti-dilutive nature of the employment agreement, and certain intangible assets. The following table presents information about the assets that are measured at fair value on a nonrecurring basis at March 31, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value, as follows:

At March 31, 2020
		Total	Level 1	Level 2	Level 3
Assets:
	Goodwill	$ 834,220	$ -	$ -	$ 834,220
	Customer list	792,900	-	-	792,900
	Vendor Relationship	$479,000	$ -	$ -	$ 479,000
		$2,058,200	$ -	$ -	$2,058,220

As of June 30, 2019 the only asset required to be measured on a nonrecurring basis was goodwill and the fair value of the asset amounted to $834,220 using level 3 valuation techniques.

Note 6 - Related Party Transactions

Notes Payable

	March 31, 2020	June 30, 2019

Note payable to a stockholder in which the $200,000 principal plus $10,000 of interest was payable in December 2019. Borrowings under the note increased and the maturity was extended to November 2021. The note bears interest at 6% and is payable in cash or common stock, at the Company's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 400,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.

	$ 400,000	$ 200,000

Fair value of unsecured notes payable to seller of Concepts and Solutions, a related party, bearing interest at 3% per year, payable in annual installments through November 30, 2021. Payments are subject to adjustment based on the achievement of minimum gross revenues and successful completion of certain pre-acquisition withholding tax issues of Concepts and Solutions.	1,030,079	-

Note 6 - Related Party Transactions (Continued)

Notes Payable (Continued)

Note payable to a stockholder in which the note principal plus 6% interest is payable in November 2021. Note was amended in March 2020 by increasing the balance by $225,000 and extending the maturity to March 2022. Interest is payable in cash or common stock, at the holder's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 1,225,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.	1,225,000	-

Note payable to a stockholder in which the note principal plus 6% interest is payable in November 2021. Interest is payable in cash or common stock, at the Company's option. If interest is paid in common stock, the conversion price will be the market price at the time of conversion. Principal on the note at maturity is convertible into 200,000 shares of Series D Preferred Stock. If principal is paid prior to maturity, the right of conversion is terminated.	200,000	-

Note payable to a stockholder in which the note principal plus interest at 10% is payable the earlier of 60 days after invoicing a certain customer, or August 20, 2020. The note is collateralized by a security interest in a certain customer purchase order.	385,000	-

Other payables due to stockholders and a related party	113,090	-

Total Related Party Notes and Other Payables	3,353,169	200,000

Current Portion of Related Party Notes and Other Payables	1,278,169	200,000

Long-term Portion of Related Party Notes and Other Payables	$ 2,075,000	$ -

Note 6 - Related Party Transactions (Continued)

Future maturities of related party notes payable are as follows:

Period ending March 31,
2021	$ 1,278,169
2022	2,075,000
$ 3,353,169

Leases

The Company leases property used in operations from a related party under terms of an operating lease. The term of the lease expires on December 31, 2021. The monthly lease payment is $1,500 plus maintenance and property taxes, as defined in the lease agreement. Rent expense for this lease totaled $4,500 and $13,500 for the three and nine months ended March 31, 2020, respectively.  Rent expense for this lease totaled $4,500 and $24,634 for the three and nine months ended March 31, 2019, respectively.

The Company leases vehicles from related parties under financing leases. The Company is paying the lease payments directly to the creditors, rather than the lessor. The leased vehicles are used in operations for deliveries and installations.

Note 7 - Lease Agreements

Financing Lease Agreements

The Company has entered into financing lease agreements for delivery vehicles (disclosed in Note 4) requiring monthly payments totaling $724 (ranging from $263 to $461), including interest (ranging from 4.5% to 4.75%), over 5-year terms expiring through July 2020. One of the financing leases was paid in full during July 2019 leaving one delivery vehicle capital lease remaining.

In December 2019, the Company entered into a financing lease for a vehicle (disclosed in Note 4) requiring monthly payments of $679, including interest at 8.99% over a 6-year term expiring in December 2025.

Note 7 - Lease Agreements (Continued)

Operating Lease Agreements

The Company leases facilities for offices, assembly and warehousing. Upon commencement, the Company recognizes a right-of-use asset and lease liability based on the net present value of the future minimum lease payments over the lease term at the commencement date. The Company's operating lease cost for the three and nine months ended March 31, 2020 was $29,131 and $95,925, respectively. Cash paid for operating lease liabilities approximated operating lease cost for the three and nine months ended March 31, 2020.

Operating lease right-of-use assets and operating lease liabilities were as follows:

Right-of-use assets:
Operating right-of-use asset	$ 95,426

Operating lease liabilities:
Current portion of long term notes payable	$ 56,926
Notes payable, less current portion	38,500

Total operating lease liabilities	$ 95,426

As of March 31, 2020, operating lease maturities each of the next five fiscal years are as follows:

Period ending March 31,
2021	$ 81,926
2022	13,500
$ 95,426

As of March 31, 2020, the weighted average remaining lease term was 1.50 years.

Note 8 - Equity

During January 2020, the Company issued 2,514,782 common shares for convertible debt reduction. These shares were valued at $436,629 upon issuance.

During January 2020, the Company issued 100,000 common shares for professional consulting services.  These shares were valued at $13,990 upon issuance.

During January 2020, the Company issued 100,000 common shares for compensation. These shares were valued at $14,990 upon issuance.

During February 2020, the Company issued 5,113,855 common shares for convertible debt reduction. These shares were valued at $243,169 upon issuance.

During February 2020, the Company issued 100,000 common shares for professional consulting services.  These shares were valued at $6,990 upon issuance.

During March 2020, the Company issued 85,586,940 common shares for convertible debt reduction. These shares were valued at $1,522,153 upon issuance.

During March 2020, the Company issued 890,000 common shares for professional consulting services.  These shares were valued at $11,945 upon issuance.

During March 2020, the Company issued 21,914,415 common shares to warrant holders in seven cashless transactions.

Note 9 - Income Taxes

The Company had no federal or state income tax (benefit) for the three or nine months ended March 31, 2020 or 2019.

The Company's deferred tax assets and liabilities as of March 31, 2020 and June 30, 2019, are summarized as follows:

	March 31, 2020	June 30, 2019

Federal
Deferred tax assets	$ 4,362,300	$ 2,980,100
Less valuation allowance	(4,362,300)	(2,980,100)
Deferred tax liabilities	-	-
	-	-
State
Deferred tax assets	1,267,900	866,300
Less valuation allowance	(1,267,900)	(866,300)
Deferred tax liabilities		-
	-	-
Net Deferred Tax Assets	$ -	$ -

The significant components of deferred tax assets as of March 31, 2020 and June 30, 2019, are as follows:

	March 31, 2020	June 30, 2019

Net operating loss carryforwards	$ 5,614,100	$ 3,826,100
Valuation allowance	(5,630,200)	(3,846,400)
Property and equipment	(16,700)	(7,100)
Inventory allowance	5,400	5,400
Warranty accrual	27,400	22,000

Net Deferred Tax Assets	$ -	$ -

Note 10 - Commitments, Contingencies, and Concentrations

Contingencies

Certain conditions may exist as of the date the condensed consolidated financial statements are issued, which may result in a loss to the Company, but which will only be resolved when one or more future events occur or fail to occur. The Company's management and its legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company's legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company's condensed consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

On September 4, 2019, the Company recorded a pre-acquisition liability for approximately $591,000 relative to unpaid payroll tax liabilities and associated penalties and fees of Concepts and Solutions (Note 12).

Concentrations

Galaxy contracts the manufacturer of its products with overseas suppliers. The Company's sales could be adversely impacted by a supplier's inability to provide Galaxy with an adequate supply of inventory.

Galaxy has two customers that accounted for approximately 69% of accounts receivable at March 31, 2020 and four customers that accounted for approximately 79% of accounts receivable at June 30, 2019. Galaxy has two customers that accounted for approximately 43% and 33% of total revenue for the three and nine months ended March 31, 2020, respectively. The Company had two customers that accounted for approximately 78% and three customers that accounted for approximately 80% of revenues for the three and nine months ended March 31, 2019, respectively.

Note 11 - Material Agreements

Consulting Agreement

A consulting agreement was renewed in May 2019 with monthly payment terms of $15,000 and 450,000 shares of common stock upon execution of the renewal. In addition, it was noted that the Company owed the consultant 210,000 shares under the original consulting agreement due to an anti-dilution clause in the agreement.  The Company issued 210,000 shares for services in July 2019 in satisfaction of the $400,000 accrued liability for the consulting services. The Company paid the consultant $0 and $15,000 for the three and nine months ended March 31, 2020, respectively, and $161,500 and $374,500 for the three and nine months ended March 31, 2019 in fees and expenses for consulting services provided during the periods. The Company issued 450,000 shares under the Company's Stock Plan in May 2019 (Note 14), and 455,000 shares of common stock to the consultant in October 2019 for professional services.

Agency Agreement

Effective December 11, 2018, the Company entered into a 12 month contract with an agent to raise capital. The agent receives a finder's fee ranging from 4% to 8% relative to the amount of capital raised, plus restricted shares in an amount equal to 4% of capital raised, if successful. The Agreement contains an option to extend the contract term for an additional nine months.

The Company paid $0 and $11,600 in fees during the three and nine months ended March 31, 2020, respectively. No fees were paid under this agreement during the three or nine months ended March 31, 2019. The Company issued 212,990 shares of common stock in December 2019 for these agency services.

Business Development and Marketing Agreement

Effective June 10, 2019, the Company entered into a three month contract for certain advisory and consulting services. The Company will issue 15,000 shares and pay $20,000 per month under the terms of the agreement. The Company paid $82,000 and $322,300 in fees during the three and nine months ended March 31, 2020, respectively. No fees were paid under this agreement during the three or nine months ended March 31, 2019. The Company issued 60,000 shares to the consultant for consulting services in July and September 2019. The Company issued 45,000 shares to the consultant for consulting services in November 2019. The Company issued 18,270 shares to the consultant for consulting services in February and March 2020.

Consulting Agreement

On May 1, 2019, the Company engaged an advisor to provide consulting services under an Investor Relations and Advisory Agreement. The Company pays $8,000 per month under this agreement in the form of $2,000 cash and a restricted common stock monthly fee of $6,000 in advance of services each month. The number of shares issued is calculated based on the closing price of the Company's common shares on the first day of the month. The shares do not have registration rights, and the shares may be sold by the advisor, subject to Rule 144.  The Company paid $6,000 and $24,000 in fees during the three and nine months ended March 31, 2020, respectively. No fees were paid under this agreement during the three or nine months ended March 31, 2019. The Company issued 52,508 common shares during December 2019.

Note 11 - Material Agreements (Continued)

Consulting Agreement

On October 1, 2019, the Company engaged an advisor to provide management consulting, business advisory, shareholder information, and public relations consulting services. The agreement is for one year and will automatically renew unless either party provides notice of cancellation. Under the terms of the agreement, the Company will issue the consultant 50,000 shares each quarter for a total of 200,000 shares. The Company paid $20,000 and $49,800 to the advisor during the three and nine months ended March 31, 2020.  No fees were paid under this agreement during the three or nine months ended March 31, 2019. The Company issued 50,000 common shares upon execution of the agreement in October 2019.  The Company issued 14,000 shares to the consultant for consulting services in January 2020.

Consulting Agreement

On October 1, 2019, the Company engaged an advisor to provide general business consultation and advise. The agreement is for one year with the option of renewal at the end of the initial term. The Company issued 642,857 shares of common stock in advance of the services performed during the three month period ended December 31, 2019.

Note 12 – Acquisition of Concepts and Solutions

On September 4, 2019, Galaxy entered into a stock purchase agreement with Concepts and Solutions. Under the terms of the stock purchase agreement, 100% of the outstanding capital for both Concepts and Solutions was purchased by Galaxy. Concurrent with this acquisition, the Company applied pushdown accounting; therefore, the condensed consolidated financial statements after completion of the acquisition include the assets, liabilities, and results of operations of the combined company from and after the closing date.

As part of the stock purchase agreement, Galaxy issued 1,350,000 common shares to the seller with a value of $1,485,000.  In addition to the issuance of common shares, the Company entered into three promissory notes with the seller for a total note payable of $3,000,000.  Payments under the notes are subject to adjustment based on the achievement of minimum gross revenues and successful resolution of certain pre-acquisition payroll withholding tax issues of Concepts and Solutions. The Company believes future earnings goals will not be met and valued the note payable at $1,484,473, which includes $584,473 of accrued pre-acquisition withholding tax liabilities (See Note 10). The balance of the note payable is $1,033,467 at March 31, 2020.

Management of the Company determined that a triggering event to assess the impairment of goodwill associated with the acquisition of Concepts and Solutions occurred during the third quarter of 2020. While there was no single determinative event, the consideration in totality of several factors that developed during this quarter led management to conclude that it was more likely than not that the fair values of certain intangible assets and goodwill acquired as part of the acquisition were below their carrying amounts. See Notes 1 and 5.

Note 12 – Acquisition of Concepts and Solutions (continued)

The following table summarizes the preliminary allocation of the fair value of the assets and liabilities as of the acquisition date through pushdown accounting. The preliminary allocation to certain assets and/or liabilities may be adjusted by material amounts as the Company finalizes fair value estimates.

Assets
Cash	$ 201,161
Accounts receivable	1,165,953
Inventory	94,360
Property and equipment	20,904
Other assets	2,800
Goodwill and other intangibles	3,760,287

Total Assets	5,245,465

Liabilities
Accounts payable	1,225,734
Accrued expenses	783,540
Short-term debt	96,941
Deferred revenue	518,900

Total Liabilities	2,625,115

Net Assets	$ 2,620,350

Consideration
Fair value of anti-dilution clause in employment agreement	$ 235,350
Note payable to seller	900,000
Stock	1,485,000
$ 2,620,350

Note 12 – Acquisition of Concepts and Solutions (Continued)

As a result of the Company pushing down the effects of the acquisition, certain accounting adjustments are reflected in the condensed consolidated financial statements, such as goodwill and other intangible assets initially recognized of $3,760,287 and reflected in the balance sheet as of March 31, 2020. Goodwill and other intangible assets recognized is primarily attributable to the amount of the consideration in excess of the fair value of Concepts and Solutions at the date of purchase.

Note 13 – Stock Plan

An Employee, Directors, and Consultants Stock Plan for the Year 2019 ("Plan") was established by the Company. The Plan is intended to attract and retain employees, directors and consultants by aligning the economic interest of such individuals more closely with the Company's stockholders, by paying fees or salaries in the form of shares of the Company's common stock. The Plan is effective December 28, 2018, and expired March 31, 2020. Common shares of 1,000,000 are reserved for stock awards under the Plan. There were 965,000 shares awarded under the Plan as of March 31, 2020.

On December 13, 2019, the Company adopted the Employees, Directors, and Consultants Stock Plan for the Year 2019-A ("2019-A Plan") to replace the Plan. The 2019-A Plan is effective on December 13, 2019 and expires June 1, 2020. Common shares of 1,000,000 are reserved for stock awards under the 2019-A Plan. There were 642,857 shares issued under the 2019-A Plan as of March 31, 2020.

Note 14 - Going Concern

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the accompanying condensed consolidated financial statements, the Company had negative working capital of approximately $5,900,000, an accumulated deficit of approximately $19,600,000, and cash used in operations of approximately $7,400,000 at March 31, 2020.

The Company's operational activities have primarily been funded through issuance of common stock for services, related party advances, debt financing, a private placement offering of common stock and through the deferral of accounts payable and other expenses. The Company intends to raise additional capital through the sale of equity securities or borrowings from financial institutions and possibly from related and nonrelated parties who may in fact lend to the Company on reasonable terms. Management believes that its actions to secure additional funding will allow the Company to continue as a going concern. There is no guarantee the Company will be successful in achieving any of these objectives. These sources of working capital are not assured, and consequently do not sufficiently mitigate the risks and uncertainties disclosed above. The ability of the Company to continue as a going concern is dependent upon management's ability to raise capital from the sale of its equity and, ultimately, the achievement of operating revenues. The condensed consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 15 - Subsequent Events

The Company has evaluated subsequent events through the date on which the condensed consolidated financial statements were available to be issued.

Note Payable

The Company received a $310,832 Payment Protection Loan (PPP) in April 2020, from the U.S. Small Business Administration. The loan bears interest at 0.98% and is payable in installments beginning in October 2020. Under the terms of the PPP program, the loan may be forgiven if the funds are spent in accordance with the program.

Issuances of Shares

On April 1, 2020, the Company issued 5,000,000 common shares to an investor in satisfaction of $12,000 of principal on a convertible note.

On April 1, 2020, the Company issued 6,694,678 common shares to an investor in satisfaction of $23,400 of principal on a convertible note.

On April 3, 2020, the Company issued 6,666,667 common shares to an investor in satisfaction of $23,300 of principal on a convertible note.

On April 3, 2020, the Company issued 5,000,000 common shares to an investor in satisfaction of $12,000 of principal on a convertible note.

On April 7, 2020, the Company issued 5,476,190 common shares to an investor in satisfaction of $23,000 of principal on a convertible note.

On April 13, 2020, the Company issued 6,177,428 common shares to an investor in satisfaction of $4,435 of principal on a convertible note and accrued interest.

On April 13, 2020, the Company issued 8,122,449 common shares to an investor in satisfaction of $19,400 of principal on a convertible note.

On April 16, 2020, the Company issued 9,306,123 common shares to an investor in satisfaction of $22,300 of principal on a convertible note.

On April 17, 2020, the Company issued 9,790,476 common shares to an investor in satisfaction of $25,700 of principal on a convertible note.

On April 22, 2020, the Company issued 10,315,810 common shares to an investor in satisfaction of $27,079 of principal on a convertible note.

On April 27, 2020, the Company issued 5,726,223 common shares to an investor in satisfaction of $7,679 of principal on a convertible note.

On April 30, 2020, the Company issued 8,775,511 common shares to an investor in satisfaction of $21,000 of principal on a convertible note.

GALAXY NEXT GENERATION, INC.

200,000,000 SHARES OF COMMON STOCK

PROSPECTUS

July 24 , 2020